UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s Dean Foods Company (the “Company,” “we” or “us”) annual stockholders’ meeting on May [—], 2013, at [—] at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Gregg L. Engles, Tom C. Davis, Jim L. Turner and Robert T. Wiseman as members of our Board of Directors, each for a one-year term.

•

Proposal Two: A proposal to adopt an amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors and conditioned upon completion of the tax-free distribution or other tax-free disposition by us of at least 80% of the voting interests of The WhiteWave Foods Company (a “Spin-Off”). Approval of Proposal Two would permit, but not require, our Board of Directors to effect such reverse stock split.

•	Proposal Three: A proposal to amend our 2007 Stock Incentive Plan.

•	Proposal Four: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2013.

In addition, we will ask you to consider and vote on the following stockholder proposals, each of which is opposed by our Board of Directors:

•	Proposal Six: A stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.

•	Proposal Seven: A stockholder proposal related to the retention of equity awards.

•	Proposal Eight: A stockholder proposal related to the adoption of a policy urging our suppliers to discontinue the dehorning of cattle.

•	Proposal Nine: A stockholder proposal to adopt a policy requiring an independent Chairman of the Board.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record at the close of business on March 28, 2013, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about [—], 2013.

By order of the Board of Directors,

Rachel A. Gonzalez
Executive Vice President,
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY [—], 2013

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2012 are available at www.deanfoods.com/proxymaterials

YOU ARE INVITED

[—], 2013

Dear Fellow Stockholders,

We hope that you will attend our annual stockholders’ meeting on May [—], 2013. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2012 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg A. Tanner
Chief Executive Officer and Director

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On [—], 2013, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company at the close of business on March 28, 2013, the record date for the determination of stockholders entitled to notice of and to vote at our annual stockholders’ meeting. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy per household of the Annual Report, Proxy Statement and most other mailings. The only item that is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214, or at Dean Foods Company, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention: Investor Relations, and request that action. Within 30 days after your request is received, we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at the mailing address or phone number provided above and request that action. That request must be made by each registered stockholder in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may download them from www.deanfoods.com/proxymaterials. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank or other nominee. If you would like copies mailed to you and you are a registered stockholder, such materials will be mailed promptly if you request them from our transfer agent at 866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	is present in person, or

•	is not present in person but has submitted a proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least [—] shares of our common stock (which is a majority of the shares of our common stock that were issued and outstanding on March 28, 2013) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

If holders of fewer than [—] shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Gregg L. Engles, Tom C. Davis, Jim L. Turner and Robert T. Wiseman as members of our Board of Directors, each for a one-year term.

•

Proposal Two: A proposal to adopt an amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors and conditioned upon completion of the tax-free distribution or other tax-free disposition by us of at least 80% of the voting interests of The WhiteWave Foods Company (a “Spin-Off”). Approval of Proposal Two would permit, but not require, our Board of Directors to effect such a reverse stock split.

•	Proposal Three: A proposal to amend our 2007 Stock Incentive Plan.

•	Proposal Four: A proposal to approve, on an advisory basis, our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2013.

•	Proposal Six: A stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.

•	Proposal Seven: A stockholder proposal related to the retention of equity awards.

•	Proposal Eight: A stockholder proposal related to the adoption of a policy urging our suppliers to discontinue the dehorning of cattle.

•	Proposal Nine: A stockholder proposal to adopt a policy requiring an independent Chairman of the Board.

The Board of Directors is now soliciting your vote on these proposals. Proposals One, Two, Three, Four and Five have been approved by our Board of Directors. The Board of Directors recommends that you vote FOR each of Proposals One, Two, Three, Four and Five. The Board of Directors recommends that you vote AGAINST each of Proposals Six, Seven, Eight and Nine.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 28, 2013. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 28, 2013. As of that date, there were [—] shares of common stock issued and outstanding.

After all of the proposals have been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2012 operating and financial results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

In 2009, we implemented majority voting for the election of our directors, which became effective following our 2009 Annual Meeting of Stockholders. Our bylaws currently provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board would then make a determination of whether to accept the resignation, after consideration of the recommendation of the Nominating/Corporate Governance Committee.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, we expect that Mr. Engles will resign as a member of the Board in connection with the Spin-Off that we intend to complete in late May after the annual stockholders’ meeting. If Mr. Engles resigns prior to the meeting, we expect that our Board of Directors will reduce the size of our Board accordingly at the time of his resignation or during the meeting. If unexpected events arise that cause one or more of the other persons nominated for re-election to be unable to stand for re-election, then either:

•	the Board can vote at, or prior to, the meeting to reduce the size of the Board of Directors, or

•	the Board may, prior to or during the meeting, nominate another person for director.

If our Board of Directors nominates someone at or prior to the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote for such person on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The proposed amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors and conditioned upon completion of a Spin-Off, the approval of which would permit, but not require, our Board of Directors to effect such reverse stock split, must receive the affirmative vote of a majority of shares entitled to vote at the meeting in order to pass.

Proposal Three: The proposed amendment to our 2007 Stock Incentive Plan must receive the affirmative vote of a majority of shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal Four: The Compensation Committee of our Board of Directors has responsibility for designing our compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of compensation is not binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors is soliciting your opinion regarding our compensation program. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our Named Executive Officers. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposal Five: The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2013. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the Audit Committee’s selection of Deloitte & Touche LLP. The Audit Committee of the

Board of Directors plans to take your opinion into account in selecting our independent auditor for 2014. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

Proposals Six, Seven, Eight and Nine: The stockholder proposals must each receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote on the matter in order to pass.

How do I submit my proxy?

To submit your proxy, follow the instructions on the enclosed proxy card or voting card. You may submit your proxy by telephone, online or by mail.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper legal proxy from your broker. You should therefore submit your proxy or voting instructions by telephone, online or mail according to the instructions on the enclosed voting card to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg A. Tanner, our Chief Executive Officer, and Rachel A. Gonzalez, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Tanner and Ms. Gonzalez will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two, Three, Four and Five and AGAINST Proposals Six, Seven, Eight and Nine.

We encourage you to submit your proxy now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

Yes. Dean Foods Company delivers a full set of proxy materials to stockholders, unless you previously consented to receive electronic delivery of proxy materials. In addition, this Proxy Statement and the 2012 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing Computershare, P.O. Box 43006, Providence, RI 02940-3006, or by telephoning 866.557.8698.

For holders in street name: You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days following the meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov or by contacting our Investor Relations Department at 800.431.9214.

What if I want to revoke my proxy?

You can revoke your proxy at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, or

•	submit a later dated proxy, either by telephone or online (the last vote you cast before the meeting begins is the one that will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), you may also come to the meeting and change your vote in writing.

What if I do not submit a proxy?

If you do not submit a proxy or vote at the meeting, your failure could affect whether there are enough stockholders present at the meeting to hold the meeting and whether Proposal Two is approved. Holders of a majority of the issued and outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One, regarding the re-election of directors.

If your shares are held in “street name” and you do not instruct your broker how to vote your shares, your brokerage firm will leave your shares unvoted (a “broker non-vote”) with respect to all proposals other than Proposal Five. Broker non-votes will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have discretionary voting power to vote only on matters considered to be “routine”. Pursuant to the rules of the New York Stock Exchange (“NYSE”), your broker will be permitted to vote for you without instruction only with respect to Proposal Five regarding the ratification of Deloitte & Touche LLP. A broker non-vote will not have any impact on the outcome of Proposals One, Three, Four, Six, Seven, Eight or Nine.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2014, such notice must be received no earlier than [—], 2014 and no later than [—], 2014.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than [—], 2013. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy) and entitled to vote on the matter.

Who will pay for this solicitation?

We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $10,000, plus certain out-of-pocket expenses. We will also pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, Computershare, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors currently consists of 12 directors that are divided into three classes as follows: four directors whose term will expire at the 2013 Annual Meeting of Stockholders, four directors whose term will expire at the 2014 Annual Meeting of Stockholders and four directors whose term will expire at the 2015 Annual Meeting of Stockholders. In 2012, we amended our certificate of incorporation to provide for the declassification of our Board of Directors over a three-year period, with such declassification expected to be complete in 2015. In connection with such declassification, stockholders will vote for the four nominees listed below to serve until our 2014 Annual Meeting of Stockholders, or until such director’s earlier death, resignation or removal.

Each of the nominees listed below is currently a member of our Board of Directors, and each of Messrs. Davis, Engles and Turner has been previously elected by our stockholders. Mr. Wiseman was appointed to our Board of Directors in February 2013 and has not previously been elected by our stockholders. There are no family relationships among our directors or executive officers.

Each of the persons nominated for re-election has agreed to stand for re-election. However, we expect that Mr. Engles will resign as a member of the Board in connection with the Spin-Off that we intend to complete in late May after the annual stockholders’ meeting. If Mr. Engles resigns prior to the meeting, we expect that our Board of Directors will reduce the size of our Board accordingly at the time of his resignation or at the meeting. If any other nominee is unwilling or unable to stand for re-election then the Board may vote to reduce the size of the Board of Directors or may nominate another person to serve as director and the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for such other person.

Tom C. Davis

Director since March 2001

Mr. Davis, age 64, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He previously served as Managing Director of Bluffview Capital, LP, an investment banking firm that he co-founded, from 2001 to 2012 and as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee; BioHorizons, Inc., a dental equipment and supplies manufacturing company, where he serves on the Audit and Compensation Committees; and WhiteHorse Finance, Inc., a closed-end management investment company that targets debt investments in privately held, small-cap U.S. companies, where he serves as chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee. Until April 2013, Mr. Davis served on the Board of Directors of Westwood Holdings Group, Inc., an investment management and trust services company, where he served on the Audit and Compensation Committees.

Mr. Davis has been an investment banker for more than 20 years and in that role advised multiple public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience brings invaluable strategic insight in the area of finance and serves the Company well in his role as Lead Director and Chair of the Audit Committee.

Gregg L. Engles

Chairman of the Board

Director since October 1994

Mr. Engles, age 55, has served as a director since the formation of our Company in October 1994, and he served as our Chief Executive Officer from our formation until the completion of the initial public offering of

The WhiteWave Foods Company in October 2012. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired the former Dean Foods Company (“Legacy Dean”), Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. Mr. Engles has also served as the Chief Executive Officer and Chairman of the Board of Directors of The WhiteWave Foods Company since August 2012. In addition, he serves on the Boards of Directors of Children’s Medical Center of Dallas, where he chairs the Facilities and Strategic Planning Committee and serves on the Finance Committee; and Grocery Manufacturers of America. Mr. Engles also serves on the Boards of Trustees of Dartmouth College, where he serves on the Student Affairs Committee and the Advancement Committee; and The Hockaday School, an independent college preparatory day and boarding school for girls in Dallas, Texas, where he serves on the Finance and Administration Committee. He previously served on the Board of Directors of Treehouse Foods, Inc. until May 2008.

Mr. Engles is uniquely qualified to serve as a member of the Company’s Board of Directors as he is the founder of the Company and, therefore, has unmatched experience with the Company and deep knowledge of the dairy industry.

Jim L. Turner

Director since November 1997

Mr. Turner, age 67, currently serves as Principal of JLT Beverages L.P., a position he has held since 1996. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. We completed the sale of our Morningstar division on January 3, 2013. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Baylor Health Care System, where he serves as Chairman; Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States; INSURICA, a full service insurance agency; Davaco, Inc., a leading provider of retail services; and DS Waters of America, Inc., a company that offers bottled water, brewed coffee and tea beverages and related equipment for water filtration systems, where he serves on the Compensation Committee. Mr. Turner previously served on the Board of Directors of Majesty Hospitality Staffing through 2012, where he served as the Chairman.

Mr. Turner’s experience with beverage and bottling companies translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including with Morningstar and other consumer packaged goods companies, give him further visibility into our business model.

Robert T. Wiseman

Director since February 2013

Mr. Wiseman, age 58, currently serves as Non-Executive Director of Robert Wiseman Dairies Limited, Great Britain’s largest fresh liquid milk processor, a position he has held since February 2012, when he executed the sale of Robert Wiseman & Sons PLC to the Müller Group. Prior to the sale of Robert Wiseman & Sons PLC to the Müller Group, Mr. Wiseman served as the Chief Executive from 2002 to February 2012. Mr. Wiseman joined Robert Wiseman & Sons Limited, in 1975 and held positions of increasing responsibility, including Managing Director from 1994, after the company began trading on the London Stock Exchange, to 2002.

Mr. Wiseman’s extensive experience in the international dairy industry is invaluable to understanding the operations of our Company, including efficiencies with our assets that we may identify and potential growth opportunities.

Information on our other directors, including biographies, other board service and particular qualifications, can be found on pages 34-37 of this Proxy Statement.

Our Board of Directors recommends that you vote FOR the election of each of Messrs. Davis, Engles, Turner and Wiseman.

Proposal Two: A proposal to adopt an amendment to our Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors and conditioned upon a Spin-Off, the adoption of which would permit, but not require, our Board of Directors to effect such reverse stock split.

In connection with a Spin-Off, which we anticipate completing in May 2013, we expect to effect a reverse stock split of our issued common stock (the “Reverse Stock Split,”), as described below.

The form of the amendment to our Restated Certificate of Incorporation, as amended, to effect the Reverse Stock Split will be as set forth on Appendix A. Approval of the proposal would permit (but not require) our Board of Directors to effect the Reverse Stock Split by a ratio of not less than 1-for-2 and not more than 1-for-8, with the exact ratio to be set within this range as determined by our Board of Directors in its sole discretion and conditioned upon a Spin-Off, provided that the Board of Directors must determine to effect the Reverse Stock Split and such amendment must be filed with the Secretary of State of the State of Delaware no later than one year after the date of our 2013 Annual Meeting. The exact ratio of the Reverse Stock Split will be determined by the Board of Directors prior to the effective time of the split and will be publicly announced by the Company prior to the effective time of the split. We believe that enabling our Board of Directors to set the ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio of the Reverse Stock Split, if any, following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

•	the historical trading prices and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•

the then-prevailing trading price and trading volume of our common stock and the anticipated or actual impact of a Spin-Off and/or the Reverse Stock Split on the trading price and trading volume for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our Board of Directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed ratios for the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, no fewer than every two and no more than every eight shares of issued common stock, including shares of common stock held in the Company’s treasury, will be combined into one share of common stock. The amendment to our Restated Certificate of Incorporation, as amended, to effect the Reverse Stock Split, will not change the authorized number of shares of common stock or preferred stock of the Company, or the par value of the Company’s common stock or preferred stock.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

The proposed Reverse Stock Split is a recognition of the fact that the market price and trading volume for the Company’s common stock after the Spin-Off are likely to be lower than the current market price and trading volume due to the fact that the Company will have distributed a portion of its shares in The WhiteWave Foods Company (“WhiteWave”) to holders of the Company’s common stock and reflects our intention to remain attractive to investors that may have limitations on owning lower-priced stocks. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which is expected to enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, or, in the event that the amendment is not effective until a later time, such later time. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board of Directors, in its sole discretion, provided that in no event shall the filling of the certificate of amendment effecting the Reverse Stock Split occur before a Spin-Off, which we anticipate completing in May 2013. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval of this Proposal Two and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Restated Certificate of Incorporation, as amended, or, in the event that the amendment is not effective until a later time, such later time, our Board of Directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware within one year after the 2013 Annual Meeting, our Board of Directors will be deemed to have abandoned the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board of Directors, a minimum of every two and a maximum of every eight shares of issued common stock, including shares of common stock held in the Company’s treasury, will be combined into one new share of common stock. Based on [—] shares of common stock issued and outstanding as of March 28, 2013, immediately following the Reverse Stock Split the

Company would have approximately [—] shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-2, and 8 shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-8. Any other ratio selected within such range would result in a number of shares of common stock issued and outstanding of between [—] and [—] shares.

The actual number of shares issued and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the ratio for the Reverse Stock Split that is ultimately determined by our Board of Directors.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that, as described below under “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of our common stock under our Restated Certificate of Incorporation, as amended. Because the number of shares of issued common stock, including shares held in the Company’s treasury, will decrease as a result of the Reverse Stock Split, the number of shares of common stock available for issuance will increase. Under our Restated Certificate of Incorporation, as amended, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $0.01. Except for the shares issuable upon the exercise or conversion of outstanding options and the number of shares deliverable upon settlement or vesting of restricted stock awards and restricted stock units, we do not currently have any plans, proposals or arrangement to issue any of our authorized but unissued shares of common stock.

By increasing the number of authorized but unissued shares of common stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

For purposes of implementing the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a periodic statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate(s) (“Old Certificate(s)”) for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of our common stock resulting from the Reverse Stock Split. Stockholders of record upon the effective time of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent, Computershare. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, the transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares held in book-entry form. Pursuant to applicable rules of the NYSE, your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries made on the NYSE. Accordingly, you must exchange your Old Certificate(s) in order to effect transfers or deliveries of your shares on the NYSE.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will have its records adjusted to reflect that the shares represented by such Old Certificate(s) are held in book-entry form in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of whole shares of our common stock resulting from the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent, customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Any stockholder who wants to continue holding certificated shares may request new certificate(s) from our transfer agent.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders of record and stockholders who hold their shares through a bank, broker, custodian or other nominee who would otherwise hold fractional shares of our common stock as a result of the Reverse Stock Split will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. Each such stockholder will be entitled to receive an amount in cash equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of a share of our common stock on the NYSE immediately following the Reverse Stock Split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests resulting from the Reverse Stock Split that are not timely claimed after the effective time in accordance with applicable law may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants and Convertible or Exchangeable Securities

Based upon the ratio for the Reverse Stock Split determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options. This would result in approximately the same aggregate price being required to be paid under such options upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards and restricted stock units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be adjusted proportionately based upon the ratio for the Reverse Stock Split determined by the Board of Directors. The amendment to adjust our 2007 Stock Incentive Plan to allow for greater flexibility with respect to the manner in which the shares authorized under such plan are utilized is referenced in Proposal Three.

Accounting Matters

The amendment to our Restated Certificate of Incorporation, as amended, will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (defined below) of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is (i) a citizen or individual resident of the United States, (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person or (iv). an estate whose income is subject to U.S. federal income taxation regardless of its source (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to a holder based on the holder’s personal circumstances or particular situation, such as (i) the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary does not address the U.S. federal alternative minimum tax consequences or state, local or foreign tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could result in U.S. federal income tax consequences different than those discussed below. This summary is not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ALTERNATIVE MINIMUM AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Internal Revenue Code. Therefore, a U.S. holder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged. A holder of the pre-Reverse Stock Split shares who receives cash in lieu of a fractional share will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if such shares were held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Our Board of Directors is recommending that the Company’s stockholders adopt the amendment to our Restated Certificate of Incorporation, as amended, to effect the Reverse Stock Split described above.

Our Board of Directors unanimously recommends that you vote FOR Proposal Two.

Proposal Three: Amendment to the 2007 Stock Incentive Plan.

On March 1, 2007, the Board adopted, and on May 18, 2007 the stockholders of the Company approved, the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan has since been amended in 2009 and 2011 to increase the number of shares available for issuance. In connection with each such amendment, we established limits on the number of shares that could be issued under the 2007 Plan in respect of awards other than stock options and stock appreciation rights. The stockholders of the Company also reapproved the material terms of the performance goals under the 2007 Plan in 2012, to allow performance-based awards granted under the 2007 Plan to be able to satisfy the requirements for “performance-based compensation” exempt from the limitation imposed by Section 162(m) of the Internal Revenue Code on the deductibility of annual compensation in excess of $1 million paid by us to certain of our executive officers.

As currently in effect, an aggregate of 12,340,000 shares of common stock of the Company, plus any shares that were remaining for issuance under the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan (collectively referred to as the “Old Plans”), have been authorized for issuance under the 2007 Plan. The Company has agreed that only 5,550,000 of these shares may be used for awards other than stock options and stock appreciation rights. We call these other kinds of awards “Full Value Awards,” since they are designed to convey the full value of the underlying shares, rather than just the appreciation in the value of the stock from the date of grant. Full Value Awards include restricted stock, restricted stock units, performance shares and other stock-based awards. The Company has determined that, as of March 1, 2013, there are approximately 9.4 million shares remaining available (including shares under the Old Plans) for issuance under the 2007 Plan (and not otherwise reserved for previously granted awards), of which approximately 2.0 million of such shares can be issued in respect of Full Value Awards.

Following successful execution of recent strategic initiatives to enhance stockholder value—the initial public offering of The WhiteWave Foods Company and the sale of our Morningstar business—the Compensation Committee has decided that currently the use of restricted stock units and performance share awards are better suited to providing officers and key employees of the Company appropriate incentives to continue to enhance stockholder value. Moreover, if the Company effects the anticipated Spin-Off of some or all of its holdings in WhiteWave to our stockholders, the resulting value of a share of the Company’s common stock will necessarily decline to reflect that distribution of value to our stockholders. This lower per share value will require us to utilize more shares to grant appropriate long-term incentive opportunities in the form of Full Value Awards, like performance shares and restricted stock units.

Accordingly, our Board is seeking your approval of an amendment to the 2007 Plan that will allow us to have greater flexibility with respect to the manner in which the shares authorized under the 2007 Plan are utilized. Pursuant to this amendment, all of the shares that have been authorized for issuance under the 2007 Plan would be able to be used for any type of grant permitted to be made under the terms of the 2007 Plan. However, because Full Value Awards have a more dilutive effect on stockholders, each share subject to any Full Value Award that is granted from the pool of available shares will count against the 2007 Plan’s share authorization as though the award of 1.67 shares of our stock. To illustrate, if a key employee is awarded a performance share award or restricted stock units in respect of 1,000 shares of our common stock from the number of shares currently available only for grants of stock options and stock appreciation rights, for purpose of determining the total number of shares remaining available for grant under the 2007 Plan, such award will count as if it were an award in respect of 1,670 shares. Any shares subject to any Full Value Award granted prior to the effectiveness of this amendment to the 2007 Plan from shares already reserved for such Awards (taking in account any forfeitures or cancellations of any such Full Value Awards that are returned to the Plan) will be counted against the authorized share limit based on the number of shares actually awarded. The proposed amendment to the 2007 Plan would have resulted in there being an equivalent of approximately 6.5 million shares available for Full Value Awards as of March 1, 2013 if the amendment was in effect on such date.

This change in the manner in which previously authorized shares may be granted under the 2007 Plan will allow our Compensation Committee greater flexibility in determining how to best utilize the shares that stockholders have made available for grants under the 2007 Plan, to more effectively allocate the available share pool to serve the anticipated needs of the Company and our stockholders. Taking into account the estimated value of the grant of a stock option, based on the current volatility of our stock price, charging the share pool for one and two-thirds shares for each new Full Value Award is intended to reflect the current relative values of the different types of awards, and serve as an approximation of the relative cost of a Full Value Award as compared to a grant of a like number of stock options. Allowing for this flexibility will permit the Compensation Committee to administer the 2007 Plan more efficiently and effectively, without requiring stockholders to authorize the grant of any additional shares. Moreover, based on current projections, which include the recovery of shares in connection with the anticipated Spin-off, this change is expected to provide the Company the latitude needed to have the current share authorization fund our long-term incentive awards over the remaining term of the 2007 Plan, through May 2017.

As part of the amendment to the 2007 Plan being presented to stockholders for their approval, the 2007 Plan has also been revised to provide that shares surrendered or cancelled in satisfaction of participants’ tax withholding obligations will no longer become available for future grants under the 2007 Plan, and to eliminate the authority of the Board to determine that events in addition to those specifically enumerated in the definition of a Change in Control can be treated as constituting a Change in Control under the 2007 Plan.

Summary of the Terms of the Amended 2007 Plan

The following is a summary of the 2007 Plan. For a more complete understanding of the 2007 Plan, please refer to the entire text of the 2007 Plan, as proposed to be amended, which is attached to this Proxy Statement as Appendix B.

The purposes of the 2007 Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2007 Plan is limited to our non-employee directors, consultants and employees (including officers and directors who are employees), and the non-employee directors, consultants and employees of our subsidiaries.

The 2007 Plan is administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee determines, from time to time, the specific persons to whom awards under the 2007 Plan are granted and the terms and conditions of each award. The Compensation Committee has delegated limited authority to grant awards to the Chief Executive Officer and two designated Executive Vice Presidents, but only with respect to individuals who are not executive officers of the Company. Pursuant to the terms of the 2007 Plan, the Compensation Committee or its designee makes all other decisions and necessary interpretations under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance shares, performance units and other types of cash-based and stock-based awards. As noted above, the maximum number of shares available to be awarded under the 2007 Plan is 12,340,000 shares of common stock of the Company, plus any shares that were remaining for issuance under the Old Plans. As amended, the 2007 Plan will allow maximum flexibility for the Compensation Committee to determine the manner in which to use the available share authorization among the available types of awards. However, to the extent a Full Value Award is granted from the fungible share pool available under the 2007 Plan, the shares remaining available for issuance under the Plan will be reduced by 1.67 shares for every share subject to such Full Value Award. Applying the same logic, when any Full Value Award funded from this fungible share pool is forfeited, cancelled or otherwise returned to the Company without the issuance of a corresponding number of freely transferrable shares, the shares available for grant will be increased by 1.67 shares for every share so forfeited, cancelled or returned.

The maximum number of shares of our common stock that may be issued under the 2007 Plan with respect to incentive stock options may not exceed one million shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering an aggregate of more than one million shares in any calendar year and no participant may be granted stock options and SARs on more than one million shares of our common stock in any calendar year. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year.

Performance Shares and Performance Units; Performance Awards

The Compensation Committee may grant awards of performance shares or performance units under the 2007 Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units. The Compensation Committee may also grant performance awards under the 2007 Plan. Performance awards may be payable in cash or in shares of common stock, and may relate to a single-year performance period, such as an annual bonus award, or a multi-year period.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to (i) establishing the performance goal, (ii) certifying achievement of performance against the goal and the amount earned, and (iii) the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers, are intended to meet the tax deductibility rules for “performance-based” compensation under Section 162(m).

Performance Criteria

The 2007 Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies):

•	total stockholder return;

•	stock price;

•	operating earnings or margins;

•	net earnings;

•	return on equity;

•	income;

•	market share;

•	return on investment;

•	return on capital employed;

•	level of expenses;

•	revenue; and

•	cash flow.

In addition, in the case of persons who are not executive officers, performance criteria may include such other criteria as may be determined by the Compensation Committee.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of the Company or any of its subsidiaries, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate. In 2010, the Compensation Committee began granting awards pursuant to a performance cash plan. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation-Cash Settled—Cash Performance Units” for more information on this plan.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant awards of restricted stock and restricted stock units under the 2007 Plan. The restricted stock and restricted stock units are forfeitable until they vest. Recent grants of restricted stock units have generally been designed to vest ratably over three years on each anniversary of the date of grant. In general, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, any restricted stock or restricted stock units held by the participant will vest as of the date of termination. If a participant’s service is terminated for any other reason, any unvested restricted stock or restricted stock units held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and canceled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and stock appreciation rights (“SARs”) under the 2007 Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Internal Revenue Code, or the “Code”), which provide the recipient with favorable tax treatment, or stock options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the 2007 Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will vest and become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2007 Plan may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2007 Plan that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option award may be paid either in cash or cash equivalents or with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, to the extent permitted by the Compensation Committee, stock options may be “net exercised,” that is, the excess, if any, of the full market value of the shares being exercised at the date of exercise over the exercise price for such shares will be delivered in shares without any requirement that the participant pay the exercise price.

SARs are similar to stock options, except that no exercise price is required to be paid to exercise SARs. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the first anniversary of such termination or (ii) the expiration date of the stock option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not vested and become exercisable will be immediately canceled and any stock options that have vested and become exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.

Other Stock-Based Awards

The 2007 Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award. In 2012, the Compensation Committee granted phantom shares with three-year ratable vesting for employees at the Vice President level and below. For more information on these awards, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2007 Plan) of the Company, (i) all outstanding stock options and SARs will immediately vest and become exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; (iii) all deferred cash and phantom share awards will immediately vest; and (iv) each outstanding performance share and performance unit will be canceled in exchange for the greater of (a) target or (b) actual performance to date. In addition, the Compensation Committee may provide that in connection with a change in control:

•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such stock option or SAR; and

•

each share of restricted stock and each restricted stock unit will be canceled in exchange for an amount equal to the fair market value multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2007 Plan as continuing service with us until the consummation of the change in control. For purposes of the 2007 Plan, such participant will be treated as if terminated immediately after the consummation of the change in control.

Amendment and Termination

The Board may terminate or suspend the 2007 Plan at any time and, from time to time, may amend or modify the 2007 Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2007 Plan may (i) materially increase the benefits accruing to participants under the 2007 Plan; (ii) except as a result of an adjustment in capitalization or similar adjustments, materially increase the number of shares of stock subject to awards under the 2007 Plan or the number of awards or amount of cash that may be granted to a participant under the 2007 Plan; (iii) materially modify the requirements for participation in the 2007 Plan; or (iv) materially modify the 2007 Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2007 Plan cannot be amended to permit the grant of stock options or SARs at exercise prices that are below fair market value without stockholder approval. No amendment, modification or termination of the 2007 Plan shall in any material way adversely affect any award previously granted under the 2007 Plan without the consent of the participant. The 2007 Plan shall continue in effect, unless sooner terminated by the Board, until March 1, 2017, the tenth anniversary of the date on which the 2007 Plan was adopted by the Board of Directors, after which time no additional awards may be granted.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to 2007 Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2007 Plan. The description assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding deferred compensation. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock before the later to end of two years from the date of the grant of the incentive stock option or one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends are paid, if paid in cash, or are no longer subject to a substantial risk of forfeiture or become transferable, if paid in shares. A participant may elect, pursuant to Section 83(b) of the Code, to have ordinary income recognized at the date a restricted stock award or performance share award, as the case may be, is granted, and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Phantom Shares. The grant of phantom shares will not result in taxable income to the participant. Phantom shares are settled in cash, and the participant will realize ordinary income at the time of settlement in an amount equal to the cash value of the closing sales price of Dean Foods stock on the vesting date, multiplied by the number of shares vesting, and we will be entitled to a corresponding deduction.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The 2007 Plan is intended to comply with the rules for performance-based compensation, such that stock options, SARs, performance awards, performance shares and performance units as well as other performance-based cash plans, such as our short-term incentive and retention plans, can be awarded in a manner that is intended to satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. Other types of non-performance based awards may not qualify for this performance-based exception to the deduction limit.

Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable at normal rates and subject to an additional tax rate of at least 20%. It is intended that any amounts awarded pursuant to the 2007 Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Plan Benefits. As of March 1, 2013, approximately 300 persons were eligible to receive awards under the 2007 Plan, including our executive officers and non-employee directors. The grant of awards under the 2007 Plan is discretionary, and we cannot currently determine the number or type of awards to be granted in the future to any particular person or group. Please see the “Grants of Plan-Based Awards in Fiscal Year 2012” table on page 90 of this Proxy Statement for information on awards granted to our Named Executive Officers in 2012. Historically, we have granted long-term equity incentive compensation to our Named Executive Officers based on a comparison of our total stockholder return to that of our peer group companies and benchmarked against similar positions within our peer group as set forth in more detail under “Compensation Discussion and Analysis.” See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for more information.

On March 1, 2013, the closing sale price of our common stock on the NYSE was $16.92.

Our Board of Directors unanimously recommends that you vote FOR the proposal to amend the 2007 Plan to enhance the flexibility in granting awards of the already authorized shares.

Proposal Four: Advisory Vote on Executive Compensation

As a result of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and in accordance with Section 14A of the Securities Exchange Act we are presenting our stockholders a proposal to approve, on an advisory basis, our fiscal 2012 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement. We are committed to our pay-for-performance philosophy and are aware of the significant interest of our stockholders and the general public in executive compensation matters.

As described more fully in “Compensation Discussion and Analysis” beginning on page 54, and the related compensation tables, notes and narrative presented in this Proxy Statement, our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to execute our long-term transformation plan. We believe that our compensation policies and practices directly link compensation to our performance and strongly align the interests of our executive officers with our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

The Compensation Committee believes that the executive compensation described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement is appropriate and reflects the performance of the Company in 2012. In deciding how to vote on this proposal, we urge you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis:

•

Our Compensation Committee has designed the compensation packages for our Named Executive Officers to be closely linked to the achievement of specific and objective annual, long-term and strategic performance goals that the Compensation Committee believes are crucial to the long-term success of the Company.

•	We experienced strong performance across all of our segments during 2012.

•

We completed the initial public offering of The WhiteWave Foods Company in October 2012 (the “WhiteWave IPO”) and entered into an agreement to sell our Morningstar division in December 2012, which was successfully completed in January 2013.

•	We eliminated excise tax gross-ups in the change-in-control agreements of certain of our officers that became executive officers of WhiteWave in connection with the WhiteWave IPO.

•	We repaid approximately $1.4 billion in Dean Foods’ debt in 2012 driven by the WhiteWave IPO and strong operating cash flows, which resulted in significant interest expense savings.

•

We significantly reduced our production, selling, distribution, and general and administrative costs in connection with ongoing cost reduction initiatives, the WhiteWave IPO and the Morningstar divestiture.

•	We generated free cash flow of approximately $156 million during the year ended December 31, 2012.

•

Although we recognize the need to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value, we strongly believe in pay for performance, and we compensate our executives accordingly.

Our Board of Directors is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers (as defined below in “Compensation Discussion and Analysis”), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company, the Board of Directors or its committees, or create or imply any change to the fiduciary duties of the Board of Directors or its committees. Nevertheless, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. In 2011, the majority of our stockholders voted in favor of holding advisory votes on executive compensation annually; therefore, we intend to submit such a proposal each year.

Our Board of Directors unanimously recommends that you vote FOR Proposal Four.

Proposal Five: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2013 fiscal year and is soliciting your ratification of that selection.

The Audit Committee has responsibility for selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 43 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 51 for the Audit Committee Report.

Our Board of Directors unanimously recommends that you vote FOR Proposal Five.

STOCKHOLDER PROPOSALS

Proposal Six: Stockholder Proposal Regarding Accelerated Vesting of Equity Awards Upon a Change in Control

The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, Pennsylvania, 19102-1712, a beneficial owner of 4,540 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

Dean Foods Company (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at Dean Foods may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, a termination following a change in control at the end of the 2011 fiscal year could have accelerated the vesting of $8.5 million worth of long-term equity to Dean Foods’ seven senior executives. Former CEO Gregg L. Engles would have been entitled to $3.4 million out of a total personal severance package worth $16.6 million.

In this regard, we note that Dean Foods uses a “double trigger” mechanism to determine eligibility for accelerated vesting: (1) There must a change of control, which can occur as defined in the plan or agreement, and (2) employment must be terminated under conditions defined in the proxy statement.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote

AGAINST this proposal for the following reasons:

The Board of Directors believes that the proposal from The City of Philadelphia Public Employees Retirement System is contrary to the best interests of the Company, its stockholders and its employees.

Background Regarding Current Company Practices. The Board of Directors and the Compensation Committee have adopted compensation policies that are designed to link pay with performance and motivate and appropriately reward senior executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for our stockholders. The active involvement of the management team is essential to meeting these goals. The Board of Directors and the Compensation Committee believe that it is particularly important for the Company to have a full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Equity awards to senior executives are made pursuant to the Company’s 2007 Plan. Under the 2007 Plan, which was approved by our stockholders at our 2007 annual meeting and the performance criteria of which was overwhelmingly re-approved by our stockholders at our 2012 annual meeting, the Compensation Committee retains the discretion to determine whether, and under what circumstances, vesting of equity awards might be accelerated in connection with a change in control or otherwise. As provided in Section 9 of the 2007 Plan, specified transactions result in automatic acceleration of vesting of equity awards unless the Compensation Committee provides otherwise in an award agreement. The Compensation Committee has approved awards for our executive officers as set forth below in the Compensation Discussion and Analysis section of this Proxy Statement.

Summary of Response to Stockholder Proposal. As set forth in more detail below, the Board of Directors opposes the stockholder proposal for the following four reasons:

•

First, the stockholder proposal would eliminate the Board’s and the Compensation Committee’s ability to exercise its business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in the best interests of us and our stockholders in a particular change in control transaction. Our Board of Directors believes that imposing a restriction as proposed by The City of Philadelphia Public Employees Retirement System could adversely affect stockholder value.

•

Second, we believe all of the companies in our peer groups, and the majority of public companies generally, do not prohibit the accelerated vesting of equity awards in connection with a change in control. Consequently, the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives.

•

Third, the stockholder proposal could deny the Company’s senior executives the opportunity to fully realize their equity incentive awards and participate together with the stockholders in the value created in a change in control transaction.

•	Fourth, the proposal as written disproportionately punishes senior executives and is vague in its description of pro rata vesting.

Restriction on Board’s and Compensation Committee’s Ability to Exercise Business Judgment. Under Delaware law, one of the primary obligations of the Board of Directors, in connection with a change in control transaction, is to maximize value for our stockholders. One of the essential purposes of providing senior executives with equity-based compensation is to align our senior executives’ interests with the interests of our stockholders. The 2007 Plan permits the accelerated vesting of equity awards in certain situations upon a change in control because we believe that this structure properly aligns senior management with the interests of our stockholders in the consideration, negotiation, and implementation of a change in control transaction. In particular, the Board of Directors believes that:

•	accelerated vesting of equity awards upon a change in control transaction aligns the interests of the stockholders and the senior executives, which allows the Company’s management team to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change in control event;

•

accelerated vesting of outstanding equity awards is an effective way to enable the Company to retain its management team during the pendency of a change in control transaction as it helps to remove some of the uncertainty that may arise for the executive, including potential job loss, from such a transaction; and

•

accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of senior executives while the Company is going through a change in control.

Permitting accelerated vesting upon a change in control assures that senior executives are not penalized with a potential loss of incentive compensation that could result from a transaction that is outside their control but in the best interest of the stockholders. For example, following a change in control, the Company’s stock may no longer exist and it is possible that management will no longer control the policies and operation of the surviving entity. In such a case, the protection afforded by accelerated vesting would provide senior management the ability to continue to increase the value of the Company for stockholders up to and following a potential change in control transaction. Moreover, a purchaser may prefer, for accounting, tax or other business reasons, that an acquired company accelerate the vesting of equity awards. The stockholder proposal would eliminate the Company’s ability to do so, which would restrict the ability of the Board to negotiate all of the relevant terms in the context of a change in control transaction.

Competitive Disadvantage in Attracting and Retaining Key Executives. As described in more detail below in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are intended to be competitive with our peer groups and other companies with which we compete for talent. Based on publicly available information, none of the companies in our peer groups, nor most public companies generally, restrict the acceleration of vesting of equity awards in connection with a change in control transaction. Therefore, we believe that adoption of the proposal could significantly disadvantage us from a recruiting and retention standpoint for key executives. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of key executives during such time could adversely affect the timing of, or ability to complete, such a transaction.

Possible Denial of Value of Equity Awards. The Board believes that the value created by a change in control should be attributed, at least in part, to the efforts and talents of the Company’s executives. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. The Board believes that accelerating the vesting of a senior executive’s equity awards upon termination following a change in control is appropriate given the design of the Company’s current executive compensation program because it provides such senior executives the opportunity to realize the full value of his or her equity awards and participate with the Company’s stockholders in the value created as a result of the change in control transaction. If the stockholder proposal was implemented, we believe our senior executives may not have the opportunity to realize value from their outstanding incentive equity awards and may actually be disincentivized by a transaction that creates value for stockholders.

Disproportionately Punishing Senior Executives and Vagueness. The 2007 Plan provides for accelerated vesting of equity awards upon a change in control for all of our equity plan participants, not just senior executives. The Board believes that the stockholder proposal, which would treat senior executives differently than other plan participants, undermines the objectives stated above for our philosophy and may lead to discord within the Company as the interests of senior management may not be aligned with the interests of mid-level managers and other Company employees. Further, the Board also believes that the proposal is unclear as to how pro rata vesting would be administered and calculated as the proposal does not account for differences in the Company’s time vested awards, such as restricted stock units, and the Company’s performance-based awards.

The Company also notes that the anticipated Spin-Off would not be deemed a change in control transaction for purposes of currently outstanding equity awards and no accelerated vesting will result solely as a result of such transaction. In light of the above factors, we believe that the current structure of the Company’s executive compensation programs, including providing for the accelerated vesting of executive officer equity awards upon a change in control, is in the best interest of the Company and its stockholders.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Six.

Proposal Seven: Stockholder Proposal Regarding the Retention of Equity Awards

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, NW, Washington, D.C., 20001, a beneficial owner of 3,326 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: Shareholders of Dean Foods Company (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives,-and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our CEO is required to hold an amount equal to five times his salary or about 300,000 based on the previous CEO’s salary and current trade prices. Our new CEO Gregg A, Tanner already held an amount in excess of that threshold before his promotion. Last year’s proxy statement shows Mr. Tanner held 462,760 in shares and options. In 2011, our Company granted the previous CEO 872,268 restricted shares and options. In other words, the equivalent of one year’s equity awards was close to three times the Company’s share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive

Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf free/ExecCompensation2009.pdf).

We urge shareholders to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote

AGAINST this proposal for the following reasons:

The Board of Directors believes that the proposal from The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund is contrary to the best interests of the Company, its stockholders and its employees. During 2012, we provided significant value to our stockholders, including significantly reducing our debt, completing the WhiteWave IPO and entering into an agreement to dispose of our Morningstar division that was consummated in January 2013. In addition, we have announced our intention to complete the Spin-Off in May, which we expect will provide further stockholder value. As evidenced by such transactions, our executive team has historically managed our business for the best interests of our stockholders and we intend to continue to manage our business in such a manner. We believe that our current compensation methodology aligns the interests our senior executives with the interests of our stockholders for the long-term welfare of our Company.

Balanced Approach. Our Board believes that the combination of the vesting provisions of our equity awards; the mix of equity awards held by our senior executives, including long-term equity and equity-based incentive awards in the form of stock options, restricted stock units and cash performance units; and the holding requirements under our stock ownership guidelines, strikes an appropriate balance to motivate our senior executives to deliver long-term results. Because we grant awards annually with vesting based upon future performance or the expiration of specified time periods, at any particular time our senior executives hold unvested awards that provide incentives to build long-term stockholder value. We believe that our current compensation program provides for an appropriate balance between ensuring that efforts of management are consistent with the long-term objectives of our stockholders while permitting our senior executives to prudently manage their own financial affairs.

Minimum Stock Ownership Guidelines. The Board of Directors has adopted minimum stock ownership guidelines for our U.S.-based executive officers to further align their interests with those of our stockholders. Pursuant to such guidelines, our Chief Executive Officer is required to own Dean Foods stock equal in value to five times his annual base salary, and our other executive officers are required to own Dean Foods stock equal in value to two times their annual base salaries. Compliance with these guidelines is tested annually and executive officers generally have three years after becoming an executive officer to comply with the guidelines. In addition, our clawback policy strengthens the incentive for executives to focus on the long-term success of our business.

A 75% Retention Rate is Excessive. A substantial portion of each of our named executive officer’s compensation is paid in the form of equity awards. As a result, there is a legitimate need for senior executives to be able to diversify their assets. A requirement to retain 75% or more of all net after-tax shares until reaching retirement age or termination of employment with the Company is unreasonably high and is not necessary to achieve the objective of aligning the long-term interests of senior executives and stockholders. Such a requirement could, in fact, create a strong incentive for senior executives to leave the Company prematurely in order to access the value of their equity compensation and diversify their investment portfolio.

Competitive Considerations. Publicly available information indicates a policy requiring senior executives to hold a significant portion of shares obtained through equity compensation plans until reaching retirement age is uncommon among our peers. We believe that such a policy would diminish our ability to attract and retain key executives who are critical to ensure leadership continuity and the long-term success of the Company. Impairing the ability of our Compensation Committee to offer competitive compensation packages runs counter to our compensation policies that are designed to link pay with performance and motivate and appropriately reward senior executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for our stockholders.

In light of the above factors, we believe that adopting restrictive share retention guidelines is not in the best interest of the Company and its stockholders.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Seven.

Proposal Eight: Stockholder Proposal Regarding Dehorning of Cows by Dairy Suppliers.

People for Ethical Treatment of Animals, 1536 16th St. NW, Washington, DC 20036, a beneficial owner of 310 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED, that to advance the welfare of cows used for Dean Foods, shareholders encourage the board to set a policy requiring the company’s dairy suppliers to work diligently and with all due haste to phase out the practice of dehorning by selecting for naturally polled, or hornless, cattle.

SUPPORTING STATEMENT

Dean Foods’ dairy suppliers’ current practice of dehorning cattle is cruel and inefficient. Consider the following:

•	Dean Foods’ dairy suppliers destroy or remove the horns or horn tissue that can develop into horns. Dehorning methods include disbudding and amputation.

•

During disbudding, workers commonly burn searing-hot irons into calves’ heads. At times, the iron is so hot that it damages the underlying bone. Workers may also apply a caustic paste that eats tissue away by chemical action or use knives or other tools to cut horn tissue out of a calf s head.

•

During amputation dehorning, workers gouge or cut horns out of a calf s head. Tools used include guillotine dehorners, gougers, and embryotomy wire to saw, gouge, or cut out the horn and sometimes the surrounding skin.

•

Cows and calves may struggle desperately during dehorning, thrashing, tossing their heads, rearing up, switching their tails, bellowing, and collapsing to the ground—all signs of severe pain and distress. All these procedures are routinely performed without giving the animals any painkillers whatsoever.

•

The struggling of calves increases the risk of additional trauma and blood loss. The resulting wounds are also prone to infection and fly larvae infestations. The U.S. Department of Agriculture reports that of dairy operations that use a dehorning procedure that causes bleeding, fewer than half disinfect the equipment before dehorning each calf, increasing the likelihood of disease transmission and infection.

Polled breeding is better for cows’ welfare and more efficient. Consider the following benefits:

•

Farmers regularly breed their cows to keep them lactating, commonly selecting bull sperm from artificial insemination suppliers. These suppliers now offer high-quality bull sperm that carries the polled gene, which results in hornless cattle.

•	The polled gene is dominant, so at least half of a polled bull’s offspring will be hornless.

•	Farmers can begin taking steps immediately, breeding in polled cattle as part of their regular program of breeding over time. No structural or operational changes are needed.

•	Polled breeding is already widespread and has proved effective in the beef industry.

•	Eliminating the practice of dehorning saves farmers time, labor, and money, while ending what many admit is the worst job on the dairy farm.

•	In a 2005 survey by Ohio State University, 92 percent of those surveyed agreed that it is important that animals on farms be well cared for.

As its competitors work to address issues of cruelty to animals, Dean Foods has an opportunity to help take the lead on an issue important to consumers instead of falling behind.

We urge shareholders to support this socially and ethically responsible resolution.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes in having a robust approach to animal welfare and actively working to ensure the welfare of dairy cattle. In this regard, more than two years ago, the Company hired a Director of Dairy Stewardship to work with recognized experts on animal welfare and dairy cattle care, as well as key customers and industry partners, in developing the Company’s approach to animal welfare. The Board of Directors considers the Company to be an industry leader in its approach to animal welfare and related issues. The Board of Directors does not believe that dehorning cattle is inhumane when done correctly. The Board of Directors also believes that it is not currently possible to procure a sustainable milk supply only from polled cattle (cows that have been selected for breeding based on genes they carry that eliminate horn growth from occurring).

Dean Foods Company does not own the farms from which it receives its supply of milk and believes that the dehorning of cattle by its suppliers is a necessary farm management practice to prevent injury as horned cattle can cause serious injury to other cows, as well as to those that care for the cattle. When done at an early age and with anesthesia, the dehorning of cattle may be done in a manner that effectively mitigates pain for the calf. We support animal welfare programs that promote the adoption of best management practices for dehorning, in both the timeliness of the procedure and in providing appropriate use of anesthetics. In addition, with regard to polled cattle, the practice has not evolved sufficiently to provide the Company a stable milk supply from only polled bred cows. Currently, polled cattle represent only a limited amount of the U.S. dairy herd, which produces far less milk than what is required by the Company, and changing the dominant genetic make-up of the U.S. herd would require a substantial change in practice throughout the dairy producing community. Adopting a policy requiring the Company to only procure milk from polled cattle could negatively impact our ability to obtain milk and therefore have a material negative impact on our results of operations and business results. In addition, we recognize the caution that should always be taken when advancing any breed characteristic through genetic selection so that it is done without negatively impacting other favorable genetic traits related to milk production and overall cow health. We believe that sound science and responsible herd management practices encourage that any significant change in herd genetics should be pursued deliberately and slowly to avoid unintended negative consequences, rather than through a supply policy mandate such as the one advocated by the stockholder proponent. In light of the above factors, the Company believes its efforts regarding animal welfare are best concentrated on continuing to encourage the humane dehorning of cattle.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Eight.

Proposal Nine: Stockholder Proposal Regarding an Independent Chairman of the Board

AFL-CIO Equity Index Fund, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, Maryland 20814, a beneficial owner of 39,234 shares of our common stock, has notified us that it intends to present a proposal at the

Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The shareholders of Dean Foods Company (the “Company”) urge the Board of Directors to adopt a policy that the Board’s chairman be an independent director. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of the Board.

In our opinion, a board of directors is less likely to provide rigorous oversight of management if the chairman is not independent, as is the case with our Company. Chairman Gregg L. Engles stepped down as Company CEO in August 2012 to serve as CEO and Chairman of a wholly-owned subsidiary. He continues to serve as Chairman on our Board of Directors, a role he has held since continuously since 2002.

We believe that having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009)

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

A number of institutional investors believe that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should generally be chaired by an independent director, as does the Council of Institutional Investors.

We thus believe that an independent director serving as chairman can help ensure the functioning of an effective board. We urge you to vote FOR this resolution.

Our Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

Our Company adheres to high standards of corporate governance. Ten out of twelve members of our Board of Directors are independent, as that term is defined both in the NYSE Rules and in our Corporate Governance Principles. We have a strong and effective Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board of Directors provides valuable advice and counsel regarding key aspects of our business, including strategic planning and direction, management development and succession and maximizing stockholder returns. The Board of Directors also actively monitors our operating performance, financial results and legal compliance, and oversees our risk management function.

Our Corporate Governance Principles provide for the annual election of a Chairman of the Board by the Board of Directors, and reflect the Board’s belief, at the time the Corporate Governance Principles were adopted, that it was in the best interests of the Company for a single person to serve as both the Chairman of the Board and Chief Executive Officer. The Corporate Governance Principles, however, also explicitly reflect the Board of Directors’ right to separate the roles of Chairman of the Board and Chief Executive Officer if, in the Board of Directors’ discretion, it deems that separation advisable and in the best interests of the Company.

Our Corporate Governance Principles also require that the Board of Directors annually appoint a Lead Director who is independent, as defined in the Corporate Governance Principles. Our Lead Director’s duties are already closely aligned with the role of an independent, non-executive chairman; they include calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors and presiding at executive sessions of the Board of Directors. The Lead Director also serves as a liaison between the non-employee directors and our Chief Executive Officer and Chairman of the Board. The non-employee members of our Board of Directors meet in executive session, outside the presence of the Chief Executive Officer, the Chairman of the Board and management, following regularly scheduled quarterly meetings and following special meetings from time to time.

In addition, all members of the Audit, Nominating/Corporate Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters, such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer), the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer, is entrusted solely to independent directors.

As described in more detail in our Annual Report on Form 10-K the Company has recently undertaken, and is currently undergoing, several significant strategic initiatives. For example, in connection with the WhiteWave IPO, Mr. Engles resigned as our Chief Executive Officer in October 2012, while remaining Chairman of our Board of Directors. We expect that Mr. Engles will resign as Chairman of the Board of Directors of Dean Foods in connection with the Spin-Off that we intend to complete in late May after the annual stockholders’ meeting. As our former Chief Executive Officer and the current Chief Executive Officer of WhiteWave, our controlled subsidiary, Mr. Engles is not deemed independent under either NYSE Rules or our Corporate Governance Principles. The Board has determined, in its discretion that it is advisable and in the best interests of the Company that Mr. Engles remain Chairman of the Board at this time, despite having resigned his role as our Chief Executive Officer. Specifically, our Board believes that having Mr. Engles remain Chairman of our Board at this time, together with the appointment of an independent Lead Director having the duties described above, provides the appropriate balance between development and execution of the Company’s short- and long-term strategies and independent oversight of management. As founder and long-standing Chief Executive Officer of our Company, the Board believes that Mr. Engles’ retention of the Chairman role is facilitating the smooth transition of the Company following the disposition of its Morningstar business, the WhiteWave IPO and the anticipated Spin-off. Following Mr. Engles’ anticipated resignation, the Board will once again consider the appropriate leadership structure of our Board. At that time, it may also consider amending the Corporate Governance Principles to reflect more clearly the Board’s belief that it should have discretion in making such leadership structure decisions in light of the Company’s circumstances at various points of determination.

According to the 2012 Spencer Stuart Board Index (Nov. 2012), the manner in which the Board has structured the Company’s leadership is consistent with the majority of Standard & Poor’s 500 Index, or S&P 500, companies. In 2012, approximately 92% of the S&P 500 companies had appointed an independent lead or presiding director, as the Company has done and only approximately 23% of the S&P 500 companies had a truly independent chairman of the board.

Our Board of Directors takes seriously its oversight responsibility with respect to our Chief Executive Officer and other members of management, and believes that it is effective in its efforts. In addition, each year, our Board of Directors conducts a thorough self-evaluation to ensure that it is functioning effectively. The Board emphasizes that independent oversight of management is critical to the Company’s corporate governance structure, however the Board does not consider the mandated separation of the Chairman and CEO necessary to accomplish this goal. The Company achieves independent oversight of executive management through the composition of the Board and its Committees, use of a Lead Director and the Company’s Corporate Governance Principles and practices.

Having considered the particular circumstances of our Company, including the execution of significant strategic initiatives in 2012 including the disposition of the Morningstar business and the WhiteWave IPO, planned strategic initiatives in 2013, including the anticipated Spin-off, the requirements of our Corporate Governance Principles, the individual attributes of our current Board members, including our Chief Executive Officer and Chairman of the Board, and the effective manner in which our Board members have historically performed their duties, both individually and as a whole, it is our Board of Directors’ belief that it is in the best interests of the Company’s stockholders that the Board of Directors retain flexibility with respect to the appointment of Chairman of the Board, and that there is no need to appoint an independent Chairman of the Board at this time.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Nine.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at twelve and we currently have twelve directors. The Board of Directors is currently divided into three classes, each of whose members serve for staggered three-year terms: four directors whose term will expire at the 2013 Annual Meeting of Stockholders, four directors whose term will expire at the 2014 Annual Meeting of Stockholders and four directors whose term will expire at the 2015 Annual Meeting of Stockholders. In 2012, we amended our certificate of incorporation to provide for the declassification of our Board of Directors over a three year period with such declassification expected to be complete in 2015. In connection with such declassification, stockholders will vote for the nominees listed in Proposal One to serve until our 2014 Annual Meeting of Stockholders, or until such director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the four directors nominated for re-election, the following persons currently serve on our Board of Directors:

Gregg A. Tanner

Chief Executive Officer

Director since November 2012

Mr. Tanner, age 56, has served as our Chief Executive Officer since October 31, 2012 and as a member of our board of directors since November 2012. He joined the Company in November 2007 as Executive Vice President and Chief Supply Chain Officer and served as the President, Fresh Dairy Direct and Chief Supply Chain Officer from January 2012 until becoming our Chief Executive Officer. Prior to joining the Company, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee. He also serves on the Boards of Directors of the International Dairy Foods Association and Grocery Manufacturers Association, and as an officer of the Milk Industry Foundation. His term will expire in 2014.

Mr. Tanner’s extensive experience in supply chain management and his role as our Chief Executive Officer provide our board of directors with invaluable insight regarding our company’s operations and businesses.

Stephen L. Green

Director since October 1994

Mr. Green, age 62, retired in December 2012 as a partner with Canaan Partners, a venture capital firm, where he had served since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. Mr. Green also serves on the Board of Directors of WhiteWave, where he serves as Chair of the Audit Committee. In addition, Mr. Green serves on the Boards of Directors of The Active Network, a software firm, where he serves on the Audit and Compensation Committees; Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he serves on the Audit Committee; and Verance Corporation, a media technology developer, where he serves on the Audit Committee. Mr. Green previously served on the Board of Directors of BiddingForGood, Inc., where he served on the Audit and Compensation Committees. His term will expire in 2014. We expect that Mr. Green will resign as a member of our Board in connection with the anticipated Spin-Off.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services. During his 25-year career in private equity, he has analyzed hundreds of financial statements and served on numerous boards. In addition, Mr. Green held a variety of financial roles over an 18-year period at General Electric, including a five year term as a Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE listed Fortune 500 company, from 1993 to 2005. Mr. Green’s comprehensive experience and responsibility for financial and accounting issues serves the Company well as he is a member of the Audit Committee.

Joseph S. Hardin, Jr.

Director since May 1998

Mr. Hardin, age 68, served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying and binding services, from May 1997 until his retirement in January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately serving as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Boards of Directors of WhiteWave, where he serves as the lead director, as well as PetSmart, Inc., where he serves on the Corporate Governance and Compensation Committees. His term will expire in 2014. We expect that Mr. Hardin will resign as a member of our Board in connection with the anticipated Spin-Off.

Mr. Hardin’s qualifications include serving as Chief Executive Officer of three different companies with market capitalizations ranging from $2 billion to $22 billion. He has previously served on the board of, and as a supply chain consultant to, American Greetings Corporation. Mr. Hardin’s wide-ranging leadership experience, including leadership roles with Wal-Mart, our largest customer, provides the company with great value as a member of the board of directors.

Janet Hill

Director since December 2001

Ms. Hill, age 65, served as Vice President of Alexander & Associates, a corporate consulting firm which she owned, from 1981 until her retirement in 2010. She currently serves as principal at Hill Family Advisors and has served in such position since 2010. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of The Wendy’s Company, where she serves on the Compensation Committee; Sprint Nextel Corporation, where she serves on the

Compensation and Nominating and Corporate Governance Committees; and Carlyle Group Management L.L.C., the general partner of The Carlyle Group L.P. She also serves as a trustee of Duke University. Her term will expire in 2015.

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander and Associates where she provided corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience serving as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation (post-merger) and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux

Director since May 2009

Mr. Mailloux, age 64, is the owner of Stonehill Partners Limited, a company engaged in strategy development and business consulting, and has owned such company since 2011. In addition, Mr. Mailloux serves as the secretary and Chairman of the Board of Directors of SCQuARE International USA inc., a private company formed in 2012 that provides consulting services to companies across a broad spectrum of industries. He previously served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1986 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996 and President, Pepsi Cola Canada Beverages from 1989 through 1994. His term will expire in 2015.

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales and marketing experience in both company operations and franchise environments globally. Mr. Mailloux also previously served on the board of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global business experience, make him well-qualified to advise our Company as we continue to execute our business strategies.

John R. Muse

Director since November 1997

Mr. Muse, age 62, is Chairman of Kainos Capital, LLC (formerly known as HM Capital Partners LLC and prior to that known as Hicks, Muse, Tate & Furst Incorporated, which he co-founded in 1989), a private equity firm, and Chairman of Lucchese Boot Company, Inc. a privately-held boot manufacturer. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. His term will expire in 2014.

Mr. Muse has over 30 years of experience in investment banking, including experience in the food and beverage, energy and media sectors. Mr. Muse’s experience in the food and beverage sector includes service on the boards of several companies, including Earthbound Farms, Inc., an organic farming company, and Advanced H20, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States. In addition to his industry knowledge, Mr. Muse has extensive knowledge of capital markets and finance, which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 62, currently serves as Managing Partner of Suiza Realty SE, a housing developer in Puerto Rico, and has served in such position since 1993. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at

Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico; and Suiza Realty SE. In addition, Mr. Nevares previously served on the Board of Directors of the Corporation for the Development of the Cantera Peninsula through 2010, a government-sponsored development company for a low income area in Puerto Rico; Caribbean Preparatory School through 2012, a non-profit educational institution; and First BanCorp through 2012, where he served on the Audit, Asset, Liability and Risk Management and Credit Committees. His term will expire in 2015.

As head of the former Suiza Dairy, Mr. Nevares has significant experience in the dairy industry, which is invaluable in connection with analyzing and assessing the strategic direction of the Company. Mr. Nevares also has extensive experience evaluating financial statements at First BanCorp, and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy. These skills serve him well as a member of the Company’s Audit Committee.

Doreen A. Wright

Director since May 2009

Ms. Wright, age 56, is an independent director and an information technology and business transformation consultant. She previously served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Ms. Wright currently serves on the Boards of Directors of WhiteWave, where she serves on the Audit Committee, as well as Crocs, Inc., a global leader in innovative, casual footwear, where she chairs the Compensation Committee. She also serves on the Board of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee. Her term will expire in 2015. We expect that Ms. Wright will resign as a member of our Board in connection with the anticipated Spin-Off.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees, which is invaluable in her service as Chair of the Nominating/Corporate Governance Committee.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction

Policy” on page 106 of this Proxy Statement. In 2013, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr., Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner, Robert T. Wiseman and Doreen A. Wright. Messrs. Tanner and Engles were not determined to be independent directors in 2013 as Mr. Tanner is currently the Chief Executive Officer of our Company and Mr. Engles is our former Chief Executive Officer and is currently the Chief Executive Officer of The WhiteWave Foods Company, our publicly-traded subsidiary. In addition, the Board has determined that Mr. Davis, Mr. Green, Mr. Nevares and Ms. Wright are independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act.

Ms. Hill serves on the Board of Directors of The Wendy’s Company and as a trustee for Duke University. We sell products to The Wendy’s Company and Duke University, all in the ordinary course of our business. In 2012, The Wendy’s Company (and its predecessor) paid approximately $25.3 million for our products and Duke University paid approximately $68,273 for our products. We sold products to Baylor Health Care System, where Jim Turner serves as Chairman, primarily through third-party managed food service companies. In 2012, Baylor Health Care System paid approximately $0.7 million for our products, all in the ordinary course of our business. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. All but one of the directors who were members of the Board at the time of our 2012 Annual Meeting attended such meeting.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met 12 times during 2012, including 4 regular meetings and 8 special meetings. In 2012, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the NYSE Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board has appointed a Lead Director that (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and Messrs. Tanner and Engles. According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. Mr. Engles serves as our Chairman and served as our Chief Executive Officer until October 31, 2012 when he resigned as Chief Executive Officer and became the Chief Executive Officer of WhiteWave, our controlled subsidiary. We expect that Mr. Engles will resign as Chairman of the Board of Directors of Dean Foods in connection with the anticipated Spin-Off.

The independent directors on our Board meet in executive session at each regularly scheduled Board meeting and following special meetings from time to time. In August of 2012, our Board of Directors elected Mr. Davis to serve as our Lead Director. Prior to that time, Mr. Hardin served as our Lead Director. Mr. Engles works closely with Mr. Davis to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Governance and Compensation Committees of our Board of Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer) and the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. The compensation structure for non-employee directors was modified effective as of January 1, 2013. Compensation for non-employee directors during 2012 and the modifications for 2013 to such compensation structure are set forth below.

2012 Board Compensation

For the year ended December 31, 2012, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears;

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, payable quarterly in arrears;

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, payable quarterly in arrears;

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee, payable quarterly in arrears; and

•	$25,000 per year for serving as Lead Director, payable quarterly in arrears.

Directors were able to elect to receive their fees in restricted stock rather than in cash. If a director made this election, he or she received shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2012, Mr. Davis, Ms. Hill, Mr. Nevares and Ms. Wright elected to receive all of their fees in cash. All other directors elected to receive their fees in shares of restricted stock. Mr. Wiseman was elected to the Board in February 2013 and did not receive any compensation during 2012.

In addition to fees described above, during 2012 each non-employee director received an annual grant of restricted stock units and stock options at the same time our executive officers and other key employees received annual grants, which was the third business day following our fourth quarter 2011 earnings release. The directors’ grants were valued at $110,000, valued equally between restricted stock units and stock options. For grants made in 2012, the valuation of these grants was determined by using the average of the Company’s closing stock prices over the first fifteen trading days in January 2012. The grants of restricted stock units vest pro rata over a three-year term, and the stock options are fully vested upon grant. In addition, beginning in November 2012, non-employee directors became eligible to participate in the medical, dental and vision benefit plans maintained by the Company.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2012.

Director Compensation for 2012

	Fees Earned or Paid in Cash
Name	Cash Value ($)(1)	Stock Value ($)(2)	Stock Awards ($)(3)(5)	Option Awards ($)(4)(5)	Total ($)
Tom C. Davis	138,250	—	61,291	68,294	267,835
Stephen L. Green	41,885	172,066	129,291	139,455	482,697
Joseph S. Hardin, Jr.	43,361	211,225	61,291	210,615	526,492
Janet Hill	74,000	—	61,291	68,294	203,585
Wayne Mailloux	—	144,702	61,291	68,294	274,287
John R. Muse	—	102,229	61,291	68,294	231,815
Hector M. Nevares	75,000	—	61,291	68,294	204,585
Jim L. Turner	—	109,583	61,291	68,294	239,168
Doreen A. Wright	136,902	—	197,291	68,294	402,487
Robert T. Wiseman(6)	—	—	—	—	—

(1)	This column includes the value of fees earned and paid in cash by Dean Foods for service on the Board of Directors of Dean Foods Company. In the case of Messrs. Hardin and Green and Ms. Wright, this column also includes fees earned and paid in cash by The WhiteWave Foods Company for service on the Board of Directors of The WhiteWave Foods Company as follows: Mr. Hardin $43,361; Mr. Green $41,885; and Ms. Wright: $35,902.

(2)	This column includes the value of fees earned and paid in Dean Foods restricted stock for service on the Board of Directors of Dean Foods Company. Directors were able elect to receive their fees in restricted stock rather than in cash. If a director made this election, he or she received shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2012, the amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation.” The aggregate grant date fair value of restricted shares is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of restricted shares awarded.

(3)

Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of February 17, 2012, of Dean Foods restricted stock unit awards. The aggregate grant date fair value of restricted stock units is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of restricted stock units awarded. In the case of Mr. Green and Ms. Wright, also represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of October 25, 2012, of WhiteWave restricted stock unit awards as follows: Mr. Green: $68,000; and Ms. Wright: $136,000. The aggregate grant date fair value of the

WhiteWave restricted stock units was determined based upon the $17.00 per share initial public offering price of The WhiteWave Foods Company Class A common stock multiplied by the number of WhiteWave restricted stock units awarded.

(4)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of February 17, 2012, of options to purchase Dean Foods common stock. In the case of Messrs. Hardin and Green, also represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” as of the grant date of October 25, 2012, of options to purchase WhiteWave Class A common stock as follows: Mr. Hardin $142,321; and Mr. Green $71,161. The assumptions used in valuing the Dean Foods stock options and the WhiteWave stock options are described under the captions “Stock Options” and “WhiteWave IPO Grants” in Note 12 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards and stock option awards as of December 31, 2012, including any shares for which beneficial ownership has been disclaimed, for each non-employee director serving as such on December 31, 2012:

Name	Dean Foods Restricted Stock Awards	Dean Foods Restricted Stock Unit Awards	WhiteWave Restricted Stock Unit Awards	Dean Foods Option Awards	WhiteWave Option Awards
Tom C. Davis	—	9,874	—	113,918	—
Stephen L. Green	12,833	12,093	4,000	82,345	14,493
Joseph S. Hardin, Jr.	16,173	18,750	—	113,918	28,986
Janet Hill	—	9,874	—	113,918	—
J. Wayne Mailloux	11,118	9,874	—	45,356	—
John R. Muse	7,017	9,874	—	113,918	—
Hector M. Nevares	—	14,312	—	113,918	—
Jim L. Turner	8,180	9,874	—	113,918	—
Doreen A. Wright	—	9,874	8,000	45,356	—
Robert T. Wiseman	—	—	—	—	—

(6)	Mr. Wiseman was appointed as a director in February 2013 and, therefore, did not receive any compensation as an independent director in 2012.

2013 Board Compensation

Effective as of January 1, 2013, non-employee directors are entitled to receive the following compensation:

•	Annual Retainer: $100,000 cash retainer, payable quarterly in arrears on a pro rata basis; and $120,000 in equity awards, which shall consist of restricted stock units;

•	Lead Director Retainer: $25,000 cash retainer, payable quarterly in arrears on a pro rata basis; and

•

Committee Chair Annual Retainer: $15,000 cash retainer, payable quarter in arrears on a pro rata basis, for chairing the Audit Committee or Compensation Committee and $10,000 cash retainer, payable quarter in arrears on a pro rata basis, for chairing any other Board Committee.

If the number of meetings of the Board exceeds eight meetings or if the number of meetings of any committee of the Board to which a director is appointed exceeds eight meetings, in each case during any fiscal year, then the Board may award additional fees for each additional meeting in an amount to be determined by the Board. Directors may elect to receive any cash fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In addition, non-employee directors are eligible to participate in the medical, dental and vision benefit plans maintained by the Company.

Director Stock Ownership Guidelines

In August 2011, we revised our Corporate Governance Principles and adopted stock ownership guidelines for our non-employee directors. Pursuant to such guidelines, within three years of joining the Board, all non-employee directors are expected to own stock of the Company having a value of at least three times the director’s annual retainer paid for service on our Board of Directors. For purposes of these guidelines, a director is deemed to “own” beneficially owned shares, as well as shares of restricted stock and restricted stock units, whether or not any applicable restrictions have lapsed, but not stock options, whether vested or unvested.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions. In addition, in 2012, our Board appointed a special transaction committee and a special board and management composition committee to consider certain items in connection with the WhiteWave IPO. The special transaction committee consisted of Messrs. Engles, Davis and Muse. The special transaction committee was delegated certain decision-making power in regards to the WhiteWave IPO and was disbanded upon consummation of such offering. The special board and management composition committee consisted of Mr. Engles, as Chairman, Mr. Hardin, as lead director, and Ms. Wright, as chair of the Nominating/Corporate Governance Committee. The special board and management composition committee considered and made certain recommendations to the Board of Directors regarding the composition of the board and the executive team of WhiteWave in connection with the WhiteWave IPO and was disbanded upon consummation of such offering.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2012.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)
Tom C. Davis	*	(1)	*
Gregg L. Engles					*	(1)
Stephen L. Green	*		*	(1)
Joseph S. Hardin, Jr.			*		*
Janet Hill							*
J. Wayne Mailloux			*				*
John R. Muse					*
Hector M. Nevares	*
Gregg A. Tanner
Jim L. Turner					*		*
Doreen A. Wright	*						*	(1)
Robert T. Wiseman
Meetings in 2012	9		14		1		4

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined, upon recommendation of the Nominating/Corporate Governance Committee, that all of the members of our Audit, Compensation and Nominating/Corporate Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Nominating/Corporate Governance Committee.

(3)	Our Board of Directors has determined, based upon recommendation of the Nominating/Corporate Governance Committee, that Mr. Green, Mr. Davis and Mr. Nevares are “audit committee financial experts,” as that term is defined by the SEC and that each of the members of the Audit Committee is “financially literate” as that term is used in the NYSE Rules.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included in this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. The charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included in this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included in this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 54 of this Proxy Statement.

The Compensation Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Compensation Committee meets at least quarterly and operates under a charter. The charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options, restricted stock units and other long-term incentive awards in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it seeks to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort by emphasizing a pay for performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. In addition, the Compensation Committee evaluates any advisors to such committee for potential conflicts of interest and considers such conflicts in connection with any engagement of such advisors. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. Further, the Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

To further mitigate risk, the Compensation Committee adopted a clawback policy in February 2010 that is applicable to both our short-term and long-term incentive compensation plans. The policy states that any restatement of our audited financial statements resulting from an employee’s fraud, intentional misconduct, gross negligence or other misfeasance, malfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued, shall give the Company the right to recover all or part of such employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010.

Compensation Committee Consultant. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer groups with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer groups, and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

Mercer was retained by the Compensation Committee to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work for the Compensation Committee and its fees for those services, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay-for-performance philosophy.

Examples of executive compensation services provided by Mercer during 2012 include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations with management and the Compensation Committee on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	development of the initial compensation programs for WhiteWave;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multiemployer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence and consulting services related to acquisitions and dispositions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2012 were approximately:

•	$485,000 for consulting services related to executive compensation that were provided to management and the Compensation Committee; and

•

$5.1 million for other services provided to the Company, as set forth above, including approximately $0.9 million for services provided by affiliates of Mercer; the Mercer employees advising the Compensation Committee were not involved in the provision of services by Mercer’s affiliates.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The Compensation Committee directly engages the compensation consultant.

•	The executive compensation services provided by the compensation consultant to management and the Compensation Committee are approved by the Compensation Committee.

•	The Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not approve in advance the engagement of Mercer by management for services other than those related to executive compensation, the Compensation Committee reviews, on a quarterly basis, all other services provided by Mercer and considers on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. The other services were approved by management in the normal course of business.

In addition the Compensation Committee considered the independence of Mercer in light of new SEC rules and NYSE listing standards. The Compensation Committee received a letter from Mercer addressing its independence, including the following factors: (i) other services provided to the Company by Mercer; (ii) fees paid by the Company as a percentage of Mercer’s total revenue; (iii) policies or procedures maintained by Mercer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationship between the Company’s executive officers and Mercer or the individual consultants involved in the engagement. The Compensation Committee concluded that the work of Mercer did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors and its members are set forth in the table above. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Nominating/Corporate Governance Committee. The purpose of the Nominating/Corporate Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Nominating/Corporate Governance Committee also performs the functions of a nominating committee. The Nominating/Corporate Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Nominating/Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the Board’s role with respect to the nomination of directors?”

The Nominating/Corporate Governance Committee makes regular reports to the Board of Directors and reviews its performance annually. The Nominating/Corporate Governance Committee meets at least quarterly and operates under a charter. The charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Nominating/Corporate Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204 or at 800.431.9214 to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three primary board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the Company. The Nominating/Corporate Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy, and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

The Nominating/Corporate Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Nominating/Corporate Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Nominating/Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Principles.

The Nominating/Corporate Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates. The Nominating/Corporate Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Nominating/Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Assuming the appropriate information has been provided on a timely basis, the Nominating/Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Nominating/Corporate Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the

Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. In addition, The WhiteWave Foods Company and Alpro have adopted comparable codes of ethics. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

800.431.9214

How is our ethics and compliance function managed?

We have a designated officer who oversees our ethics and compliance program. He provides quarterly reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2012 were approved by the Audit Committee. The following table presents aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2012 and 2011. The fees include those related to the separate audit of The WhiteWave Foods Company, a public majority-owned subsidiary of the Company that completed its initial public offering in October 2012.

	2012	2011
Audit Fees(1)	$5,866,000	$5,878,000
Audit-Related Fees(2)	8,538,000	3,414,000
Tax Fees(3)	2,723,000	82,000
All Other Fees(4)	319,000	301,000

Total	$17,446,000	$9,675,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services provided in connection with statutory and regulatory filings. Also included in this caption is the audit of the Company’s internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2)	“Audit-Related Fees” includes fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees”. These fees include due diligence on acquisitions and divestitures, including fees in 2012 related to the audit of the Morningstar standalone financial statements prepared in connection with the Company’s sale of that division, which was completed on January 3, 2013, and fees related to the WhiteWave IPO.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance and advice, including international tax consulting. Amounts in 2012 include fees for tax advice related to the following matters: an analysis of the tax consequences of various divestiture scenarios with respect to WhiteWave and Morningstar; the Company’s request for a private-letter ruling, which was submitted to the IRS in connection with the anticipated Spin-Off; and the structuring of the Company’s plans to repatriate certain cash attributable to its foreign operations during 2012.

(4)	“All Other Fees” includes fees and expenses not related to audit or tax services.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2013.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2013 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	audit of the financial statements for any subsidiary or other combined financial statements of the Company as requested;

•	work performed in connection with registration statements such as due diligence procedures, issuance of comfort letters, consents and assistance responding to SEC comment letters;

•	due diligence services related to potential acquisitions and divestitures of businesses, including tax structuring, consultation on post-transaction agreement provisions and related advice;

•	post-acquisition review of acquired business financial statements (including purchase accounting issues); and

•	closing balance sheet audits pertaining to dispositions.

Tax Engagements

•	U.S. federal, state, local and international tax planning and advice regarding the tax consequences of proposed or actual transactions;

•	assistance with U.S. federal, state, local and international income, franchise and other tax filings (such as preparation of returns and related matters);

•	advice on tax audits;

•	tax structuring and related advice in connection with potential restructurings and business and legal entity realignment;

•	transfer pricing and cost segregation studies; and

•	tax advice regarding new statutory, regulatory or administrative developments.

Other

•	participation in Deloitte-sponsored benchmarking surveys, educational, informational or other activities;

•	use of Deloitte financial reporting compliance checklists;

•	subscription service for use of Deloitte’s accounting research tool; and

•	advisory services related to WhiteWave’s environmental, general sustainability and packaging analyses.

The pre-approval described above will expire in the first quarter of 2014. In the event a matter of a type listed above arises before the first quarter of 2014, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chairman of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such engagement is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2012 and the assessment of the Company’s internal control over financial reporting with representatives of Deloitte & Touche and Company management. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We have also regularly reviewed and discussed the Company’s activities with respect to risk assessment and risk management, and received regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

This report is presented by:

The members of the Audit Committee

Tom C. Davis (Chairman)

Stephen L. Green

Hector M. Nevares

Doreen A. Wright

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the public company. According to that definition, as of the date of this Proxy Statement, our Board of Directors has determined that our “executive officers” are:

Gregg A. Tanner—Chief Executive Officer and Director

See Mr. Tanner’s biography on page 34 of this Proxy Statement.

Chris Bellairs—Executive Vice President and Chief Financial Officer

Mr. Bellairs, age 52, has served as our Executive Vice President and Chief Financial Officer since March 1, 2013. Prior to being promoted to such position he had served in various capacities including as our Executive Vice President, Chief Financial Officer Designate since November 2012; as Chief Financial Officer of our Fresh Dairy Direct business from January 2012 until November 2012; and as Vice President—Supply Chain Finance prior to January 2012. Prior to joining Dean Foods, Mr. Bellairs worked at PepsiCo, Inc., a global food and beverage company, from 1996 to 2004, where he most recently served as Vice President and Chief Financial Officer for the Foodservice and Vending division and led the financial integration of the Quaker Oats, Gatorade and Tropicana brands. Prior to joining PepsiCo, he worked at Procter & Gamble in various finance management roles and served as divisional Chief Financial Officer at Expedia, Inc. and Iron Mountain Incorporated and in a senior leadership role at The University of Notre Dame. Mr. Bellairs was an intelligence officer in the US Army for six years.

Rachel A. Gonzalez—Executive Vice President, General Counsel and Corporate Secretary

Ms. Gonzalez, age 43, has served as our Executive Vice President, General Counsel and Corporate Secretary since March 1, 2013. Prior to accepting such position, she had served as our Executive Vice President, General Counsel Designate since November 2012. Ms. Gonzalez joined Dean Foods in 2008 as Chief Counsel, Corporate & Securities and served as the Deputy General Counsel prior to her promotion in November 2012.

Prior to joining Dean Foods, she served as Senior Vice President and Group Counsel for Mergers and Acquisitions at Affiliated Computer Services, Inc. (“ACS”), which was a publicly traded company providing business process outsourcing and information technology solutions, from 2006 to 2008. Prior to joining ACS, Ms. Gonzalez was a partner in the law firm of Morgan, Lewis and Bockius LLP in the Business and Finance Practice Group. Ms. Gonzalez serves on the Board of Directors of Dallas Urban Debate Alliance, a nonprofit organization.

Martin J. Devine—Chief Operating Officer

Mr. Devine, age 60, oversees all commercial operations for the Fresh Dairy Direct business unit at Dean Foods, with responsibility for geographically diverse selling, manufacturing and distribution organizations. Mr. Devine previously served as Senior Vice President of Procurement for Dean Foods, and before that as Group Vice President for the FDD Northeast Region. Mr. Devine joined Morningstar Foods in 1994, prior to its acquisition by Dean Foods in 1997. At Morningstar, Mr. Devine held roles of increasing responsibility, including Executive Vice President of Sales and President and CEO of the company’s eastern U.S. operations. Mr. Devine has more than 30 years of experience in the dairy industry, including early experience with Dairylea Cooperative Inc. and HP Hood LLC.

Kimberly Warmbier—Executive Vice President, Chief Human Resources Officer

Ms. Warmbier, age 51, joined Dean Foods in May 2012 as Senior Vice President of Human Resources for Fresh Dairy Direct. She was promoted to her current position in November 2012. Prior to Dean Foods, Ms. Warmbier served as the Senior Vice President, Human Resources, for J.C. Penney Company, Inc. where she led human resource professionals supporting more than 150,000 associates in supply chain, stores and corporate. Her experience also includes more than 20 years in the consumer packaged goods industry with PepsiCo, Inc. where she led the HR PepsiCo Customer teams for the company’s five North American sales divisions including Frito-Lay, Pepsi, Tropicana, Quaker Oats and Gatorade. Ms. Warmbier also serves on the Board of Directors of Girl Scouts Northeast Texas, a nonprofit organization, where she serves on the CEO Selection Committee.

C. Shay Braun—Senior Vice President, Procurement and Operations Support

Mr. Braun, age 46, joined Dean Foods in December 2007 as Vice President of Operations. He was promoted to Senior Vice President, Procurement in January 2012 and assumed his current role in November 2012. Mr. Braun’s responsibilities include overseeing Dean Foods’ $5 billion dairy procurement activities and leading the operational centers of excellence, which include Engineering and Sustainability, Environmental Health and Safety, Quality Assurance, and Research and Development. Mr. Braun has more than 20 years of supply chain and operations experience in the food and beverage industry. Prior to Dean Foods, he held positions of increasing responsibility with Sara Lee Corporation (successor in interest to Earthgrains Co.), from 1995 to 2007, where he last served as Vice President of LEAN Productivity. Mr. Braun also held various operational positions with Interstate Brands Corporation from 1993 to 1995 and Frito-Lay North America, Inc. from 1990 to 1993.

Barbara D. Carlini—Senior Vice President and Chief Information Officer

Ms. Carlini, age 53, joined us in 2009 as Senior Vice President and Chief Information Officer. Prior to joining us, she served as Chief Information Officer of the Mobile Devices Division of Motorola, Inc. from May 2006 to January 2008. From November 2001 to March 2006, Ms. Carlini was the Chief Information Officer of Diageo, NA (formerly Guinness North America). In addition to serving as our Senior Vice President and Chief Information Officer, Ms. Carlini serves on the Board of Directors of Green Mountain Coffee Roasters, Inc., a leader in specialty coffee and coffee makers.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices during 2012 with respect to our current Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving at December 31, 2012. These individuals are identified below.

•	Gregg A. Tanner, who has served as our Chief Executive Officer since October 31, 2012 and as a director since November 2012;

•	Gregg L. Engles, our Chairman of the Board who served as our Chief Executive Officer until October 31, 2012;

•	Shaun P. Mara, who served as our Executive Vice President and Chief Financial Officer until March 1, 2013;

•	Steven J. Kemps, who served as our Executive Vice President, General Counsel and Corporate Secretary until March 1, 2013;

•	Kevin C. Yost, who served as Executive Vice President and President, Morningstar Foods until the completion of the sale of our Morningstar division on January 3, 2013; and

•	Martin J. Devine, Chief Operating Officer, who became an executive officer in November 2012.

In addition, we will address the compensation of the following individuals who served as our executive officers for a portion of 2012 and who would have been among our most highly compensated executive officers in 2012, other than our principal executive officers and chief financial officer, had they served as an executive officer of Dean Foods at the end of 2012:

•	Blaine E. McPeak, President of WhiteWave; and

•	Thomas N. Zanetich, Executive Vice President, Human Resources of WhiteWave.

The individuals above are collectively referred to herein as our “Named Executive Officers.” Messrs. Engles, McPeak and Zanetich are collectively referred to herein as the “WhiteWave named executive officers” as they resigned as our executive officers effective October 31, 2012 but remain executive officers of WhiteWave, our controlled subsidiary.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Executive Summary—2012 Overview

•	Results of 2012 Stockholders’ Meeting

•	Elements of our Compensation Programs

•	Agreements with Named Executive Officers

•	Benchmark Comparison Groups for Executive Compensation Purposes

•	Compensation Methodology

•	Compensation of our Chief Executive Officer

•	Compensation of our Former Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

•	WhiteWave IPO Grants

•	Long-Term Incentive Compensation—Cash Settled

•	Cash Performance Units

•	Executive Retention Plan

•	Long-Term Incentive Grant Policies

•	Stock Ownership Guidelines

•	Deferred Compensation Plan and Supplemental Executive Retirement Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

•	2013 Compensation Actions

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 85 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “—What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation plans that are designed to achieve the following four objectives:

•	attract and retain top talent;

•	motivate and reward the performance of officers in support of achievement of the company’s strategic, financial and operating performance objectives;

•

ensure that our total compensation package is competitive in comparison to our peers, and that our compensation practices are consistent with high standards of good corporate governance and best practices within our industry; and

•

align our executives’ interests with the long-term interests of our stockholders through long-term incentive awards, which for 2012 included stock options, restricted stock units and cash performance units.

In addition, the Compensation Committee seeks to employ corporate governance best practices in aligning the interests of our executives with the interests of our stockholders and has adopted the following policies in regards thereto:

•

a clawback policy applicable to both our short-term and long-term incentive compensation plans that provides the Company with the right to recover all or part of an employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010, if there is any restatement of our audited financial statements resulting from such employee’s fraud, intentional misconduct, gross negligence or other misfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued;

•

stock ownership guidelines for our executive officers that require our Chief Executive Officer to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers to own Dean Foods stock equal in value to two times their annual base salaries as described in more detail below in “—Stock Ownership Guidelines”; and

•

the elimination of excise tax gross up provisions from change in control agreements entered into after August 2011, which policy we followed when we amended the change in control agreements for the WhiteWave named executive officers in connection with the WhiteWave IPO to, among other things, remove the excise tax gross up provisions of such agreements.

Executive Summary – 2012 Overview

A Year of Transformation. We posted strong financial results in 2012 and successfully executed a number of strategic activities to provide stockholder value and optimize our business. In 2012, we:

•	exceeded the consolidated adjusted operating income target, which was the financial performance target of our Corporate short-term incentive (“STI”) program;

•

experienced strong performance across all of our segments such that each of our Fresh Dairy Direct, Morningstar, WhiteWave and Alpro businesses exceeded their respective adjusted operating income targets and WhiteWave exceeded its net sales target, all of which were components of our STI program;

•	repaid approximately $1.4 billion in Dean Foods’ debt driven by the WhiteWave IPO and strong operating cash flows, which resulted in significant interest expense savings;

•

significantly reduced our production, selling, distribution, and general and administrative costs in connection with ongoing cost reduction initiatives, the WhiteWave IPO and the Morningstar divestiture; and

•	generated free cash flow of approximately $156 million during the year ended December 31, 2012.

Key strategic achievements in 2012 include:

•	successful completion of the WhiteWave IPO in October 2012; and

•	entering into an agreement in December 2012 to sell our Morningstar division, which was successfully completed in January 2013.

Payments to our Named Executive Officers under our STI plans and WhiteWave’s STI plans reflected the strong results of our operations in 2012, the accomplishment of the strategic activities outlined above and the accomplishment of each executive officer’s individual objectives as set forth more fully on pages 70-72 of this Proxy Statement.

Impact of Strategic Transactions Upon Our Executive Management Team. In connection with the WhiteWave IPO and the Morningstar divestiture, we experienced significant changes in our executive management team as set forth below.

•

Mr. Engles resigned as our Chief Executive Officer effective upon completion of the WhiteWave IPO on October 31, 2012. Mr. Engles had served as our Chief Executive Officer since the formation of the Company in 1994. Mr. Engles remains Chairman of our Board and is the Chairman of the Board and Chief Executive Officer of WhiteWave. We expect Mr. Engles to resign as a director and the Chairman of our Board in connection with the Spin-Off that we intend to complete in late May after the annual stockholders’ meeting.

•

Mr. Tanner was promoted to our Chief Executive Officer effective upon Mr. Engles’ resignation. Mr. Tanner had previously served as our Executive Vice President and Chief Supply Chain Officer. In connection with Mr. Tanner’s appointment as our Chief Executive Officer, the Compensation Committee modified his base salary and granted him certain promotional equity awards, as described below.

•

In connection with the WhiteWave IPO, the following executive officers ceased serving as our executive officers: Blaine McPeak (President, WhiteWave Foods Company), Thomas Zanetich (formerly Dean Foods Executive Vice President, Human Resources and now WhiteWave’s Executive Vice President, Human Resources), and Bernard Deryckere (Chief Executive Officer, Alpro).

•

Messrs. Shaun Mara, who served as our Executive Vice President and Chief Financial Officer during 2012, and Steve Kemps, who served as our Executive Vice President, General Counsel and Corporate Secretary during 2012, resigned effective March 1, 2013, and we entered into letter agreements with them relating to their resignations. Please see pages 100-101 for a more detailed discussion of the agreements we entered into with Messrs. Mara and Kemps.

•

In connection with the resignations of Messrs. Mara and Kemps, Mr. Bellairs was appointed as our Executive Vice President and Chief Financial Officer and Ms. Gonzalez was appointed as our Executive Vice President, General Counsel and Corporate Secretary.

•

In connection with his appointment as our Chief Executive Officer, Mr. Tanner restructured our executive management team. As a result of this restructuring, certain of our senior executives, including Mr. Devine, became executive officers of the Company.

•	Upon completion of the sale of our Morningstar division on January 3, 2013, Mr. Yost ceased serving as our executive officer.

Results of 2012 Stockholders’ Meeting.

The Compensation Committee seeks to ensure that our executive compensation program is aligned with the interests of our stockholders. As part of its ongoing review of our executive compensation programs and policies, the Compensation Committee considered the affirmative stockholder “say on pay” vote at our 2012 Annual Meeting of Stockholders, in which we received a favorable vote from approximately 80% of our stockholders.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	base salary;

•	annual cash incentives, which we refer to as STI compensation;

•	long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options, restricted stock units and, beginning in 2010, cash performance units;

•	an Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan;

•	an executive retention plan; and

•	other perquisites.

The Company does not maintain an ERISA-qualified defined benefit pension plan for any of the Named Executive Officers.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such letter agreements generally state the executive’s base salary, signing bonus, if any, annual STI compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Amended and Restated Executive Severance Pay Plan (the “Severance Plan”). Historically, we have entered into such agreements with all of the Named Executive Officers, except Mr. Engles. In connection with the WhiteWave IPO, Messrs. Engles, McPeak and Zanetich entered into employment agreements with WhiteWave. We also have entered into change in control agreements with all of the Named Executive Officers, including the WhiteWave named executive officers. These agreements, along with any additional agreements we have entered with our Named Executive Officers, are summarized under the heading “Do we have agreements with our Named Executive Officers or directors?” on page 99 of this Proxy Statement.

Benchmark Comparison Groups for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management team, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. To facilitate this comparison, we have historically used a group of peer companies selected early in the fiscal year as our benchmark. In 2012, however, the planning and execution of the strategic transactions and related management changes that occurred during 2012 resulted in our Compensation Committee utilizing three different benchmark comparison groups as follows:

•

In early 2012, prior to the completion of the WhiteWave IPO and the Morningstar divestiture, our Compensation Committee used a specified group of peer companies to analyze the total compensation of our executive officers, which we refer to as the Historical Benchmark Comparison Group.

•

In connection with the WhiteWave IPO, our Compensation Committee and the independent directors of the WhiteWave board of directors used a different group of peer companies to establish the compensation programs and policies and set the initial compensation of the WhiteWave named executive officers, as well as the other executive officers of WhiteWave, which we refer to as the WhiteWave Benchmark Comparison Group.

•

In addition, our Compensation Committee used a third group of peer companies to determine the appropriate total compensation of Mr. Tanner in his new role as our Chief Executive Officer and the total compensation of our other executive officers after the WhiteWave IPO and the Morningstar divestiture, which we refer to as the Fresh Dairy Direct Benchmark Comparison Group.

The companies included in each benchmark comparison group were based on analyses conducted by, and recommendations of, Mercer, our compensation consultant. Each of these peer groups are discussed in more detail below.

Historical Benchmark Comparison Group. For compensation policies and awards made during 2012 prior to the WhiteWave IPO and the Morningstar divestiture, the Compensation Committee measured compensation against the Historical Benchmark Comparison Group set forth below:

• Campbell Soup Company	• The J.M. Smucker Company

• The Clorox Company	• Kellogg Company

• Colgate-Palmolive Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• Tyson Foods, Inc.

The criteria considered by the Compensation Committee in selecting peer companies for the Historical Benchmark Comparison Group include the following:

•	size, as measured by revenue, typically with a range of one-third to three times the Company’s revenue;

•	industry category, including food consumer products, food processing or food products and consumer packaged goods companies; and

•	competition for sources of talent, including companies or sectors where the Company has either gained or lost executive talent.

Bottling companies were also considered comparable to the consumer packaged goods sector due to similarities in manufacturing and distribution capabilities.

WhiteWave Benchmark Comparison Group. For purposes of establishing WhiteWave’s initial compensation and benefits programs and setting its initial base salaries, STI compensation, long-term incentive compensation and the IPO Grants (discussed below), our Compensation Committee and the independent directors of the WhiteWave board reviewed the total compensation offered by WhiteWave’s competitors for management talent. To facilitate this comparison, Mercer identified the following group of peer companies of WhiteWave as appropriate for inclusion in the WhiteWave Benchmark Comparison Group:

• Beam, Inc.	• The Clorox Company

• Constellation Brands, Inc.	• Dr. Pepper Snapple Group Inc.

• The Hain Celestial Group, Inc.	• The Hershey Company

• McCormick and Company, Incorporated	• Molson Coors Brewing Company

• Snyder’s-Lance, Inc.	• TreeHouse Foods, Inc.

The criteria considered by the Compensation Committee and the independent directors of the WhiteWave Board in selecting peer companies for the WhiteWave Benchmark Comparison Group include the following:

•	median revenues of $3 billion, within a range of $1 billion to $6 billion; and

•	industry category, including consumer food products, food processing or food products, and consumer packaged goods companies.

Fresh Dairy Direct Benchmark Comparison Group. For purposes of making compensation decisions for the individuals that remained or became executive officers of our Company after the WhiteWave IPO and the Morningstar divestiture, our Compensation Committee reviewed the total compensation offered by competitors for management talent for our Fresh Dairy Direct business. To facilitate this comparison, Mercer recommended the following group of peer companies of our Fresh Dairy Direct business to serve as a benchmark, which we refer to as the Fresh Dairy Direct Benchmark Comparison Group:

• Campbell Soup Company	• Hormel Foods Corporation

• The Clorox Company	• Ingredion Inc.

• ConAgra Foods, Inc.	• Ralcorp Holdings, Inc.

• Flowers Foods, Inc.	• Smithfield Foods, Inc.

• Fresh Del Monte Produce Inc.	• TreeHouse Foods. Inc.

• The Hillshire Brands Company	• Tyson Foods, Inc.

The criteria considered by the Compensation Committee in selecting peer companies for the Fresh Dairy Direct Benchmark Comparison Group include the following:

•	median revenues of $6 billion, within a range of $2 billion to $32 billion;

•	median market value of $4.4 billion, within a range of $1.5 billion to $11.4 billion, calculated as of November 5, 2012; and

•	industry category, including companies with product lines that are impacted by commodity prices.

Compensation Methodology

To ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster teamwork and commitment to performance. The use of tools such as equity ownership and long-term incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine STI payout amounts, provide our executives with an incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results. In addition, in February 2010, the Compensation Committee implemented a “clawback” policy applicable to our short-term and long-term incentive compensation programs, which applies to our Named Executive Officers and other Company employees. See page 44 of this Proxy Statement for a description of this policy.

Historical Compensation Philosophy. To determine 2012 compensation for our Named Executive Officers prior to the WhiteWave IPO, the Compensation Committee directed Mercer to provide an analysis of base salary, STI compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Historical Benchmark Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Historical Benchmark Comparison Group for base salary, STI compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary, annual short-term and long-term incentive compensation for the Named Executive Officers and other senior executives. In addition to the Historical Benchmark Comparison Group, the Compensation Committee also considered general industry data where such additional information was considered to be helpful.

Our compensation philosophy for 2012 prior to the WhiteWave IPO was to target compensation of Named Executive and other key employees at the following approximate percentile ranges compared to the Historical Benchmark Comparison Group:

Base Salary	60th percentile

Target STI	50th percentile

Total Cash Compensation (Base Salary + STI)	50th – 60th percentile

Target Long-Term Incentive	50th percentile

TOTAL DIRECT COMPENSATION (Base + Target STI % + Target Long-Term Incentive Value)	50th – 60th percentile

Generally, this approach assured that if the performance metrics and individual goals were met at the target level, the participant would be paid total direct compensation, which consists of base salary, STI and long-term incentive awards, at or near the 50th – 60th percentile for his or her position relative to the Historical Benchmark Comparison Group. The Compensation Committee believed that setting base salary at the 60th percentile was appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company did not have defined benefit pension plans. In addition, the Compensation Committee believed that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

The Compensation Committee met throughout 2012 with Mercer, members of the management team and independently to keep apprised of the Company’s and each business unit’s progress toward attaining the financial targets set forth in the Company’s 2012 Short-Term Incentive Compensation Plan (the “2012 STI Plan”), and financial performance relative to our Historical Benchmark Comparison Group, the Fresh Dairy Direct Benchmark Comparison Group and the WhiteWave Benchmark Comparison Group. In February 2012, the Compensation Committee met to approve STI payouts for fiscal 2011, long-term incentive grants, and the 2012 STI Plan, which included performance targets for executives in the Corporate, Fresh Dairy Direct, WhiteWave, Morningstar and Alpro business units. The Compensation Committee also finalized and approved 2012 objectives for the Chief Executive Officer and the executive team. At its scheduled meetings in May, August, and November 2012, the Compensation Committee received updates on performance to date compared to targets set forth in the 2012 STI Plan and the executive retention plan, and reviewed relative total stockholder return data for long-term incentive performance related to the performance cash plan.

In February 2013, the Compensation Committee met to review and approve fiscal 2012 STI compensation payouts for the Named Executive Officers, which were paid in March of 2013, and to approve 2013 long-term incentive targeted awards. The Compensation Committee strives to keep an ongoing dialogue with management and Mercer throughout the year with respect to executive compensation issues.

Fresh Dairy Direct Compensation Methodology. In connection with the WhiteWave IPO, the Compensation Committee directed Mercer to provide an analysis of base salary, STI compensation and long-term incentive compensation for senior executives that would remain with the Company after the WhiteWave IPO and Morningstar divestiture, including Messrs. Tanner and Devine, who had similar responsibilities, including positions within business groups, within the companies in the Fresh Dairy Direct Benchmark Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Fresh Dairy Direct Benchmark Comparison Group for base salary, STI compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary, annual short-term and long-term incentive compensation for the Named Executive Officers and other senior executives that remained as officers of the Company after the

WhiteWave IPO and Morningstar divestiture. In addition to the Fresh Dairy Direct Benchmark Comparison Group, the Compensation Committee also considered general industry data where such additional information was considered to be helpful.

Our compensation philosophy for officers that were to remain with the Company after the WhiteWave IPO and Morningstar divestiture was to target compensation of Named Executive and other key employees at the following approximate percentile ranges compared to the Fresh Dairy Direct Benchmark Comparison Group:

Base Salary	60th percentile

Target STI	50th percentile

Total Cash Compensation (Base Salary + STI)	50th – 60[h] percentile

Target Long-Term Incentive	50th percentile

TOTAL DIRECT COMPENSATION (Base + Target STI % + Target Long-Term Incentive Value)	50th – 60th percentile

Generally, this approach assured that if the performance metrics and individual goals were met at the target level, the participant would be paid total direct compensation, which consists of base salary, STI and long-term incentive awards, at or near the 50th – 60th percentile for his or her position relative to the Fresh Dairy Direct Benchmark Comparison Group. The Compensation Committee believed that setting base salary at the 60th percentile was appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company do not have defined benefit pension plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

WhiteWave Compensation Methodology. Generally, our Compensation Committee and the independent directors of WhiteWave followed a compensation methodology similar to our historical compensation methodology described above in setting WhiteWave’s initial compensation program that took effect upon the completion of the WhiteWave IPO. To determine the initial compensation program for the WhiteWave named executive officers that took effect upon the WhiteWave IPO, the Compensation Committee and the independent directors of WhiteWave directed Mercer to provide an analysis of base salary, STI compensation, and LTI compensation for senior executives with similar responsibilities, including positions within business groups within the companies in the WhiteWave Benchmark Comparison Group. They also directed Mercer to compare the compensation of the WhiteWave named executive officers by percentile ranking to the compensation received by officers in comparable positions at WhiteWave Benchmark Comparison Group companies for base salary, STI compensation, and LTI compensation. The Compensation Committee and WhiteWave’s independent directors then considered these rankings as a factor in determining base salary, annual STI compensation, and LTI compensation for the WhiteWave named executive officers and other WhiteWave senior executives. In addition, in connection with the WhiteWave IPO, Messrs. Engles, McPeak and Zanetich transitioned from their roles as employees of Dean Foods and became employees of WhiteWave. While we expect that certain of the WhiteWave named executive officers, including Mr. Engles, will receive less total direct compensation (excluding the IPO Grants) in their new positions at WhiteWave, the Compensation Committee and WhiteWave’s independent directors took into account their skills and experience serving in executive roles at Dean Foods, a significantly larger enterprise, when setting their target compensation relative to the WhiteWave Benchmark Comparison Group.

WhiteWave’s compensation philosophy mirrors our compensation philosophy, which is to compensate its executive officers and other key employees at the following approximate percentile ranges compared to the WhiteWave Benchmark Comparison Group:

Base Salary	60th percentile

Target STI	50th percentile

Total Cash Compensation (Base Salary + STI)	50th – 60[h] percentile

Target Long-Term Incentive	50th percentile

TOTAL DIRECT COMPENSATION (Base + Target STI % + Target Long-Term Incentive Value)	50th – 60th percentile

Generally, this approach assured that if the performance metrics and individual goals were met at the target level, the participant would be paid total direct compensation, which consists of base salary, STI compensation, and LTI awards, at or near the 50th – 60th percentile for his position relative to the WhiteWave Benchmark Comparison Group. The Compensation Committee and WhiteWave’s independent directors believed that WhiteWave’s initial compensation programs and policies allow WhiteWave to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

The Compensation Committee and WhiteWave’s independent directors met throughout the latter half of 2012 with Mercer, with members of the Dean Foods and WhiteWave management teams and independently, in setting WhiteWave’s initial compensation programs and policies in connection with the WhiteWave IPO. WhiteWave’s initial compensation program reflected its transition to an independent public company with a different benchmark comparison group, the transfer of certain of WhiteWave’s executive officers from Dean Foods to WhiteWave, with a corresponding loss of certain compensation and benefits, and the anticipated value to WhiteWave from attracting and retaining executives who have the unique skills and experience needed to help ensure WhiteWave’s success following the WhiteWave IPO. In setting WhiteWave’s initial compensation program (excluding the IPO Grants), compensation levels for WhiteWave named executive officers was set between the 50th and 75th percentile in order to provide an incentive for officers moving from Dean Foods to join WhiteWave and in recognition of the executive officer’s skill, time in role and accomplishments. Over time, WhiteWave intends to continue to adjust its executive compensation programs and policies to more closely align with its target percentile ranges; however, WhiteWave’s compensation committee retains discretion to provide compensation outside of WhiteWave’s target range, as the committee deems appropriate, commensurate with an executive’s skill, time in role and accomplishments.

Compensation of our Chief Executive Officer. At the beginning of 2012, the Compensation Committee, with input from Mr. Engles, who was then our Chief Executive Officer, established specific objectives for each executive officer, including Mr. Tanner, which were tracked throughout the year by the Compensation Committee. On October 31, 2012, Mr. Tanner became our Chief Executive Officer in connection with the completion of the WhiteWave IPO. In connection with Mr. Tanner’s appointment as our Chief Executive Officer, the Compensation Committee modified his base salary and granted him certain promotional equity awards utilizing data from the Fresh Dairy Direct Benchmark Group. Because the WhiteWave IPO was not completed until the fourth quarter of 2012, Mr. Tanner’s objectives were not modified for 2012 and his performance relating to his objectives for 2012 was approved by our Compensation Committee. In January 2013, Mr. Tanner prepared a self-assessment of his performance for 2012, which was reviewed by our Lead Director and the Chair of the Compensation Committee. The Chair of the Compensation Committee then forwarded Mr. Tanner’s self-assessment of his performance to the Compensation Committee for input on Mr. Tanner’s performance rating and individual payout factor. After receiving input, the Chair of the Compensation Committee, together with our Lead Director, agreed upon a performance rating and individual payout factor for Mr. Tanner and then distributed their assessment to our full Board of Directors for review. Once all feedback was received, our Lead Director and the Chair of the Compensation Committee prepared a final Chief Executive Officer assessment that was distributed to our full Board of Directors for review. Our Lead Director then communicated the results of the assessment to Mr. Tanner. Other than preparation of his performance self-assessment, Mr. Tanner does not participate in the process of determining his own compensation, nor was he present for the Compensation Committee or independent director discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Tanner’s 2012 performance is discussed below under the heading “—Compensation Mix—Annual Cash Compensation—STI Compensation.”

The difference between the Chief Executive Officer’s compensation and the compensation of the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining, managing and developing the executive team that will develop and execute corporate strategy.

Compensation of our Former Chief Executive Officer. At the beginning of 2012, the Compensation Committee established specific objectives for 2012 for Mr. Engles, who at the time was serving as our Chairman and Chief Executive Officer. Mr. Engles resigned as our Chief Executive Officer on October 31, 2012 in connection with the WhiteWave IPO but remained as the Chief Executive Officer of WhiteWave. In January 2013, Mr. Engles prepared a self-assessment of his performance for 2012, which was reviewed by our Lead Director, the Chair of the Compensation Committee, and WhiteWave’s Lead Director. The Chair of the Compensation Committee then forwarded Mr. Engles’ self-assessment of his performance to the Compensation Committee for input on Mr. Engles’ performance rating and individual payout factor. Because the WhiteWave IPO was not completed until the fourth quarter of 2012, Mr. Engles performance relating to his objectives for 2012 was approved by our Compensation Committee and ratified by WhiteWave’s independent directors. After receiving input, the Chair of the Compensation Committee, together with our Lead Director and WhiteWave’s Lead Director, agreed upon a performance rating and individual payout factor for Mr. Engles and then distributed their assessment to our full Board of Directors and WhiteWave’s other independent directors, each for review. Once all feedback was received, our Lead Director, the Chair of the Compensation Committee and WhiteWave’s Lead Director prepared a final Chief Executive Officer assessment that was distributed to our full Board of Directors and WhiteWave’s Board of Directors for review. Our Lead Director and WhiteWave’s Lead Director then communicated the results of the assessment to Mr. Engles. Other than preparation of his performance self-assessment, Mr. Engles does not participate in the process of determining his own compensation, nor was he present for the Compensation Committee or the WhiteWave independent director discussions regarding his compensation. An overview of key achievements that were considered when evaluating Mr. Engles’ 2012 performance is discussed below under the heading “—Compensation Mix—Annual Cash Compensation—STI Compensation.”

Role of Chief Executive Officer in Compensation of Other Executive Officers. The process of setting objectives and reviewing performance against those objectives for executive officers is similar to that followed for the Chief Executive Officer. At the beginning of 2012, the Compensation Committee, with input from the Mr. Engles, then our Chief Executive Officer, established specific objectives for each executive officer, which were tracked throughout the year by the Compensation Committee. In February of 2013, the recommendations of Mr. Engles and Mr. Tanner for the executive officers’ merit increases, individual objectives and STI compensation percentage payout targets were presented to the Compensation Committee for further input and comments. Once the assessments were finalized by the Compensation Committee, Mr. Tanner or Mr. Engles, respectively, met with each executive officer to review that officer’s performance. Messrs. Tanner and Engles based their 2012 compensation recommendations upon their subjective review of each executive officer’s overall performance and contribution to the Company, and the overall performance of the Company and/or the individual business units applicable to each executive officer. While the Compensation Committee considered the recommendations of Messrs. Tanner and Engles with respect to the compensation of the executive officers, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, the Compensation Committee allocates a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term incentive compensation becomes a larger component of total compensation. See the “Summary Compensation Table for Fiscal Year 2012” and “Grants of Plan-Based Awards in Fiscal Year 2012” tables on pages 85 and 90, respectively, of this Proxy Statement for more information.

Historical Compensation Mix. Prior to the WhiteWave IPO, target direct compensation for our Named Executive Officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	12%	Base Salary	24-35%
Short-Term Incentive	21%	Short-Term Incentive	17-18%
Long-Term Incentive	67%	Long-Term Incentive	48-58%

Fresh Dairy Direct Compensation Mix. Our initial target direct compensation (excluding any promotional grants) for Messrs. Tanner and Devine as the Named Executive Officers that were to remain with the Company after the WhiteWave IPO and Morningstar divestiture was composed of the following:

Chief Executive Officer		Other Named Executive Officer
Base Salary	17%	Base Salary	30%
Short-Term Incentive	21%	Short-Term Incentive	21%
Long-Term Incentive	62%	Long-Term Incentive	49%

WhiteWave Compensation Mix. WhiteWave’s initial target total direct compensation (excluding the IPO Grants) for the WhiteWave named executive officers was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	16%	Base Salary	26-35%
Short-Term Incentive	24%	Short-Term Incentive	21-18%
Long-Term Incentive	60%	Long-Term Incentive	44-58%

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and allows us to attract and retain top talent, consistent with our objectives. It has been the Company’s practice to set the base salary levels at approximately the 60th percentile of the Historical Benchmark Comparison Group (and, beginning in 2013, the 60th percentile of the Fresh Dairy Direct Benchmark Comparison Group) and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. Historically, the Compensation Committee believed that setting base salary at the 60th percentile of the Historical Benchmark Comparison Group (and, beginning in 2013, the 60th percentile Fresh Dairy Direct Benchmark Comparison Group) was appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company did not have defined benefit pension plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive; or, some executives may be below such levels due to internal promotions or other circumstances.

Base salaries are reviewed annually by the Compensation Committee. Adjustments were historically made based on changes in the Historical Benchmark Comparison Group and are now based on changes in the Fresh Dairy Direct Benchmark Comparison Group, the performance of the executive, Company performance, and recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

In connection with the WhiteWave IPO, the base salary levels for the WhiteWave named executive officers were set at approximately the 60th percentile of the WhiteWave Benchmark Comparison Group (excluding WhiteWave’s Chief Executive Officer) and the overall general industry, adjusted to reflect each executive’s individual performance and contributions, as well as to account for the skills and experience of the WhiteWave named executive officers who had served in executive roles at our Company, a significantly larger enterprise. Our Compensation Committee and the WhiteWave independent directors believe that the salary targets allow WhiteWave to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

Named Executive Officer	Fiscal Year 2011 Base Salary(1)	Fiscal Year 2012 Base Salary(1)
Gregg A. Tanner(2)	$564,100	$1,000,000
Shaun P. Mara .	465,000	525,000
Steven J. Kemps	475,600	525,000
Kevin C. Yost(3)	400,000	420,000
Martin J. Devine(4)	383,200	450,000

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles(5)	1,000,000	1,120,000
Blaine E. McPeak(6)	460,000	650,000
Thomas N. Zanetich(7)	420,000	450,000

(1)	Reflects annual base salary as of December 31 of the year presented. Actual base salary earned and paid during the fiscal year may differ due to the timing of increases or terminations as noted below.

(2)	Mr. Tanner was appointed as the Chief Executive Officer of the Company effective October 31, 2012. Prior to the WhiteWave IPO, Mr. Tanner’s base salary was $625,000. In connection with Mr. Tanner’s promotion as our Chief Executive Officer, his base salary was increased to $1,000,000.

(3)	Mr. Yost ceased serving as our executive officer upon completion of the Morningstar divestiture on January 3, 2013.

(4)	Mr. Devine became an executive officer of the Company in connection with the reorganization of our executive team following the WhiteWave IPO. Prior to the WhiteWave IPO, his base salary was $420,000. In connection with his becoming an executive officer, his base salary was increased to $450,000.

(5)	Mr. Engles resigned as Chief Executive Officer of the Company effective October 31, 2012. Prior to the WhiteWave IPO, his base salary was $1,000,000. In connection with the WhiteWave IPO, his base salary was increased to $1,200,000.

(6)	Mr. McPeak ceased serving as an executive officer of the Company effective October 31, 2012. Prior to the WhiteWave IPO, his base salary was $500,000. In connection with the WhiteWave IPO, his base salary was increased to $650,000.

(7)	Mr. Zanetich ceased serving as an executive officer of the Company effective October 31, 2012. Mr. Zanetich’s salary remained unchanged in connection with his becoming an executive officer of WhiteWave.

Short-Term Incentive Compensation. The STI component of compensation is designed to motivate senior executives to achieve annual financial and other goals based on our strategic, financial and operating performance objectives. In 2012, in connection with our review of our strategic and operating plans, we established target STI payout percentages consistent with the Historical Benchmark Comparison Group for each executive, the achievement of which is based on a combination of the Company’s performance, the performance of particular business units for which an executive has responsibility, and individual objectives, based on the executive’s area of business responsibility. In connection with the WhiteWave IPO, the STI target payout percentages for Messrs. Tanner, Devine, Engles and McPeak were modified in connection with such officer’s change in responsibility. STI awards were calculated using the base salary of the Named Executive Officer as of December 31, 2012 with any change to an officer’s target STI payout percentage being applied on a pro-rata basis. In addition, to meet the requirements of the performance-based exception from the application of Section 162(m) of the Internal Revenue Code, the Compensation Committee established performance criteria for specified executives based on annual adjusted operating income that established a maximum bonus amount that could be paid to such executive officers for performance during 2012. The actual bonus amounts payable to these executive officers were then determined by applying the methodologies set forth below, in the application of the Compensation Committee’s exercise of negative discretion.

For 2012, cash incentive payments were based on the 2012 Short-Term Incentive Compensation Plan (the “2012 STI Plan”) approved by our Compensation Committee, which established performance measures for the Corporate, Fresh Dairy Direct, WhiteWave, Morningstar and Alpro STI compensation plans. The 2012 STI Plan places significant weight on the achievement of financial objectives. The 2012 STI Plan used the following key performance measures:

•	achievement of targeted consolidated adjusted operating income (referred to as the Corporate Objectives) for our Corporate employees, including Messrs. Engles, Mara, Kemps and Zanetich;

•	a combination of achievement of Corporate Objectives and Fresh Dairy Direct targeted operating income for Mr. Tanner;

•	achievement of Fresh Dairy Direct targeted operating income for Mr. Devine;

•	a combination of achievement of Corporate Objectives, WhiteWave targeted operating income and WhiteWave targeted net sales for Mr. McPeak; and

•	a combination of achievement of Corporate Objectives and Morningstar targeted operating income for Mr. Yost.

In establishing the 2012 STI Plan, the Compensation Committee considered operating income an appropriate performance criterion to measure the achievement of Corporate Objectives and the business units’ objectives because it is representative of the profitability and operating efficiency of our Company as a whole, and by platform for each business unit. In addition, the net sales performance measure for our WhiteWave platform underscores our focus on the quality of our top line performance and growing this business at the time of the establishment of the 2012 STI Plan. The achievement of objectives under such plans was reviewed and approved by our Compensation Committee, and, with respect to the WhiteWave named executive officers, ratified by WhiteWave’s independent directors. Since the WhiteWave IPO was completed in the fourth quarter of 2012, the performance objectives for the WhiteWave named executive officers under the 2012 STI Plan were not modified in connection with the WhiteWave IPO, and the WhiteWave named executive officers participated in the 2012 STI Plan through the end of 2012.

While we report our financial results in accordance with Generally Accepted Accounting Principles (“GAAP”), the Compensation Committee retains the right to adjust the financial targets used to measure the STI payouts to eliminate the net expense or net gain related to certain items identified in our quarterly earnings press releases. We believe these adjustments allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as

Company management. Pursuant to the 2012 STI Plan, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. For 2012, certain of the targets and financial performance measures were adjusted based on the guidelines for adjustments under the 2012 STI Plan. The adjustments excluded the impact of certain intercompany transactions and volume transfers between business units which did not impact financial results on a consolidated basis. Fresh Dairy Direct and Morningstar operating income was measured prior to the reclass of operating income related to the sale of WhiteWave products by the respective platforms. In addition, Fresh Dairy Direct operating income target under the 2012 STI Plan was reduced by approximately $4.4 million and Morningstar operating income target under the 2012 STI Plan was increased by a corresponding amount to account for certain rebate related items. In addition, actual performance for Fresh Dairy Direct, WhiteWave and Morningstar was adjusted to exclude the effect of new cross-entity pricing agreements that commenced concurrent with the WhiteWave IPO, which had no impact to financial results on a consolidated basis, and actual performance on a consolidated basis was adjusted to exclude the non-controlling interests of WhiteWave. These adjustments are further described in a footnote to the Financial Performance Measure chart below.

In February 2013, the Compensation Committee assessed performance of the Named Executive Officers against the financial goals for Corporate and business unit performance that had been established at the beginning of 2012, which assessment was ratified by WhiteWave’s independent directors for the WhiteWave named executive officers. The financial performance measures used for the Named Executive Officers, and the results of the 2012 assessment, are set forth in the table below.

Financial Performance Measure (Non-GAAP*)	Target 100% Payout(1)	Actual	Percentage Payout
	(Dollars in millions)
Corporate
Consolidated Adjusted Operating Income	$507.7	$610.6	200%

Fresh Dairy Direct
Fresh Dairy Direct Operating Income	$395.6	$455.2	200%

Morningstar
Morningstar Operating Income	$133.9	$147.9	166.3%

WhiteWave
WhiteWave Operating Income	$202.6	$224.8	170%
WhiteWave Net Sales	$1,856.5	$2,008.0	200%

*	Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted diluted operating income and adjusted diluted earnings per share are non-GAAP measures, which differ from the corresponding GAAP measure by excluding charges related to facility closings and reorganization costs, gains and losses associated with divestitures and other strategic transactions, litigation settlement charges, the income tax impact for income from continuing operations before income tax adjustments, certain financing costs, and other non-recurring charges. In addition, actual performance for Fresh Dairy Direct, WhiteWave and Morningstar was adjusted to exclude the effect of new cross-entity pricing agreements that commenced concurrent with the WhiteWave IPO, which had no impact to financial results on a consolidated basis, and actual performance on a consolidated basis was adjusted to exclude the non-controlling interests of WhiteWave.

(1)	Reflects adjustments to the Fresh Dairy Direct and Morningstar operating income targets approved by the Compensation Committee as described above, which had no impact to WhiteWave targets or to financial results on a consolidated basis.

In addition to the financial performance measures described above, a portion of each Named Executive Officer’s STI payout was based on individual objectives approved as set forth above in “—Compensation

Methodology—Compensation of Our Chief Executive Officer,” and “—Compensation Methodology—Role of Chief Executive Officer in Compensation of Other Named Executive Officers.”

The payout factor for the financial component of STI compensation for each executive officer ranged from zero to 200% of that officer’s financial component target payment, depending on actual performance in 2012 against the financial objectives established by the Compensation Committee. Achievement at the target level constitutes 100% payout of that portion of the STI compensation. The payout factor for the individual objective component of STI compensation for each executive officer ranges from zero to 150% of that officer’s individual objective target payment, depending on the officer’s performance in 2012 against the individual objectives established by the Compensation Committee.

In addition, if the Company or one if its business units exceeds 100% of its respective financial objectives, then each executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s STI compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer, including the Named Executive Officers, under the formulas set forth above was 240% of the executive officer’s annual STI target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of STI payment and the relative weight assigned to each of the elements described above:

	Corporate Objectives(1)	Business Unit Performance		Individual Objective Performance	Total
Gregg A. Tanner	20%	40	%(2)	40%	100%
Shaun P. Mara	60%	—		40%	100%
Steven J. Kemps	60%	—		40%	100%
Kevin C. Yost	20%	40	%(3)	40%	100%
Martin J. Devine	—	60	%(2)	40%	100%
WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	60%	—		40%	100%
Blaine E. McPeak	20%	40	%(4)	40%	100%
Thomas N. Zanetich	60%	—		40%	100%

(1)	Consists of consolidated adjusted operating income.

(2)	Based on Fresh Dairy Direct operating income.

(3)	Based on Morningstar operating income.

(4)	Consists of 10% WhiteWave net sales and 30% WhiteWave operating income.

In addition to the financial performance measures discussed above, the Compensation Committee assessed the performance of our Named Executive Officers against the strategic performance goals that comprised the individual objective portion of each Named Executive Officer’s goals. The individual objective portion of the 2012 STI Plan, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2012. An overview of key objectives achieved by our Named Executive Officers is set forth below.

Gregg A. Tanner

After he became the Chief Executive Officer of the Company in October 2012, Mr. Tanner was responsible for developing and implementing the overall strategy of the Company and for recruiting, developing and leading qualified executives to implement this strategy. The successful execution of the individual objectives of the executive leadership team impacts the Company’s financial performance as a whole, and each therefore affected Mr. Tanner’s performance rating and payout. Mr. Tanner achieved the following in 2012:

•    leading the Company’s Fresh Dairy Direct business to consistent growth prior to becoming our Chief Executive Officer;

•    implementing the strategic activities of the Company, including completion of the WhiteWave IPO and entering into an agreement relating to the Morningstar divestiture that was completed in January 2013;

•    leading the Company’s cost reduction initiatives, resulting in substantial reductions in selling, general and administrative (“SG&A”) expenses;

•    directing the Company’s efforts to focus on its core dairy business and developing strategic plans relating to such business on a go-forward basis; and

•    organizing a new executive leadership team after the consummation of the WhiteWave IPO and the Morningstar divestiture.

Shaun P. Mara

As Chief Financial Officer, Mr. Mara positively impacted the Company’s consolidated financial results through a number of business initiatives. Mr. Mara’s individual objectives achieved in 2012 included the following:

•    significantly reducing annual SG&A expenses;

•    decreasing net debt and reducing our leverage ratio, which is defined in our credit agreement as the ratio of consolidated funded indebtedness to consolidated EBITDA for the prior four consecutive quarters;

•    successfully managing the financial results of the business in addition to executing strategic activities for the Company;

•    providing oversight for the efficient and effective allocation of capital; and

•    meeting or exceeding our external financial guidance for all four quarters of 2012.

Steven J. Kemps

As Executive Vice President, General Counsel and Corporate Secretary, Mr. Kemps managed significant business risks affecting the Company and assisted in the execution of the Company’s strategic transactions. Mr. Kemps’ individual objectives achieved in 2012 included the following:

•    counseling our Board of Directors and the WhiteWave Board of Directors with respect to strategic considerations, including the WhiteWave IPO;

•    providing legal support and leadership with respect to the Morningstar divestiture;

•    managing antitrust and other significant litigation matters, including obtaining final approval of a settlement agreement in the Tennessee dairy farmer private antitrust class action and summary judgment for retailer antitrust purported class action; and

•    counseling our Chief Executive Officer, senior management and our Board of Directors on securities laws, executive compensation, corporate governance matters, and mitigation of business and legal risks.

Kevin C. Yost

As Executive Vice President, Morningstar, Mr. Yost managed the Company’s Morningstar division prior to its divestiture and was instrumental in completing its sale. Mr. Yost’s individual objectives achieved in 2012 included the following:

•    leading consistent quarter-over-quarter growth in the Morningstar business despite the distractions caused by disposition-related activities;

•    participating in the successful negotiation and closing of the Morningstar divestiture; and

•    strengthening partnerships with existing and new customers.

Martin J. Devine

As the Chief Operating Officer of our Fresh Dairy Direct division, Mr. Devine managed the operations and led initiatives relating to our core dairy business. Mr. Devine’s individual objectives achieved in 2012 included the following:

•    leading efforts to reduce SG&A expenses within Fresh Dairy Direct;

•    leading growth in our Fresh Dairy Direct division despite increased Class I milk costs in the fourth quarter of 2012; and

•    accepting new responsibilities in connection with becoming an executive officer of the Company in connection with the reorganization of our executive team after the WhiteWave IPO.

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles

Mr. Engles served as our Chief Executive Officer before the WhiteWave IPO and as the Chief Executive Officer of WhiteWave in connection with the offering. In his role as the Chief Executive Officer of our Company and then WhiteWave, Mr. Engles is responsible for developing and implementing the overall strategy for the Company and for recruiting, developing and leading qualified executives to implement this strategy. The successful execution by our executive leadership team of their respective individual objectives impacts our and WhiteWave’s financial performance as a whole, and each therefore affects Mr. Engles’ performance rating and payout. Mr. Engles’ individual objectives achieved in 2012 included the following:

•    leading the Company’s topline and bottom line growth strategy for all business platforms;

•    leading the Company’s and WhiteWave’s cost cutting intiatives, resulting in substantial reductions in SG&A expenses;

•    developing and executing the strategic separation of the Company into three distinct businesses, resulting in accelerated debt reduction through the Morningstar divestiture and the execution of the WhiteWave IPO;

•    maintaining an open, responsive and productive relationship with the Boards of Directors of both Dean Foods and WhiteWave; and

•    instilling a culture of ethical behavior and social responsibility throughout the Company.

Blaine E. McPeak

As President of WhiteWave, Mr. McPeak is responsible for developing and implementing the overall short- and long-term marketing and innovation strategies for each of WhiteWave’s North America product categories. He is also responsible for recruitment and development of qualified executives to execute WhiteWave’s platform strategies. Mr. McPeak’s individual objectives for 2012 included the following:

•    leading consistent topline and bottom line quarterly growth for WhiteWave’s business platforms

•    leading cost cutting initiatives resulting in substantial reductions in SG&A expenses;

•    growing WhiteWave’s market share in all key categories

•    developing and executing strategic growth plans; and

•    instilling a culture in which WhiteWave employees are fully engaged and consistently demonstrate ethical behavior and social responsibility throughout WhiteWave.

Thomas N. Zanetich

As our Executive Vice President, Human Resources prior to the WhiteWave IPO and as the Executive Vice President, Human Resources of WhiteWave in connection with the WhiteWave IPO, Mr. Zanetich was responsible for developing and executing the Company’s and is responsible for developing and executing WhiteWave’s overall human capital strategy, which includes recruiting and developing key talent, executing comprehensive total compensation strategies that align with stockholder value, attracting and retaining talent, and building and engaged workforce centered on ethical behavior and social responsibility. Mr. Zanetich’s individual objectives for 2012 included the following:

•    developing and executing a senior leadership engagement strategy focused around creating three stand-alone business platforms supported by streamlined corporate functions;

•    developing and executing senior leadership succession plans which support independent operating units within our WhiteWave, Morningstar and the Fresh Dairy Direct segments;

•    executing total compensation strategies tailored to support three independent business units and corporate support functions;

•    implementing a comprehensive business platform and functional 2012 communication strategy.; and

•    instilling a culture of ethical behavior and social responsibility throughout our Company.

With respect to the individual objectives component of STI compensation, the Compensation Committee determined Messrs. Tanner, Engles, Mara, Kemps, McPeak, Yost and Zanetich met and exceeded all objectives, resulting in a rating of “significantly above target” for their respective individual ratings. Pursuant to the 2012 STI Plan, payout for a “significantly above target” rating for (i) a Corporate executive in 2012 ranged from 140% to 150% and (ii) a Fresh Dairy Direct executive ranged from 130% to 150%, (iii) a Morningstar executive ranged from 130% to 150%; and (iv) a WhiteWave executive ranged from 130% to 150%, in each case with a multiplier corresponding to business unit or Corporate performance that was above 100% for the particular target. Our Named Executive Officers received the following ratings with respect to their individual components: Mr. Tanner – 150%; Mr. Engles – 150%; Mr. Mara – 150%; Mr. Kemps – 140%; Mr. McPeak – 150%; Mr. Yost – 150%; and Mr. Zanetich – 145%.

With respect to the individual objective component of short-term incentive for Mr. Devine, the Compensation Committee determined that Mr. Devine met and exceeded many of his objectives, resulting in a rating of “above target” for his individual rating. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “above target” rating for a Fresh Dairy Direct executive in 2012 ranged from 115% to 135%, with a multiplier corresponding to business unit or corporate performance that is above 100% for the particular target. Mr. Devine received a rating of 125% reflective of the accomplishment of his individual objectives that contributed to the improved performance of the Company in 2012 and his new responsibilities assumed in 2012.

Payouts under the 2012 STI Plan to Messrs. Tanner, Engles, Mara, Kemps, Yost, Devine, McPeak, and Zanetich were based on their salaries as of December 31, 2012 and were prorated for any changes made to the “target” payout, as a percentage of base salary, in connection with the changes in our executive management team that occurred as a result of the WhiteWave IPO. Target payout percentages were adjusted in connection with the WhiteWave IPO to reflect (i) changes made to an officer’s compensation to better align our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities after the WhiteWave IPO.

The following table shows the STI payout target for fiscal year 2012 and the actual payouts for the Named Executive Officers:

Name		Target Payout as % of Salary(1)	2012 STI Plan
			STI Target Payouts ($)	Corporate Objectives ($)	Business Unit Objectives ($)	Individual Objectives ($)	Subtotal ($)	Total STI Payouts(2) ($)
Gregg A. Tanner	Pre-IPO	80%	666,667	133,333	266,667	266,667	666,667	1,600,000
	Post-IPO	130%	216,667	$43,333	86,667	86,667	216,667	520,000
Shaun P. Mara		70%	367,500	220,500	—	147,000	367,500	882,000
Steven J. Kemps		70%	367,500	220,500	—	147,000	367,500	852,600
Kevin C. Yost		70%	294,000	58,800	117,600	117,600	294,000	626,279
Martin J. Devine	Pre-IPO	60%	225,000	—	135,000	90,000	225,000	495,000
	Post-IPO	70%	52,500	—	31,500	21,000	52,500	115,500

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	Pre-IPO	180%	1,680,000	1,008,000	—	672,000	1,680,000	4,032,000
	Post-IPO	150%	280,000	168,000	—	112,000	280,000	672,000
Blaine E. McPeak	Pre-IPO	75%	406,250	81,250	162,500	162,500	406,250	901,876
	Post-IPO	90%	97,500	19,500	39,000	39,000	97,500	216,450
Thomas N. Zanetich	Pre-IPO	60%	225,000	135,000	—	90,000	225,000	531,000
	Post-IPO	60%	45,000	27,000	—	18,000	45,000	106,200

(1)	Under the 2012 STI Plan, payouts are based on the participant’s base salary on the last day of the fiscal year. For 2012, the applicable salary was base salary reflecting the adjustments that took effect in connection with the WhiteWave IPO.

(2)	Actual STI payouts reflect the multiplier, described above, for performance above 100% of target, up to a maximum payout of 240% of the officer’s total target incentive opportunity.

Pursuant to the employee matters agreement that we have entered into with WhiteWave, we are responsible for the 2012 STI payments for the WhiteWave named executive officers related to their periods of service with our Company prior to the WhiteWave IPO.

The Compensation Committee made certain changes to our STI Plan for 2013. See “2013 Compensation Actions—2013 STI Plan.” for a description of such changes.

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Historically, our awards have been granted in the form of stock options and restricted stock units, referred to as Options and RSUs, respectively. Options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. Beginning with grants made in fiscal 2010, our long-term incentive compensation plan includes a performance cash plan consisting of cash performance units, or CPUs, which is described in more detail below. The Compensation Committee annually reviews both market practices and trends, as well as the availability of shares and units in our incentive program, in determining the mix of awards. For 2012, long-term incentive grants (other than promotional grants or IPO grants) were awarded as follows:

	Options	RSUs	CPUs
Chief Executive Officer (Mr. Tanner)(1)	25%	50%	25%
Former Chief Executive Officer (Mr. Engles)(2)	67%	33%	0%
Other Named Executive Officers	25%	50%	25%

(1)	In connection with his appointment as our Chief Executive Officer, Mr. Tanner was granted RSUs with an aggregate grant date fair value of approximately $1.4 million. The price used for determining the number of shares underlying the RSU awards was the closing price of our stock on November 15, 2012, the date of grant. Mr. Tanner forfeited his CPU awards granted in 2011 and 2012 in connection with the promotional grant that was awarded to him in connection with his becoming our Chief Executive Officer.

(2)	Mr. Engles’ long-term incentive award originally was intended to consist entirely of 1,499,475 options, but the 2007 Plan limits the number of options that may be awarded to an individual participant to 1,000,000 options. Subsequently, the Compensation Committee granted Mr. Engles 175,316 RSUs to account for the economic value of the 499,475 options intended to be granted in excess of such limitation. In addition, Mr. Engles was granted WhiteWave Options and WhiteWave RSUs in connection with the WhiteWave IPO, as described more fully below.

Awards historically were granted at the dollar amount representing the 50th percentile of LTI grants made to executives with similar positions in the Historical Benchmark Comparison Group. The Compensation Committee retains discretion to adjust the value of awards up or down at the time awards are granted depending upon the performance of the Company or the individual executive officer and may otherwise modify awards, including modifying the mix of awards among RSUs, stock options and CPUs, as permitted under the 2007 Plan. For initial awards made in 2012, no such adjustments were made.

The equity grants are valued using the Black-Scholes valuation model for the stock options and the intrinsic value as of the determination date for the RSUs, each based on an average of the Company’s stock price during the first fifteen trading days of January in order to align valuation periods with annual grant dates. For initial grants made in 2012, the price used for determining the number of shares underlying the RSU and stock option awards was $10.83. The exercise price of the stock options was the closing price of our stock on the date of grant, which was $12.07. In connection with his appointment as our Chief Executive Officer, Mr. Tanner was granted RSUs with an aggregate grant date fair value of approximately $1.4 million. The price used for determining the number of shares underlying the promotional RSU awards to Mr. Tanner was the closing price of our stock on November 15, 2012, the date of grant.

Generally, stock option awards granted by the Compensation Committee vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. An RSU represents the right to receive one share of our common stock in the future. RSUs have no exercise price. Generally RSUs granted by the Compensation Committee prior to 2009 vest ratably over five years while RSUs granted by the Compensation Committee in 2009 and later vest ratably over three years. All unvested options and RSUs granted by the Compensation Committee from 2010 to 2012 vest immediately upon a change of control and in the following additional circumstances: (i) an employee with 10 years of service retires after reaching age 55, (ii) an employee retires after reaching age 65, and (iii) in certain cases upon death or qualified disability. For grants made in 2013, the Compensation Committee eliminated the early vesting of unvested awards in the event that an employee with 10 years of service retires after reaching age 55. See “2013 Compensation Actions—LTI Awards.”

WhiteWave IPO Grants. WhiteWave awarded IPO Grants to the WhiteWave named executive officers and certain other WhiteWave executives and employees, effective upon determination of its initial public offering price. These grants consisted of WhiteWave stock options, which represent the right to purchase WhiteWave Class A common stock, and WhiteWave RSUs, which represent the right to receive one share of WhiteWave Class A common stock in the future. These grants were intended to:

•

provide the WhiteWave named executive officers and other employees receiving IPO Grants an immediate equity interest in WhiteWave in order to align their interests with those of WhiteWave stockholders;

•

induce certain of the WhiteWave named executive officers to accept their executive roles at WhiteWave, and to waive their rights under our Severance Plan to terminate their employment for “good reason” due to the change in their duties, compensation, or location arising from their new roles at WhiteWave. See “—Severance and Change in Control Benefits” and ”—Estimated Payments Upon a Qualified Termination;” and

•

compensate certain of the WhiteWave named executive officers for compensation and benefits they were to forego as a result of terminating their employment with us, and their participation in current compensation plans and awards, particularly our executive retention plan, the 2011 CPUs, and the 2012 CPUs. See “—Executive Retention Plan” and “—Cash Performance Units.”

On September 12, 2012 (the “Determination Date”), our Compensation Committee and, subsequently, the WhiteWave independent directors, approved the dollar values of the IPO Grants that would be used to calculate the number of WhiteWave options, WhiteWave RSUs, and other equity awards to be granted to the WhiteWave named executive officers effective as of, and conditioned upon, the determination of the initial public offering price. The dollar values of the IPO Grants were based on benchmark data of one-time grants made by comparably-sized companies in connection with their initial public offerings and the initial target LTI grant for the WhiteWave named executive officers. In consultation with our compensation consultant, our Compensation Committee and the WhiteWave independent directors determined that the IPO Grants to the WhiteWave named executive officers would consist of 50% WhiteWave stock options and 50% WhiteWave RSUs. The number of RSUs granted to the WhiteWave named executive officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to RSUs by $15.00, the mid-point of the range set forth on the cover page of WhiteWave’s preliminary prospectus dated October 17, 2012. The number of stock options granted to the WhiteWave named executive officers was determined by dividing the Determination Date value of IPO Grants that was apportioned to stock options by the Black-Scholes fair value of such stock option. The Black-Scholes fair value of WhiteWave stock options was based on a number of assumptions, including an exercise price equal to $15.00, the mid-point of the range set forth on the cover page of WhiteWave’s preliminary prospectus dated October 17, 2012. The exercise price of the WhiteWave stock options granted pursuant to the IPO Grants is $17.00, the initial public offering price. Since the initial public offering price is greater than $15.00, which was the number used to calculate the number of IPO Grants, the grant date fair value of the IPO Grants is in excess of the Determination Date value of the IPO Grants.

The IPO Grant options, RSUs, and cash-settled RSUs have been granted pursuant to WhiteWave’s 2012 Stock Incentive Plan, vest pro rata on each of the first, second, and third anniversaries of the initial date of grant. The IPO Grants also vest in their entirety upon a change in control of WhiteWave or, if prior to the Spin-Off, of us and in the following additional circumstances: (i) an employee retires after reaching the age of 65 and (ii) in certain cases upon death or qualified disability. We expect that, before a Spin-Off, new change in control agreements will be entered into between WhiteWave and certain of its executives, including the WhiteWave named executive officers, that will similarly provide for the full vesting of equity awards, including the IPO Grants, upon a change in control of WhiteWave.

Set forth below are the IPO Grants approved by our Compensation Committee and the WhiteWave independent directors for the WhiteWave named executive officers:

	Determination Date Value ($)	Grant Date Fair Value ($)(1)	Options (#)	RSUs (#)
Gregg L. Engles	8,400,000	9,744,204	1,014,493	280,000
Blaine E. McPeak	2,500,000	2,900,053	301,932	83,333
Thomas N. Zanetich	1,500,000	1,740,034	181,159	50,000

(1)	The number of WhiteWave RSUs and WhiteWave options awarded was based on the Determination Date Value and $15.00, the mid-point of the range set forth on the cover page of WhiteWave’s preliminary prospectus dated October 17, 2012. The grant date fair value was calculated in accordance with Financial Accounting Standards related to “Compensation—Stock Compensation,” without taking into account estimated forfeitures, and is based, in part, on WhiteWave’s $17.00 per share initial public offering price.

Long-Term Incentive Compensation – Cash Settled

Cash Performance Units (“CPUs”). Beginning in fiscal 2010, the Compensation Committee implemented a performance cash plan applicable to U.S.-based executive officers and certain other key employees, granted pursuant to the terms and conditions of our 2007 Plan and referred to as CPUs. The Committee reviewed current market practice, with the assistance of Mercer, and determined that such plan was comparable to other Benchmark Comparison Group companies. Awards under the performance cash plan were designed to link compensation to the Company’s performance over a three-year period using relative Total Shareholder Return, or TSR, performance of members of our Performance Comparison Group, as defined below. We granted awards under (i) the 2010 performance cash plan’s performance period that ended on December 31, 2012 and for which no payments will be made, (ii) the 2011 performance cash plan’s performance period that will end on December 31, 2013, with payout, if any, to occur in early 2014 in accordance with our long-term incentive grant practices; and (iii) the 2012 performance cash plan’s performance period that will end on December 31, 2014, with payout, if any, to occur in early 2015 in accordance with our long-term incentive grant practices.

The performance cash plan target payouts were set at the 50th percentile relative to TSR of the Performance Comparison Group and can range from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to our comparative TSR performance. The Company must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable. The 2010 performance cash plan was below the threshold performance level as of December 31, 2012; therefore, no payments were made in respect of CPU awards granted in 2010. As of December 31, 2012, the 2011 performance cash plan and the 2012 performance cash plan were each accruing at 200% of target based on the Company’s stock performance. As described in more detail below, the WhiteWave named executive officers received pro-rata payments for the 2011 performance cash plan awards and the 2012 performance cash plan awards in connection with the WhiteWave IPO. In addition, Mr. Tanner forfeited his awards under the 2011 performance cash plan and the 2012 performance cash plan in connection with the promotional grant awarded him in connection with him becoming our Chief Executive Officer as described in more detail below.

Under the performance cash plans, the threshold and maximum payouts are as follows:

Dean Foods’ TSR Percentile Ranking	Percentage of Target Award Opportunity Earned
75th % and above	200%
65.0 – 74.9%	150%
55.0 – 64.9%	125%
45.0 – 54.9%	100%
38.0 – 44.9%	75%
31.0 – 37.9%	50%
25.0 – 30.9%	25%
0 – 24.9%	0%

The Compensation Committee determined, upon the recommendation of Mercer, that an alternate set of peer group companies would be appropriate for TSR measurement of the cash performance target. This set focuses on companies that are more aligned with the consumer packaged goods industry and that may have smaller revenues than the Benchmark Comparison Group, and which would tend to be impacted by market conditions occurring over time in a similar manner to our Company. The set, referred to as the Performance Comparison Group, is as follows:

• Campbell Soup Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Group, Inc.

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Kellogg Company

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• TreeHouse Foods, Inc.

• The J.M. Smucker Company	• Tyson Foods, Inc.

The WhiteWave named executive officers were eligible to receive the full payout that they would have been eligible to receive with respect to the performance period ending December 31, 2012, without regard to the WhiteWave IPO, but no payments were made as the 2010 performance cash plan was below the threshold performance level as of December 31, 2012. In connection with the WhiteWave IPO, the 2011 performance cash plan and 2012 performance cash plan were valued for the WhiteWave named executive officers based on performance as of December 31, 2012 instead of at the end of the originally scheduled 36-month performance period. Accordingly, such awards were paid at 200% on a prorated basis as follows: (i) two-thirds of the value of awards granted in 2011 and (ii) one-third the value of awards granted in 2012. Payments relating to such awards were made to the WhiteWave named executive officers in January 2013. The following table depicts the original CPU awards granted to the WhiteWave named executive officers and payments made in respect of such awards:

Name	Value of 2010 CPU Award(1)	Original Value of 2011 CPU Award	Prorated Value (2/3) of 2011 CPU Award	2011 CPU Payment Made at 200%	Original Value of 2012 CPU Award	Prorated Value (1/3) of 2012 CPU Award	2012 CPU Payment Made at 200%
Gregg L. Engles	$0	$1,150,000	$766,667	$1,533,333	$—	$—	$—
Blaine E. McPeak	0	175,000	116,667	233,334	300,000	100,000	200,000
Thomas N. Zanetich	0	131,250	87,500	175,000	225,000	75,000	150,000

(1)	In February 2010, Messrs. Engles, McPeak and Zanetich were awarded CPUs originally valued at $1,840,000, $240,000 and $90,000, respectively. Because the 2010 performance cash plan was below the threshold performance level as of December 31, 2012, no payments were made in respect of such CPU awards granted in 2010.

In addition, in connection with Mr. Tanner’s appointment as Chief Executive Officer, Mr. Tanner agreed to forfeit his right to any payment with respect to CPUs previously granted to him in 2011 and 2012 relating to the 2013 and 2014 performance periods.

In 2013, the Compensation Committee changed the performance metric for CPUs awarded in 2013 to bank earnings before interest, taxes, depreciation, and amortization (“Bank EBITDA”). Bank EBITDA is defined as adjusted operating income plus depreciation and amortization plus all non-cash expenses. CPUs awarded in 2013 vest in full on December 31, 2015. The Compensation Committee will annually set the performance target for Bank EBITDA or decide on a different performance measure for each year included in the 2013 CPU awards. See “2013 Compensation Actions—LTI Awards.”

Executive Retention Plan. On December 20, 2010, the Compensation Committee approved a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to retain executives and align the executive’s pay with the Company’s financial performance. Although the retention plan originally included Mr. Engles as a participant, due to the fact that the Company failed to achieve its performance targets in 2010, and to contribute to the Company’s overall cost savings goals, Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the Compensation Committee in March 2011 and did not receive any payouts from the retention plan in 2012. Mr. Tanner voluntarily removed himself as a participant from the plan for the performance period ending December 31, 2013 with the approval of the Compensation Committee in February 2013 and will not receive any payouts from the retention period in connection with such performance period. Awards under the retention plan are payable in cash based on the criteria set forth below, and will be equal to the executive’s STI target for the corresponding year of measurement for payments made at target.

The retention plan has annual measurement periods for each plan year. The first measurement period ended December 31, 2011 and was measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, participants were eligible to receive payouts of 0%, 75% or 100% of target payout depending upon achievement of the strategic objectives. The second measurement period ended on December 31, 2012, and the third measurement period will end on December 31, 2013. The Compensation Committee originally contemplated that awards for the 2012 and 2013 performance periods would be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. However, because of substantial changes to our strategic focus and priorities and our attendant focus on accelerated cost reduction efforts, the criteria for the awards for the 2012 and 2013 performance periods was changed to be substantially the same as the criteria used to measure achievement of STI for each individual executive officer, generally consisting of adjusted operating income and net sales targets. For the 2012 and 2013 plan year, payments were to be made at a maximum of 100% of target STI payout. As described above, STI awards were calculated using the base salary of the Named Executive Officer as of December 31, 2012 with any change to an officer’s target STI payout percentage being applied on a pro-rata basis. Awards under the retention plan for the 2012 plan year were calculated in a similar manner as STI awards at target with the exception of Mr. Tanner as the Compensation Committee used his salary prior to becoming our Chief Executive Officer with changes to his STI payout percentage being applied on a pro-rata basis.

Starting in 2012, the Compensation Committee determined that executives must be employed by us or WhiteWave through June 24 of the year following the end of the performance period in order to receive payment under the retention plan. In the event of a change in control prior to the end of the performance period, the retention plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. If the executive’s employment with us or WhiteWave terminates for any reason other than a change in control prior to the end of the performance period, the executive forfeits any right to receive payment under the retention plan.

Our WhiteWave named executive officers who participate in the retention plan waived their right to receive payments with respect to the measurement period ending December 31, 2013. They did not waive their right to receive payments with respect to the measurement period ending December 31, 2012, which is expected to be paid in June 2013. We expect that our Named Executive Officers will receive the following payouts, equal to their respective STI target amounts, in June 2013 relating to the performance period ended December 31, 2012:

Named Executive Officer		Target Payout as Percentage of Salary(1)	Pro-rated Plan Payouts ($)(2)	Total Plan Payouts ($)
Gregg A. Tanner(3)	Pre-IPO	80%	416,667	552,084
	Post-IPO	130%	135,417
Shaun P. Mara(4)		70%	367,500	367,500
Steven J. Kemps(4)		70%	367,500	367,500
Kevin C. Yost (5)		—	—	—
Martin J. Devine	Pre-IPO	60%	225,000	277,500
	Post-IPO	70%	52,500

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles(6)		—	—	—
Blaine E. McPeak(7)	Pre-IPO	75%	406,250	503,750
	Post-IPO	90%	97,500
Thomas N. Zanetich(7)		60%	270,000	270,000

(1)	Under the executive retention plan, payouts are generally based on the participant’s base salary on the last day of the fiscal year with any change to an officer’s target STI payout percentage being applied on a pro-rata basis with the exception of Mr. Tanner as set forth below. For 2012, the applicable salary was base salary reflecting the adjustments that took effect in connection with the WhiteWave IPO. Target payout percentages were adjusted in connection with the WhiteWave IPO to reflect (i) changes made to an officer’s compensation to better align our target percentile ranges; and/or (ii) an increase in the scope of the officer’s duties and responsibilities after the WhiteWave IPO.

(2)	Payouts were pro-rated between the 10 months that lapsed prior to the WhiteWave IPO and the two months following the WhiteWave IPO.

(3)	Mr. Tanner’s award for the performance period ended December 31, 2012 as approved by the Compensation Committee was calculated using his base salary prior to him becoming our Chief Executive Officer multiplied by his STI target, which was adjusted pro rata for changes to such target that became effective upon him becoming our Chief Executive Officer. Mr. Tanner voluntarily removed himself as a participant from the plan for the performance period ended December 31, 2013 with the approval of the Compensation Committee in February 2013.

(4)	Messrs. Mara and Kemps announced their resignations effective March 1, 2013. Pursuant to the agreements entered into in connection with their resignations, each of Messrs. Mara and Kemps are eligible to receive retention payments if they remain employed through the Resignation Date as defined in such agreements.

(5)	Mr. Yost will not receive any awards pursuant to the retention plan as he will not be employed by the Company on June 24, 2013. Mr. Yost is entitled to separate retention payments pursuant to the agreement he entered into in connection with the Morningstar sale, which was completed on January 3, 2013.

(6)	Mr. Engles voluntarily removed himself as a participant from the plan with the approval of the Compensation Committee in March 2011.

(7)	WhiteWave will be responsible for one-sixth of the award amount for Messrs. McPeak and Zanetich, which represents the portion of the awards related to service performed for WhiteWave by such officers after completion of the WhiteWave IPO.

Long-Term Incentive Grant Policies

Our long-term incentive grant guidelines provide that stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In addition, our policy requires that annual long-term incentive grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement. In addition, pursuant to the 2007 Plan, the Compensation Committee determines the exercise price of stock options, provided such price is not less than 100% of fair market value on the date of grant.

Our Chief Executive Officer, Executive Vice President, General Counsel and Executive Vice President, Human Resources have limited authority to grant stock options, RSUs, and CPUs in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition grants shall not exceed an aggregate of 400,000 shares annually, in the case of stock options and RSUs, or $1.2 million in value, in the case of CPUs, and shall not be made to any executive officer of the Company. No individual grant shall exceed 50,000 shares, in the case of stock options and RSUs, or $150,000 in value, in the case of CPUs, without the Compensation Committee’s approval. In general, such grants shall be made on the first business day of each quarter for all employees selected for awards, or whose employment began, during the preceding quarter; provided, however, that any of the appropriate officers shall have the authority to make such grants on the first business day of the month on an as-needed basis.

Stock Ownership Guidelines

To further align the interests of the Company’s executive officers with those of our stockholders, the Board has adopted minimum stock ownership guidelines for our executive officers. In accordance with those guidelines, our Chief Executive Officer is required to own Dean Foods stock equal in value to five times his annual base salary and our other executive officers are required to own Dean Foods stock equal in value to two times their annual base salaries. Shares of stock, restricted stock and RSUs are counted toward the ownership requirement. Unexercised stock options are not counted towards the ownership requirement. Executive officers have until the later of five years after the adoption of the policy or five years after their becoming an executive officer to achieve the executive stock ownership guidelines. The WhiteWave named executive officers and other WhiteWave executive officers are not subject to the Dean Foods stock ownership guidelines.

Deferred Compensation Plan and Supplemental Executive Retirement Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a potential retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our Benchmark Comparison Group. The amounts deferred are partially funded as unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the “Deferred Compensation” table.

In addition, we maintain a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees under our 401(k) plan. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

The WhiteWave named executive officers and other WhiteWave employees will continue to participate in our 401(k) plan, SERP, and Deferred Compensation Plan, and may continue to make contributions on the same terms until WhiteWave ceases to be a “controlled company” under the NYSE rules.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. The Company pays the premium costs for the Named Executive Officers, as reflected in the “Summary Compensation Table for Fiscal Year 2012.”

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and WhiteWave and their respective stockholders. The incremental costs to Dean Foods and WhiteWave of providing personal travel on corporate aircraft are included in the “All Other Compensation” table.

In addition, executive officers are eligible to receive financial counseling, including tax and other financial advice. Amounts paid on behalf of each officer under this plan are not material and are included in the “All Other Compensation” table.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives, including our Named Executive Officers, participate in the Company’s broad-based programs generally available to all employees or other key employees, including our 401(k) plan, health and dental plans and various other insurance plans, including disability and life insurance. We expect the WhiteWave named executive officers to continue to participate in these plans until WhiteWave ceases to be a “controlled company” under NYSE rules. For additional information regarding perquisites and other compensation, see the “All Other Compensation” table.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. Pursuant to these agreements, the executive officer generally would be paid a lump sum of cash equal to a multiple of his or her base salary and target STI for the year, plus his or her target STI prorated to the month in which a qualified termination occurred following a change in control along with insurance benefits, outplacement services, and certain other benefits. In addition, Messrs. Tanner, Mara, Kemps and Yost are entitled to receive a gross-up payment for excise taxes. Additionally, all change in control agreements provided that unvested awards under the 1997 Plan and 2007 Plan automatically vest upon the change in control.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. Some of the change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments,” including those agreements with our Named Executive Officers. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments in the nature of compensation that are made to the individual that are contingent on the change in control to the extent the aggregate amount of such payments exceeds the individual’s base amount (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs) if the aggregate amount of such payments equals or exceeds three times the individual’s “base amount.” Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation.

In August 2011, the Compensation Committee eliminated excise tax gross up provisions from future change in control agreements. Since that time, we have entered into change in control agreements with Mr. Devine as well as other of our executive officers in connection with the reorganization of our executive team after the WhiteWave IPO. Furthermore, in connection with the WhiteWave IPO, the existing change in control agreements with the WhiteWave named executive officers and other executive officers were amended so that the definition of a “change in control” includes changes in control of either our Company, for so long as we hold in excess of a majority of the voting power of WhiteWave, or WhiteWave. Any tax-free distribution by us to our stockholders of the shares of WhiteWave common stock is expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminate any excise tax gross up provisions and provide that the change in control agreements will terminate automatically in the event that we cease to own voting securities that afford us a controlling interest in WhiteWave, other than by reason of a transaction that constitutes a change in control of WhiteWave, as defined for purposes of such agreements. All other provisions of the existing agreements remain in effect. Pursuant to the employee matters agreement that we entered into with WhiteWave, WhiteWave has agreed to assume responsibility for any benefits that would be payable pursuant to the terms of the change in control agreements with any of the WhiteWave named executive officers, other than benefits related to our capital stock.

We also maintain the Severance Plan for our U.S.-based executive officers, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). In November 2010, the Compensation Committee amended the plan to include the Company’s Chief Executive Officer. The Compensation Committee considered analysis by Mercer, which indicated that the majority of the Company’s Benchmark Comparison Group include the Chief Executive Officer in similar plans, and that of those companies the median benefit included a two-year salary payment and similar additional benefits. A copy of the Severance Plan, which was approved by the Compensation Committee, is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010.

Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her annual base salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, a cash payment for the in-the-money value of any long-term incentive awards that would vest during the two years following the date of severance, or during the three years following the date of severance in the case of the Chief Executive Officer, and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years after termination. We believe that our severance benefits are consistent with those maintained by comparable companies.

In November 2012, the Compensation Committee determined that under the Severance Plan any amounts payable to an officer under the plan that are attributable to CPUs granted in 2011 or 2012 shall be deemed, as of the date of severance, to have a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods and a TSR resulting in a 100% payout for the 2014 performance period. Estimated payments to the Named Executive Officers pursuant to the Severance Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

In connection with the WhiteWave IPO, certain of our Named Executive Officers would have been deemed to have experienced a termination other than “for cause” and would have been entitled to terminate employment for “good reason” (as defined under the Severance Plan) due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the Severance Plan. In connection with the WhiteWave IPO, we entered into agreements with Messrs. Mara and Kemps pursuant to which each agreed to resign as our executive officer effective March 1, 2013 and thereafter provide consulting services to us on a transitional basis until April 1, 2013 after which they received severance benefits under the Severance Plan. Please see pages 100-101 for a more detailed discussion of the agreements we entered into with Messrs. Mara and Kemps. In addition, as a condition to receiving an IPO Grant, each of the WhiteWave named executive officers waived any right to receive severance or other termination benefits in connection with the assumption of their new duties at WhiteWave.

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its stockholders to grant performance-based awards that would, and has granted certain long-term incentive awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits. Beginning in 2011, the Company structured its STI compensation plan and retention plan so that each should qualify for the exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices and consider additional opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interests of the Company and its stockholders.

2013 Compensation Actions

2013 STI Plan. In 2013, the Compensation Committee modified the design of the STI Plan. Pursuant to the 2012 STI Plan, the payout factor for the individual objective component of STI compensation for each executive officer ranged from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2012 against the individual objectives established by the Compensation Committee. In addition, pursuant to the 2012 STI Plan, if the Company or one if its business units exceeded 100% of its respective financial objectives, then each executive officer’s individual objective payout factor was multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s STI compensation, resulting in a maximum total payout for any executive officer, including the Named Executive Officers, under the 2012 STI Plan of 240% of the executive officer’s target incentive opportunity. Pursuant to the

2013 STI Plan the payout factor for the individual objective component of STI compensation for each executive officer ranges from zero to 200% of that officer’s target payment, depending on the officer’s performance in 2013 against the individual objectives established by the Compensation Committee. However, pursuant to the 2013 STI Plan, each executive officer’s individual objective payout factor is not multiplied by the relevant financial payout factor. Accordingly, the maximum total payout for any executive officer, including the Named Executive Officers, under the 2013 STI Plan is 200% of the executive officer’s target incentive opportunity.

LTI Awards. In 2013, the Compensation Committee changed the mix of awards granted to Messrs. Tanner and Devine such that such executive officers received 50% of their long-term incentive compensation in the form of RSUs and 50% of their compensation in the form of CPUs. The Compensation Committee did not grant any options to our executive officers in 2013. No long-term incentive awards were made to Messrs. Mara or Kemps in 2013 as such officers resigned as our executive officers on March 1, 2013 in accordance with the agreements entered into with such officers. The WhiteWave Board of Directors separately granted long-term incentive awards in 2013 for the WhiteWave named executive officers that were not reviewed or approved by our Compensation Committee. The Long-Term Incentive Compensation grants made by the Compensation Committee to the Named Executive Officers in fiscal 2013 were as follows:

Named Executive Officer	RSUs(1)	CPUs
Gregg A. Tanner	104,553	$1,860,000
Shaun P. Mara(2)	—	—
Steven J. Kemps(2)	—	—
Kevin C. Yost(3)	—	—
Martin J. Devine	21,079	375,000

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles(4)	—	—
Blaine E. McPeak(4)	—	—
Thomas N. Zanetich(4)	—	—

(1)	The number of RSUs granted was determined based on the average of the Company’s closing stock prices over the first fifteen trading days in January 2013.

(2)	Messrs. Mara and Kemps entered into agreements in 2012 pursuant to which they agreed to resign effective March 1, 2013. Accordingly, they did not receive any equity grants for fiscal 2013.

(3)	Mr. Yost ceased serving as our executive officer upon completion of the Morningstar divestiture on January 3, 2013. Accordingly, he did not receive any equity grants for fiscal 2013.

(4)	Messrs. Engles, McPeak, and Zanetich are no longer employees of Dean Foods and accordingly did not receive any Dean Foods equity grants for fiscal 2013. The WhiteWave Board of Directors separately granted long-term incentive awards in 2013 for the WhiteWave named executive officers that were not reviewed or approved by our Compensation Committee.

For awards granted in 2013, the Compensation Committee eliminated the early vesting of unvested RSUs in the event that an employee with 10 years of service retires after reaching age 55. In addition, the Compensation Committee changed the performance metric for CPUs awarded in 2013 to Bank EBITDA. Bank EBITDA is defined as adjusted operating income plus depreciation and amortization plus all non-cash expenses. CPUs awarded in 2013 vest in full on December 31, 2015. The Compensation Committee will annually set the performance target for Bank EBITDA or decide on a different performance measure for each year included in the 2013 CPU awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Stephen L. Green (Chairman)

Tom C. Davis

Joseph S. Hardin, Jr.

J. Wayne Mailloux

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The following chart shows the compensation paid during fiscal years 2012, 2011 and 2010, as applicable, to our Named Executive Officers:

Summary Compensation Table for Fiscal Year 2012

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)(6)	All Other Compensation ($)(7)	Total ($)(8)
Gregg A. Tanner	2012	661,725	—	2,591,525	372,502	2,672,083	59,063	6,356,898
Chief Executive Officer and Director	2011	564,100	—	759,743	220,697	879,455	35,892	2,459,887
	2010	562,250	—	634,489	154,395	118,461	53,448	1,523,043

Shaun P. Mara	2012	515,000	—	968,702	372,502	1,249,500	60,138	3,165,842
EVP, Chief Financial Officer	2011	465,000	—	628,573	220,697	755,681	129,659	2,199,610
	2010	188,622	50,000	224,999	117,719	100,000	90,685	772,025

Steven J. Kemps(9)	2012	516,767	—	807,248	310,416	1,220,100	62,263	2,916,794
EVP, General Counsel and Corporate Secretary	2011	475,600	—	628,573	220,697	757,193	47,727	2,129,790
	2010	—	—	—	—	—	—	—

Kevin C. Yost(9)	2012	416,667	—	605,436	232,814	626,279	52,240	1,933,436
EVP, President, Morningstar	2011	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

Martin J. Devine(9)	2012	417,617	—	417,936	232,814	888,000	38,085	1,994,452
Chief Operating Officer	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	2012	1,020,000	—	6,853,273	9,704,204	4,704,000	251,617	22,533,094
Chairman of the Board and Former Dean Foods Chief Executive Officer	2011	1,016,667	—	2,350,004	2,884,833	2,293,920	90,536	8,635,960
	2010	1,100,000	—	2,936,164	1,092,653	495,000	290,509	5,914,326

Blaine E. McPeak(9)	2012	509,615	—	2,385,363	1,855,894	1,622,076	68,100	6,441,048
President, WhiteWave	2011	460,000	—	550,001	193,108	776,707	56,182	2,035,998
	2010	—	—	—	—	—	—	—

Thomas N. Zanetich(9)	2012	445,000	—	1,576,521	1,169,411	907,200	41,262	4,139,394
EVP, Human Resources, WhiteWave	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

(1)	Amounts shown include amounts deferred under the Dean Foods 401(k) Plan and SERP.

(2)	Represents signing bonus paid in 2010.

(3)	Amounts shown reflect the aggregate grant date fair value of RSUs and CPUs awarded by Dean Foods and RSUs awarded by WhiteWave as IPO Grants, as calculated in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” for all years presented, without taking into account estimated forfeitures. The aggregate grant date fair value of RSUs granted as the IPO Grants by WhiteWave is equal to the $17.00 per share initial public offering price of WhiteWave multiplied by the number of RSUs awarded. The aggregate grant date fair value of the Dean Foods RSUs is equal to the closing price of the Company’s stock on the date of grant multiplied by the number of RSUs awarded. The method for valuing the CPUs is described under the caption “Cash Performance Units” in Note 12 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2012. For each Named Executive Officer, the amounts reflected in the Stock Awards column above for 2012, 2011 and 2010 represent a combination of RSUs and CPUs, as follows:

Name	Year	Dean Foods RSUs ($)	Dean Foods CPUs ($)	WhiteWave RSUs (IPO Grants) ($)	Total ($)
Gregg A. Tanner	2012	2,291,525	300,000	—	2,591,525
	2011	559,743	200,000	—	759,743
	2010	374,489	260,000	—	634,489
Shaun P. Mara	2012	668,702	300,000	—	968,702
	2011	428,573	200,000	—	628,573
	2010	224,999	—	—	224,999
Steven J. Kemps	2012	557,248	250,000	—	807,248
	2011	428,573	200,000	—	628,573
	2010	—	—	—	—
Kevin C. Yost	2012	417,936	187,500	—	605,436
	2011	—	—	—	—
	2010	—	—	—	—

Martin J. Devine	2012	417,936	—	—	417,936
	2011	—	—	—	—
	2010	—	—	—	—

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	2012	2,093,273	—	4,760,000	6,853,273
	2011	1,200,004	1,150,000	—	2,350,004
	2010	1,096,164	1,840,000	—	2,936,164

Blaine E. McPeak	2012	668,702	300,000	1,416,661	2,385,363
	2011	375,001	175,000	—	550,001
	2010	—	—	—	—

Thomas N. Zanetich	2012	501,521	225,000	850,000	1,576,521
	2011	—	—	—	—
	2010	—	—	—	—

The estimate of grant date fair value for the 2012, 2011 and 2010 CPUs assumes vesting at target, which is the probable outcome of the performance objectives as of each respective grant date. The Company must meet a threshold performance metric at the end of each performance period in order for the awards granted under the performance cash plan to be payable for such period. Actual payouts for these awards at the end of each performance period would have ranged from 0% to 200% of the amounts shown in the table above. The performance period for the 2010 performance cash plan ended on December 31, 2012 and as the plan was below the threshold performance level as of December 31, 2012, no payments were made with respect to such awards.

In connection with the WhiteWave IPO, the terms of outstanding CPUs were modified for the WhiteWave named executive officers such that those outstanding CPUs with a performance period ending December 31, 2013 that were granted in 2011 and those outstanding CPUs with a performance period ending December 31, 2014 that were granted in 2012 were valued as of December 31, 2012 instead of the originally scheduled end of the performance periods and payouts were made on a prorated basis. In addition, Mr. Tanner forfeited his CPU awards granted in 2011 and 2012 in connection with the promotional grant that was awarded to him in connection with his becoming our Chief Executive Officer.

Messrs. Yost, Devine and Zanetich were not Named Executive Officers in 2011 or 2010 and Messrs. Kemps and McPeak were not Named Executive Officers in 2010 and thus no amounts have been included for those respective years in the table above. See “Grants of Plan-Based Awards in Fiscal Year 2012” on page 90 of this Proxy Statement for more information on CPU grants.

Mr. Tanner’s RSUs include a grant of 5,000 RSUs in connection with his employment letter agreement entered into in 2007. See “Do we have agreements with our Named Executive Officers or directors — Agreements with Mr. Tanner” for more information regarding these grants. In addition, Mr. Tanner’s RSUs include a grant of RSUs with an aggregate grant date fair value of approximately $1.4 million, which was awarded to him in connection with his promotion as our Chief Executive Officer. The price used for determining the number of shares underlying such promotional RSU awards was the closing price of our stock on November 15, 2012, the date of grant.

(4)	Amounts shown reflect stock the aggregate grant date fair value of stock options relating to Dean Foods common stock awarded by Dean Foods and stock options relating to WhiteWave Class A common stock awarded by WhiteWave as IPO Grants for the WhiteWave named executive officers for all years presented, without taking into account estimated forfeitures. The assumptions used in valuing the stock options we granted and the stock options granted by WhiteWave are described under the captions “Stock Options” and “WhiteWave IPO Grants” in Note 12 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2012. The WhiteWave named executive officers received grants stock options relating to WhiteWave Class A common stock awarded by WhiteWave as IPO Grants in the following amounts: Mr. Engles: $4,984,204; Mr. McPeak: $1,483,392; and Mr. Zanetich: $890,034.

(5)	See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation – Cash Settled—Executive Retention Plan” for a description of these plans.

(6)	Amounts include STI and Executive Retention Plan payments earned in 2012 as presented below.

Name	STI ($)	Executive Retention Plan ($)	Total ($)

Gregg A. Tanner	2,120,000	552,083	2,672,083

Shaun P. Mara	882,000	367,500	1,249,500

Steven J. Kemps	852,600	367,500	1,220,100

Kevin C. Yost	626,279	—	626,279

Martin J. Devine	610,500	277,500	888,000

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	4,704,000	—	4,704,000

Blaine E. McPeak	1,118,326	503,750	1,622,076

Thomas N. Zanetich	637,200	270,000	907,200

(7)	See the “All Other Compensation” table below for a description of the included amounts.

(8)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(9)	Messrs. Yost, Devine and Zanetich were not Named Executive Officers in 2011 or 2010 and Messrs. Kemps and McPeak were not Named Executive Officers in 2010.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Club Membership ($)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)(6)	Long- Term Disability Premiums ($)(7)	Other ($)(8)	Total ($)
Gregg A. Tanner	2012	—	—	—	13,115	36,052	4,115	5,781	—	59,063
	2011	—	—	—	8,494	17,502	4,115	5,781	—	35,892
	2010	—	—	—	6,739	38,777	2,151	5,781	—	53,448

Shaun P. Mara	2012	—	—	—	11,000	28,007	1,165	3,324	16,642	60,138
	2011	—	—	101,680	11,000	12,800	855	3,324	—	129,659
	2010	—	—	85,073	5,050	—	285	277	—	90,685

Steven J. Kemps(9)	2012	—	—	—	11,000	27,842	1,195	3,563	18,663	62,263
	2011	—	—	—	11,000	12,934	1,195	3,563	19,035	47,727
	2010	—	—	—	—	—	—	—	—	—

Kevin C. Yost(9)	2012	—	—	—	11,000	22,497	990	3,563	14,370	52,420
	2011	—	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—	—

Martin J. Devine(9)	2012	—	—	—	12,593	15,948	4,166	5,378	—	38,085
	2011	—	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—	—

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	2012	105,677	—	—	11,000	122,757	7,482	4,701	—	251,617
	2011	20,166	—	—	11,000	50,667	4,002	4,701	—	90,536
	2010	100,846	2,324	—	11,000	167,636	4,002	4,701	—	290,509

Blaine E. McPeak(9)	2012	—	—	—	9,754	28,773	1,152	3,219	25,202	68,100
	2011	—	—	—	10,131	21,134	1,152	3,219	20,546	56,182
	2010	—	—	—	—	—	—	—	—	—

Thomas N. Zanetich(9)	2012	—	—	—	11,000	20,846	4,594	4,822	—	41,262
	2011	—	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—	—

(1)	The amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation. Includes amounts grossed up for tax purposes of $21,373 in 2010 and $26,894 in 2011 for Mr. Mara in accordance with our relocation policy.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a Supplemental Executive Retirement Plan (“SERP”) for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the SERP. See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Executive Retirement Plan” for more information on the SERP.

(6)	Amounts shown relate to life insurance policies available to all employees generally.

(7)	Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at the Company’s expense through individual non-cancelable and guaranteed renewable policies. The Company pays the premiums on the employees’ behalf monthly.

(8)	Includes (i) gross up amounts of $6,056 for taxes payable related to financial counseling services of $10,576 for Mr. Mara, (ii) gross up amounts of $6,803 for taxes payable related to financial counseling services of $11,861 for Mr. Kemps, (iii) gross up amounts of $5,139 for taxes payable related to financial counseling services of $14,071 and a $200 gift card for Mr. Yost, and (iv) gross up amounts of $10,353 for taxes payable related to $14,000 in financial counseling services and $849 in expenses for a guest to accompany Mr. McPeak to a sales meeting.

(9)	Messrs. Yost, Devine and Zanetich were not Named Executive Officers in 2011 or 2010 and Messrs. Kemps and McPeak were not Named Executive Officers in 2010.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units (#)(4)		All Other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
					Threshold CPU Awards ($)(3)	Target CPU Awards ($)(3)	Maximum CPU Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Gregg A. Tanner	—	618,333	1,435,416	2,672,083	75,000	300,000	600,000	(5)					300,000
	12/1/2012								13,000	(6)			222,820
	11/15/2012								83,933	(5)			1,400,003
	2/17/2012								55,402				668,702
	2/17/2012										78,920	12.07	372,502
Shaun P. Mara	—	257,250	735,000	1,249,500	75,000	300,000	600,000						300,000
	2/17/2012								55,402				668,702
	2/17/2012										78,920	12.07	372,502
Steven J. Kemps		257,250	735,000	1,249,500	62,500	250,000	500,000						250,000
	2/17/2012								46,168				557,248
	2/17/2012										65,766	12.07	310,416
Kevin C. Yost	—	29,400	294,000	705,600	46,875	187,500	375,000						187,500
	2/17/2012								34,626				417,936
	2/17/2012										49,325	12.07	232,814
Martin J. Devine	—	194,250	555,000	943,500									—
	2/17/2012								34,626				417,936
	2/17/2012										49,325	12.07	232,814

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	—	980,000	1,960,000	4,704,000									—
	10/25/2012								280,000				4,760,000
	10/25/2012										1,014,493	17.00	4,984,204
	3/20/2012								175,316				2,093,273
	2/17/2012										1,000,000	12.07	4,720,000
Blaine E. McPeak	—	419,792	1,007,500	1,712,750	75,000	300,000	600,000						300,000
	10/25/2012								83,333				1,416,661
	10/25/2012										301,932	17.00	1,483,392
	2/17/2012								55,402				668,702
	2/17/2012										78,920	12.07	372,502
Thomas N. Zanetich	—	270,000	540,000	918,000	56,250	225,000	450,000						225,000
	10/25/2012								50,000				850,000
	10/25/2012										181,159	17.00	890,034
	2/17/2012								41,551				501,521
	2/17/2012										59,190	12.07	279,377

(1)	Awards granted on October 25, 2012 consist of WhiteWave IPO Grants, which include WhiteWave RSUs and stock options granted to the WhiteWave named executive officers in connection with the WhiteWave IPO; all other awards in the table above consist of Dean Foods RSUs, stock options and CPUs.

(2)

Includes amounts payable for STI and Executive Retention Plan. Mr. Engles is not a participant in the Executive Retention Plan. The actual amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan

Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation – Cash Settled—Executive Retention Plan” for descriptions of these plan.

(3)

Reflects possible payout range of 2012 CPUs. The aggregate grant date fair value calculated in accordance with Financial Accounting Standards related to “Compensation – Stock Compensation” and based upon the probable outcome of the performance conditions as of the grant date is also reported in the Stock Awards column of the 2012 Summary Compensation table appearing on page 85 of this Proxy Statement. Actual amounts payable with respect to the 2012 CPU awards could range from 0% to 200% of the amounts set forth in the Target CPU Awards column above. If the Company’s TSR percentile ranking relative to the Performance Comparison Group falls between 25% to 30.9% at the end of the performance period, the awards will be paid out at 25% of target, which is reflected in the “Threshold CPU Awards” column in the table above. Below the 25th percentile ranking, no amounts are payable under the Performance Cash Plan. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Performance Units” for a description of the performance measures for the CPUs.

As described more fully in footnote (3) to the “Summary Compensation Table for Fiscal Year 2012” above, in connection with the WhiteWave IPO, the terms of outstanding CPUs were modified for Messrs. McPeak and Zanetich such that those outstanding CPUs with a performance period ending on December 31, 2014 that were granted in 2012 were valued as of December 31, 2012 instead of the originally scheduled end of the performance period and payouts were paid on a prorated basis.

(4)	Restricted stock unit awards were granted pursuant to our 2007 Plan. RSUs and stock options granted in 2012 vest ratably over three years beginning on the first anniversary of the grant date and also vest immediately upon a change of control and in the following additional circumstances: (i) if the employee retires after reaching age 65, and (ii) in certain cases upon death or qualified disability. All RSUs and stock options granted in 2012 also vest when an employee with 10 years or more of service retires after reaching age 55.

(5)	In connection with his appointment as our Chief Executive Officer, Mr. Tanner was granted RSUs with an aggregate grant date fair value of approximately $1.4 million in November 2012. As described more fully in footnote (3) to the “Summary Compensation Table for Fiscal Year 2012” above, Mr. Tanner was granted 300,000 CPUs in 2012, which he subsequently forfeited in connection with such promotional grant of RSUs awarded to him in connection with his becoming our Chief Executive Officer.

(6)	Pursuant to Mr. Tanner’s employment agreement entered into in 2007, he received a grant of 5,000 restricted stock units annually each December from December 2012 through December 2014, each of which will vest one year after their issue. Mr. Tanner’s restricted stock unit awards were granted pursuant to our 2007 Plan. In addition, the Compensation Committee has approved additional RSU grants each December through 2016 as follows:

Grant Date	RSU Amount	Vesting Date
December 1, 2012	8,000	December 1, 2013

December 1, 2013	15,000	December 1, 2014

December 1, 2014	15,000	December 1, 2015

December 1, 2015	15,000	December 1, 2016

December 1, 2016	25,000	December 1, 2017

Outstanding Equity Awards at 2012 Fiscal Year-End(1)(2)

Name	Company	Grant Date		Option Awards(3)				Stock Awards(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
				Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg A. Tanner	Dean Foods	12/1/2012		0	0	—	—	13,000	214,630	0	0
	Dean Foods	11/15/2012	(6)	0	0	—	—	83,933	1,385,734	0	0
	Dean Foods	2/17/2012		0	78,920	12.07	2/17/2022	55,402	914,687	0	0
	Dean Foods	2/18/2011		18,210	36,418	10.35	2/18/2021	27,605	455,759	0	0
	Dean Foods	2/12/2010		20,921	10,460	14.56	2/12/2020	3,546	58,544	0	0
	Dean Foods	2/13/2009		60,000	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	1/15/2008		60,000	0	25.37	1/15/2018	4,800	79,248	0	0
	Dean Foods	11/6/2007		216,028	0	26.67	11/6/2017	0	0	0	0

TOTAL				375,159	125,798			188,286	3,108,602	0	0

Shaun P. Mara	Dean Foods	2/17/2012		0	78,920	12.07	2/17/2022	55,402	914,687	300,000	600,000
	Dean Foods	2/18/2011		18,210	36,418	10.35	2/18/2021	27,605	455,759	200,000	400,000
	Dean Foods	12/1/2010	(6)	0	0	—	—	4,553	75,170	0	0
	Dean Foods	8/18/2010		24,074	12,036	10.11	8/18/2020	4,121	68,038	0	0

TOTAL				42,284	127,374			91,681	1,513,654	500,000	1,000,000

Steven J. Kemps	Dean Foods	2/17/2012		0	65,766	12.07	2/17/2022	46,168	762,234	250,000	500,000
	Dean Foods	2/18/2011		18,210	36,418	10.35	2/18/2021	27,605	455,759	200,000	400,000
	Dean Foods	2/12/2010		20,921	10,460	14.56	2/12/2020	3,546	58,544	0	0
	Dean Foods	2/13/2009		40,000	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	8/26/2008	(6)	18,000	0	24.98	8/26/2018	1,200	19,812	0	0
	Dean Foods	1/15/2008		28,000	0	25.37	1/15/2018	1,700	28,067	0	0
	Dean Foods	2/12/2007		34,533	0	30.11	2/12/2017	0	0	0	0
	Dean Foods	3/7/2006		29,390	0	25.39	3/7/2016	0	0	0	0

TOTAL				189,054	112,644			80,219	1,324,416	450,000	900,000

Kevin C. Yost	Dean Foods	2/17/2012		0	49,325	12.07	2/17/2022	34,626	571,675	187,500	375,000
	Dean Foods	5/19/2011		0	0	—	—	3,671	60,608	0	0
	Dean Foods	2/18/2011		0	15,933	10.35	2/18/2021	12,077	199,391	75,000	150,000
	Dean Foods	4/1/2010		0	4,566	15.99	4/1/2020	1,563	25,805	0	0

TOTAL				0	69,824			51,937	857,479	262,500	525,000

Martin J. Devine	Dean Foods	2/17/2012		0	49,325	12.07	2/17/2022	34,626	571,675	0	0
	Dean Foods	2/18/2011		0	12,518	10.35	2/18/2021	9,489	156,663	0	0
	Dean Foods	2/12/2010		8,852	4,425	14.56	2/12/2020	1,500	24,765	0	0
	Dean Foods	2/13/2009		24,000	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	12/1/2008		10,000	0	13.24	12/1/2018	600	9,906	0	0
	Dean Foods	1/15/2008		10,000	0	25.37	1/15/2018	660	10,897	0	0
	Dean Foods	2/12/2007		14,695	0	30.11	2/12/2017	0	0	0	0
	Dean Foods	1/13/2006		10,287	0	25.68	1/13/2016	0	0	0	0
	Dean Foods	1/7/2005		7,831	0	18.30	1/7/2015	0	0	0	0
	Dean Foods	1/13/2004		28,714	0	17.91	1/13/2014	0	0	0	0

TOTAL				114,379	66,268			46,875	773,906	0	0

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)

Gregg L. Engles	WhiteWave	10/25/2012	(7)	0	1,014,493	17.00	10/25/2022	280,000	4,351,200	0	0
	Dean Foods	2/17/2012		0	1,000,000	12.07	2/17/2022	175,316	2,894,467	0	0
	Dean Foods	2/24/2011		251,074	502,146	10.35	2/24/2021	79,365	1,310,316	1,150,000	1,533,333
	Dean Foods	2/12/2010		148,056	74,028	14.56	2/12/2020	25,095	414,318	0	0
	Dean Foods	2/13/2009		430,000	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	1/15/2008		415,000	0	25.37	1/15/2018	27,000	445,770	0	0
	Dean Foods	2/12/2007		361,497	0	30.11	2/12/2017	0	0	0	0
	Dean Foods	1/13/2006		640,702	0	25.68	1/13/2016	0	0	0	0
	Dean Foods	1/7/2005		501,200	0	18.30	1/7/2015	0	0	0	0
	Dean Foods	1/13/2004		536,234	0	17.91	1/13/2014	0	0	0	0

TOTAL				3,283,763	2,590,667			586,776	9,416,071	1,150,000	1,533,333

Blaine E McPeak	WhiteWave	10/25/2012	(7)	0	301,932	17.00	10/25/2022	83,333	1,294,995	0	0
	Dean Foods	2/17/2012		0	78,920	12.07	2/17/2022	55,402	914,687	300,000	200,000
	Dean Foods	2/18/2011		15,933	31,866	10.35	2/18/2021	24,154	398,783	175,000	233,334
	Dean Foods	2/12/2010		19,312	9,655	14.56	2/12/2020	3,273	54,037	0	0
	Dean Foods	11/2/2009		10,601	0	16.69	11/2/2019	0	0	0	0
	Dean Foods	2/13/2009		28,500	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	6/2/2008		7,000	0	21.06	6/2/2018	300	4,953	0	0
	Dean Foods	1/15/2008		28,000	0	25.37	1/15/2018	1,700	28,067	0	0
	Dean Foods	2/28/2007		73,475	0	30.64	2/28/2017	0	0	0	0

TOTAL				182,821	422,373			168,162	2,695,522	475,000	433,334

Name	Company	Grant Date		Option Awards(3)				Stock Awards(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
				Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas N. Zanetich	WhiteWave	10/25/2012	(7)	0	181,159	17.00	10/25/2022	50,000	777,000	0	0
	Dean Foods	2/17/2012		0	59,190	12.07	2/17/2022	41,551	686,007	225,000	150,000
	Dean Foods	2/18/2011		11,950	23,899	10.35	2/18/2021	18,116	299,095	131,250	175,000
	Dean Foods	2/12/2010		7,242	3,621	14.56	2/12/2020	1,227	20,258	0	0
	Dean Foods	2/13/2009		21,000	0	20.07	2/13/2019	0	0	0	0
	Dean Foods	1/15/2008		24,000	0	25.37	1/15/2018	1,400	23,114	0	0
	Dean Foods	2/12/2007		36,738	0	30.11	2/12/2017	0	0	0	0
	Dean Foods	6/1/2006		22,043	0	24.29	6/1/2016	0	0	0	0

TOTAL				122,973	267,869			112,294	1,805,474	356,250	325,000

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price. Generally, grants made prior to 2009 vest ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the restricted stock units vest ratably over three years.

(5)	Represents outstanding CPUs granted in February 2012 and 2011 (each unit is worth $1.00). The performance period for the CPUs granted in 2010 ended on December 31, 2012 and therefore these awards were no longer outstanding as of fiscal year-end. As the performance metric for the 2010 performance cash plan was below the threshold, no payments will be made with respect to these awards. The payout value reported in the table above for Messrs. Mara, Kemps, Yost and Devine reflect maximum performance with respect to the 2012 and 2011 CPU awards, as these awards were at the maximum payout as of December 31, 2012 based on 2011 and 2012 performance. In November 2012, Mr. Tanner forfeited the CPUs that were granted to him in 2011 and 2012 in connection with the promotional grant of RSUs awarded to him upon his becoming our Chief Executive Officer and therefore such CPU awards were no longer outstanding as of December 31, 2012. Additionally, as described more fully in the “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Cash Settled—Cash Performance Units” section above, in connection with the WhiteWave IPO, the terms of outstanding CPUs were modified for the WhiteWave named executive officers such that the outstanding CPUs with a performance period ending December 31, 2013 that were granted in 2011 and those outstanding CPUs with a performance period ending December 31, 2014 that were granted in 2012 were valued as of December 31, 2012 instead of the originally scheduled end of the performance periods and payouts were made on a prorated basis. The payout values for the WhiteWave named executive officers shown in the table above reflect the prorated payments that were made to Messrs. Engles, McPeak and Zanetich subsequent to December 31, 2012.

The Company must meet a threshold performance metric at the end of each performance period for CPUs to become payable. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation-Cash Settled—Cash Performance Units” for a description of the performance measures for the CPUs.

(6)	Denotes promotional grant of restricted stock units, with vesting occurring ratably over three or five years subject to accelerated vesting.

(7)	Awards granted on October 25, 2012 consist of WhiteWave IPO Grants, which include WhiteWave RSUs and stock options granted to the WhiteWave named executive officers in connection with the WhiteWave IPO.

Option Exercises and Stock Vested in Fiscal Year 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregg A. Tanner	—		—	100,548	1,524,739
Shaun P. Mara	—		—	22,478	311,871
Steven J. Kemps	—		—	28,917	349,258
Kevin C. Yost	17,100		68,874	9,438	117,761
Martin J. Devine	51,942		170,441	10,858	127,440
WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	950,101	(3)	3,053,055	168,501	1,882,195
Blaine E McPeak	—		—	26,073	311,364
Thomas N. Zanetich	—		—	15,881	183,146

(1)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options. All amounts are shown prior to the surrender of shares, if any, to cover exercise price or taxes in connection with an exercise of options.

(2)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

(3)	In connection with his exercise of 950,101 stock options as shown in the table above, Mr. Engles surrendered certain shares to the Company in payment of the exercise proceeds and taxes related to such exercise. As a result, Mr. Engles acquired 111,194 net shares upon exercise of his options with a total value of approximately $357,311, based on the number of shares issued to Mr. Engles multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options.

Deferred Compensation Plan

U.S.-based employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer all or a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balances in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. Mr. Devine is the only one of our Named Executive Officers that has currently elected to defer salary and/or bonus pursuant to this plan and has accumulated deferred compensation pursuant to the plan as set forth in the table below.

Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Gregg A. Tanner	—	—	—	—	—
Shaun P. Mara	—	—	—	—	—
Steven J. Kemps	—	—	—	—	—
Kevin C. Yost	—	—	—	—	—
Martin J. Devine	20,943	—	20,943	—	20,943
WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	—	—	—	—	—
Blaine E McPeak	—	—	—	—	—
Thomas N. Zanetich	—	—	—	—	—

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The Severance Plan, a copy of which is filed as Exhibit 10.1 of our Current Report on Form 8-K dated November 19, 2010, is applicable in the event of certain involuntary terminations. In addition, we entered into amended and restated change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and which is applicable in the event of a qualifying termination following a change in control. The following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

Potential Benefits Upon a Change in Control

We have entered into agreements with our Named Executive Officers, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus three times his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent annual Company match;

•	continue the Named Executive Officer’s insurance benefits for two years; and

•

provide certain outplacement services. In addition, all unvested awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

Pursuant to the agreements a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and restricted stock units would automatically vest immediately upon a change in control.

In August 2011, the Compensation Committee eliminated excise tax gross up provisions from future change in control agreements. Since that time, we have entered into change in control agreements with Mr. Devine as well as certain of our other executive officers in connection with the reorganization of our executive team after the WhiteWave IPO. These new agreements did not contain an excise tax gross up provision. Furthermore, in connection with the WhiteWave IPO, the existing change in control agreements with the WhiteWave named executive officers and other executive officers were amended so that the definition of a “change in control” would include changes in control of either our Company, for so long as we hold in excess of a majority of the voting power of WhiteWave, or WhiteWave. Any tax-free distribution by us to our stockholders of the shares of WhiteWave common stock is expressly excluded from the definition of change in control. The amendments to the change in control agreements also eliminate any excise tax gross up provisions and provide that the change in control agreements will terminate automatically in the event that we cease to own voting securities that afford us a controlling interest in WhiteWave, other than by reason of a transaction that constitutes a change in control of WhiteWave, as defined for purposes of such agreements. All other provisions of the existing agreements remain in effect. Pursuant to the employee matters agreement that we entered into with WhiteWave, WhiteWave has agreed to assume responsibility for any benefits that would be payable pursuant to the terms of the change in control agreements with any executive officers of WhiteWave, other than benefits related to our capital stock.

If a change in control occurred as of December 31, 2012, and the rights of our Named Executive Officers serving as such on December 31, 2012, under the agreements had been triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of RSUs ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of CPUs ($)(4)	Early Vesting of Retention Plan ($)(5)	Other ($)(6)	Estimated Tax Gross Up ($)(7)	Total ($)
Gregg A. Tanner	6,572,678	3,108,602	595,137	—	552,083	70,000	4,080,514	14,979,014
Shaun P. Mara	3,094,881	1,513,653	651,770	1,000,000	367,500	70,000	2,396,145	9,093,949
Steven J. Kemps	3,078,000	1,324,416	536,733	900,000	367,500	70,000	2,310,116	8,586,765
Kevin C. Yost	2,482,460	857,480	319,525	525,000	294,000	70,000	1,650,146	6,198,611
Martin J. Devine	2,497,779	773,906	304,743	—	277,500	70,000	—	3,923,928

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	11,233,000	9,416,072	7,677,574	—	—	70,000	—	28,396,646
Blaine E. McPeak	3,994,262	2,695,522	565,527	—	503,750	70,000	—	7,829,061
Thomas N. Zanetich	2,463,000	1,805,474	417,082	—	270,000	70,000	—	5,025,556

(1)	This amount represents three times the sum of the Named Executive Officer’s base salary in effect at the time of the termination, the target annual incentive payment and the aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the Company 401(k) account. This total also includes an amount reflecting 12 months of the Named Executive Officer’s target STI payout for 2012.

(2)	This amount represents the payout of all unvested RSUs based on the Company’s closing stock price on December 31, 2012 ($16.51) and the closing price of WhiteWave’s Class A common stock on December 31, 2012 ($15.54).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2012 ($16.51), the closing price of WhiteWave’s Class A common stock on December 31, 2012 ($15.54) and the respective exercise prices of the unvested stock options.

(4)	This amount represents the payout of all unvested cash performance units based on the Company’s TSR as of December 31, 2012.

(5)	This amount represents the target executive retention payment for 2012, as described more fully in “—Long-Term Incentive Compensation—Cash Settled—Executive Retention Plan.”

(6)	This amount represents the value of outplacement services, long-term disability, life insurance and medical coverage.

(7)	The estimated tax gross-up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits equal to or greater than each individual’s average five-year W-2 earnings through 2011 if the amount of severance and other benefits equals or exceeds three times the individual’s average five-year W-2 earnings.

Executive Severance Pay Plan

The Severance Plan provides severance benefits to certain designated officers, including the Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 36 months for the Chief Executive Officer, and up to 24 months for other participants, following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable; (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company; or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company; (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control; or (iii) the transfer of the executive officer’s principal place of employment.

In November 2010, the Severance Plan was amended to include all forms of long-term incentive compensation that may be awarded to participants in the future, including the Company’s Cash Performance Units. This change ensures that all components of long-term incentive compensation will be included in a participant’s severance calculation.

In November 2012, the Compensation Committee determined that under the Severance Plan any amounts payable to an officer under the plan that are attributable to CPUs granted in 2011 or 2012 shall be deemed, as of the date of severance, to have a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods and a TSR resulting in a 100% payout for the 2014 performance period.

In connection with the WhiteWave IPO, certain of our Named Executive Officers would have been deemed to have experienced a termination other than for “cause” and would have been entitled to terminate employment for “good reason” due to a material reduction in compensation or scope of duties or relocation and receive severance and other termination benefits under the severance plan. In connection with the WhiteWave IPO, we entered into agreements with Messrs. Mara and Kemps pursuant to which each agreed to resign as our executive officer effective March 1, 2013 and thereafter provide consulting services to us on a transitional basis until April 1, 2013. Pursuant to such agreements, we agreed to treat the resignation of Messrs. Mara and Kemps as voluntary terminations for Good Reason within the meaning of our Severance Plan and Messrs. Mara and Kemps will be entitled to receive the amounts payable to them pursuant to such plan. In addition, as a condition to receiving an IPO Grant, each of the WhiteWave named executive officers waived any right to receive severance or other termination benefits in connection with the assumption of their new duties at WhiteWave.

In the event the rights of the Named Executive Officers under the Severance Plan had been triggered as of December 31, 2012, absent a change in control they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options ($)(3)	Cash in Lieu of Unvested CPUs ($)(4)	Other ($)(5)	Total ($)
Gregg A. Tanner	4,650,000	3,372,202	771,254	—	50,000	8,843,456
Shaun P. Mara	2,152,500	1,311,263	676,463	900,000	50,000	5,090,226
Steven J. Kemps	2,152,500	1,161,105	566,410	816,667	50,000	4,746,682
Kevin C. Yost(6)	1,722,000	723,474	321,259	462,500	50,000	3,279,233
Martin J. Devine	1,732,500	632,814	301,498	—	50,000	2,716,812

WhiteWave Named Executive Officers (Former Dean Foods Executive Officers)
Gregg L. Engles	8,120,000	10,041,558	9,884,218	—	50,000	28,095,776
Blaine E. McPeak	2,811,250	2,090,756	580,513	—	50,000	5,532,519
Thomas N. Zanetich	1,710,000	1,408,960	423,253	—	50,000	3,592,213

(1)	This amount represents two times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment, plus an amount reflecting 12 months of the Named Executive Officer’s target short-term incentive payout for 2012.

(2)	This amount represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2012, or, in the case of Messrs. Engles and Tanner, 36 months following December 31, 2012, in accordance with the terms of our Severance Plan, based on the average of the Company’s closing stock price for 30 days following December 31, 2012 ($17.91) and the average of the closing price of WhiteWave’s Class A common stock for 30 days following December 31, 2012 ($16.24).

(3)	This amount represents the payout of stock options scheduled to vest in the 24 months following December 31, 2012, or, in the case of Messrs. Engles and Tanner, 36 months following December 31, 2012, based on the average of the Company’s closing stock price for 30 days following December 31, 2012 ($17.91), the average of the closing price of WhiteWave’s Class A common stock for 30 days following December 31, 2012 ($16.24) and the respective exercise prices of the unvested stock options.

(4)	This amount represents the payout of all unvested cash performance units as follows: (i) a TSR resulting in a 200% payout for each of the 2011, 2012 and 2013 performance periods, and (ii) a TSR resulting in a 100% payout for the 2014 performance period.

(5)	This amount represents the value of outplacement services and medical coverage for the Named Executive Officers.

(6)	Mr. Yost ceased serving as our executive officer on January 3, 2013 as a result of the completion of the Morningstar divestiture and is entitled to receive separate retention and severance payments pursuant to the agreement he entered into in connection with such divestiture. As Mr. Yost was still an executive officer of the Company as of December 31, 2012, the amounts in the table above reflect what Mr. Yost would have received had his rights under the Severance Plan been triggered as of that date.

Do we have agreements with our Named Executive Officers or directors?

Agreements with Gregg A. Tanner

On February 25, 2013, we entered into a letter agreement with Mr. Tanner relating to his service as Chief Executive Officer effective October 31, 2012. Pursuant to the agreement, we agreed to pay Mr. Tanner an annual salary of $1,000,000, to be reviewed annually by the Compensation Committee. The letter notes that Mr. Tanner was granted restricted stock units with an aggregate grant date fair value of approximately $1.4 million. Pursuant to his letter agreement, Mr. Tanner will continue to be eligible for benefits under the Company’s Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.” as well as the Company’s Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, and Mr. Tanner is eligible for those benefits offered to all employees generally, including 401(k) and health insurance.

We previously entered into a letter agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008.

Upon commencement of his employment with the Company in 2007, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options vested on each anniversary of the grant date in equal annual installments over a three year period. He was also granted 24,000 restricted stock units, which vested on each anniversary of the grant date in equal annual installments over a five year period. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes grant date value of $1,100,000, and a grant of restricted stock units with an approximate grant date fair value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner received five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants were made on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants vested on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He is entitled to receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units. In addition, on October 6, 2010, the Compensation Committee of the Board of Directors approved additional grants of restricted stock units to Mr. Tanner. He is entitled to receive these grants on December 1 of each year from 2010 through 2016, for a total of 111,000 restricted stock units. The 2010 and 2011 grants vested 11 months after their issue date, while each of the remaining grants will vest one year after their issue date.

We also executed a change in control agreement with Mr. Tanner that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control” and includes an excise tax gross up provision.

In addition, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination and that he would keep the Company’s proprietary information confidential.

Agreements with Shaun P. Mara

On November 7, 2012, in connection with his resignation, we entered into a letter agreement with Mr. Mara governing his continued service with the Company. Pursuant to the letter agreement, Mr. Mara remained in his role as an executive officer of Dean Foods until March 1, 2013 and he agreed to provide consulting services to us on a transitional basis until April 1, 2013. We agreed to treat Mr. Mara’s resignation as a voluntary termination for Good Reason within the meaning of the Severance Plan and Mr. Mara will be entitled to receive the amounts payable to him pursuant to such plan as described under the heading “Executive Officer Severance—Executive

Severance Pay Plan.” Pursuant to the letter agreement, the base salary and target bonus amount as a percentage of salary for Mr. Mara remained at its level when the agreement was entered into during the duration of the letter agreement. In addition, Mr. Mara’s equity awards continued to vest and he continues to be eligible to participate in the company’s Executive Retention Plan, 401(k) plan, Supplemental Executive Retirement Plan and other general welfare and benefit plans through his departure date.

On November 16, 2010, we entered into a prior letter agreement with Mr. Mara pursuant to which we appointed him to the position of Executive Vice President and Chief Financial Officer effective December 1, 2010. Pursuant to the agreement, we agreed to pay Mr. Mara an annual salary of $465,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, we also granted Mr. Mara restricted stock units with an approximate value of $100,000 (which vest over a three year period).

We also executed a change in control agreement with Mr. Mara that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control” and includes an excise tax gross up provision.

Mr. Mara is also subject to a non-compete, pursuant to which Mr. Mara agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Mara agreed to keep the Company’s proprietary information confidential.

Agreements with Steven J. Kemps

On November 7, 2012, in connection with his resignation, we entered into a letter agreement with Mr. Kemps governing his continued service with the Company. Pursuant to the letter agreement, Mr. Kemps remained in his role as an executive officer of Dean Foods until March 1, 2013 and he agreed to provide consulting services to us on a transitional basis until April 1, 2013. We agreed to treat Mr. Kemps’ resignation as a voluntary termination for Good Reason within the meaning of the Severance Plan and Mr. Kemps will be entitled to receive the amounts payable to him pursuant to such plan as described under the heading “Executive Officer Severance—Executive Severance Pay Plan.” Pursuant to the letter agreement, the base salary and target bonus amount as a percentage of salary for Mr. Kemps remained at its level when the agreement was entered into during the duration of the letter agreement. In addition, Mr. Kemps’ equity awards continued to vest and he continues to be eligible to participate in the company’s Executive Retention Plan, 401(k) plan, Supplemental Executive Retirement Plan and other general welfare and benefit plans through his departure date.

On July 8, 2008, we entered into a prior letter agreement with Mr. Kemps pursuant to which we appointed him to the position of Executive Vice President, General Counsel and Corporate Secretary effective August 1, 2008. Pursuant to this letter agreement, we agreed to pay Mr. Kemps an annual salary of $400,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Kemps was granted 6,000 restricted stock units (which vest over a five year period and are subject to earlier vesting if certain stock performance targets are met) and options to purchase 18,000 shares of our common stock (which vest over a three year period).

We also executed a change in control agreement with Mr. Kemps that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control” and includes an excise tax gross up provision.

Mr. Kemps is also subject to a non-compete, pursuant to which Mr. Kemps agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Kemps agreed to keep the Company’s proprietary information confidential.

Agreements with Kevin C. Yost

On May 19, 2011, we entered into a letter agreement with Mr. Yost pursuant to which we appointed him to the position of Executive Vice President and President, Morningstar effective May 19, 2011. Pursuant to this letter agreement, we agreed to pay Mr. Yost an annual salary of $400,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Yost was eligible for benefits under the Severance Plan.

On November 20, 2012, Morningstar Foods, LLC, which at the time was our indirect wholly-owned subsidiary, entered into a retention and severance agreement with Mr. Yost that provided for certain payments conditioned upon the closing of the sale of our Morningstar division, which was completed on January 3, 2013. Pursuant to the retention and severance agreement, Mr. Yost is entitled to (i) an incentive payment equal to the actual STI award payable to Mr. Yost with respect to the full 2012 performance year (which was later calculated to be $626,279), (ii) a closing payment of $300,000, (iii) an initial retention payment equal to seventy percent of his base salary (or $294,000), subject to certain conditions, and (iv) a subsequent retention payment of $2,000,000, subject to certain conditions. The retention and severance agreement also provides for severance payments and benefits to Mr. Yost, subject to certain conditions and in the event that he is not offered substantially comparable employment by his successor employer or incurs a qualifying termination within one year of the Morningstar divestiture. Potential severance payments and benefits to Mr. Yost consist of (i) a lump sum payment equal to two times the sum of his base salary and his target STI award at the time of the Morningstar divestiture, subject to reduction based on any severance payments paid to Mr. Yost by his successor employer, (ii) a cash payment of up to $50,000 to assist with the cost of providing Mr. Yost with outplacement benefits and to purchase COBRA continuation coverage., and (iii) a lump sum payment of $50,000 for out placement and associated services. All payments and benefits provided to Mr. Yost pursuant to the retention and severance agreement are obligations of Morningstar, which we sold in January 2013, and not of Dean Foods.

We also executed a change in control agreement with Mr. Yost that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control” and includes an excise tax gross up provision.

Mr. Yost is also subject to a non-compete, pursuant to which Mr. Yost agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Yost agreed to keep the Company’s proprietary information confidential.

Agreements with Martin J. Devine

On January 25, 2013, we entered into a letter agreement with Mr. Devine pursuant to which we appointed him to the position of Chief Operating Officer effective November 7, 2012. Pursuant to this letter agreement, we agreed to pay Mr. Devine an annual salary of $450,000, to be reviewed annually by the Compensation Committee. Pursuant to the letter agreement, Mr. Devine is eligible for benefits under the Severance Plan and agreed to waive any potential rights he may have to terminate his employment for “Good Reason” under such plan in connection with the Morningstar divestiture, the WhiteWave IPO and the anticipated Spin-Off.

We also executed a change in control agreement with Mr. Devine that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control” and does not include an excise tax gross up provision.

Mr. Devine is also subject to a non-compete, pursuant to which Mr. Devine agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Devine agreed to keep the Company’s proprietary information confidential.

Agreements with WhiteWave Named Executive Officers

Agreements with Gregg L. Engles. We have not historically maintained an employment agreement with Mr. Engles. In connection with the WhiteWave IPO, WhiteWave entered into an employment agreement with Mr. Engles as described below under “—Employment Agreements with WhiteWave Named Executive Officers.” In addition, we have a change in control agreement with Mr. Engles, which was amended in connection with the WhiteWave IPO, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Engles is also eligible for severance benefits under the Severance Plan described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Agreements with Blaine E. McPeak. In connection with the WhiteWave IPO, WhiteWave entered into an employment agreement with Mr. McPeak as described below under “—Employment Agreements with WhiteWave Named Executive Officers.” This agreement superseded prior letter agreements that we had entered into with Mr. McPeak. We also executed a change in control agreement with Mr. McPeak, which was amended in connection with the WhiteWave IPO, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. McPeak is also subject to a non-compete, pursuant to which Mr. McPeak agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. McPeak agreed to keep the Company’s proprietary information confidential.

Agreements with Thomas N. Zanetich. In connection with the WhiteWave IPO, WhiteWave entered into an employment agreement with Mr. Zanetich as described below under “—Employment Agreements with WhiteWave Named Executive Officers.” This agreement superseded prior letter agreements that we had entered into with Mr. Zanetich. We also executed a change in control agreement with Mr. Zanetich, which was amended in connection with the WhiteWave IPO, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Zanetich is also subject to a non-compete, pursuant to which Mr. Zanetich agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Zanetich agreed to keep the Company’s proprietary information confidential.

Employment Agreements with WhiteWave Named Executive Officers. In connection with the WhiteWave IPO, WhiteWave entered into employment agreements with its U.S.-based executive officers, including all of the WhiteWave named executive officers. Each of these employment agreements has an initial term of three years, and will automatically renew at the end of its then-current term for successive one-year periods, unless and until WhiteWave or the executive officer provides a notice of non-renewal at least 30 days prior to the expiration of the agreement’s then- current term. The agreements provide that each officer will continue to receive a base salary at a rate at least equal to his base salary as of the date of determination of the initial public offering price and annual STI opportunities under our annual STI plan. Each executive officer is entitled to receive benefits coverage consistent with the eligibility provisions of the applicable plans and perquisites on the same basis as generally made available to Dean Foods’ senior executives. The employment agreements also provide that each officer was to receive an IPO Grant in connection with the WhiteWave IPO.

Each of the employment agreements provide that, if WhiteWave terminates the officer without cause or the officer terminates employment with good reason, the officer will receive the same severance benefits that would have been payable to him under the Dean Foods Executive Severance Plan. However, by entering into the employment agreement, each officer agreed to waive any right under the Dean Foods Executive Severance Plan to terminate employment for good reason due to the change in duties, responsibilities, compensation, or location arising from the transfer of his employment to WhiteWave in connection with our initial public offering. The severance benefits that would be payable are (i) a lump sum payment equal to two times the sum of the officer’s base salary and then-current target short-term incentive award; (ii) a prorated short-term incentive award for the year of termination, subject in the case of a covered employee under Section 162(m) to the achievement of the applicable performance criteria; (iii) a cash payment equal to the value of all in-the-money equity awards that would have become vested in the ordinary course if the officer would have continued in our employ for two (or three, in the case of Mr. Engles) additional years; and (iv) an aggregate cash payment of $50,000 to assist with the cost of providing such officer with outplacement benefits and to purchase COBRA continuation coverage.

The terms “cause” and “good reason” in the employment agreements generally have the same definitions as under the Dean Foods Executive Severance Plan, except that two additional events constitute a basis for a termination for good reason for certain of the WhiteWave named executive officers who were previously executive officers of Dean Foods. First, each of Messrs. Engles and Zanetich may voluntarily terminate his employment for good reason within 90 days following the second anniversary of the closing of the WhiteWave IPO if Dean Foods still holds a controlling interest in WhiteWave’s voting securities at that date. The purpose of this clause is to acknowledge that, if WhiteWave continues to be a controlled subsidiary of Dean Foods for two years after the WhiteWave IPO, Messrs. Engles and Zanetich should be treated as having incurred a diminution of their respective duties and responsibilities by accepting a position with WhiteWave. Second, following any spin-off or distribution of WhiteWave’s stock by us such that we no longer hold a controlling interest in WhiteWave’s voting securities, each of Messrs. Engles, McPeak and Zanetich will be deemed to have “good reason” to terminate his employment if WhiteWave does not provide separation benefits in connection with a change of control that are substantially comparable with the level of separation benefits currently provided under the existing Dean Foods change in control agreements or if WhiteWave defines “good reason” or “cause” in a manner that is materially adverse to such executive as compared to the definitions applicable under the existing Dean Foods agreements. This provision, however, does not require that WhiteWave incorporate excise tax gross up provisions in the new change in control agreements.

Each employment agreement also contains several covenants provided by the officer for WhiteWave’s benefit. Each officer agreed not to compete with WhiteWave’s business or to solicit its employees for hire during his employment and during the one-year period following termination of employment. Each officer is also required to maintain the confidentiality of WhiteWave’s confidential information and to return all company property upon the cessation of employment.

How much stock do our executive officers and directors own?

The following table presents information as of March 1, 2013 concerning:

•	each director and each Named Executive Officer, and

•	all directors and executive officers as a group, including executive officers not named in the table.

Beneficial Owner	Number of Shares Common Stock		Exercisable Options(1)		Total	Percent(2)
Tom C. Davis	17,273		113,918		131,191	0.07%
Martin J. Devine	32,258		208,475		240,733	0.13%
Gregg L. Engles	2,893,859	(3)	5,074,934		7,968,793	4.16	%(3)
Stephen L. Green	239,733	(4)	82,345		322,078	0.17	%(4)
Joseph S. Hardin, Jr	259,322	(5)	113,918		373,240	0.20	%(5)
Janet Hill	42,252		113,918		156,170	0.08%
Steven J. Kemps	27,128		239,645		266,773	0.14%
J. Wayne Mailloux	56,536		45,356		101,892	0.05%
Shaun P. Mara	45,607		86,800		132,407	0.07%
John R. Muse	367,877	(6)	113,918		481,795	0.26	%(6)
Hector M. Nevares	477,182		113,918		591,100	0.32%
Gregg A. Tanner	162,494		430,135		592,629	0.32%
Jim L. Turner	392,600	(7)	113,918	(8)	506,518	0.27	%(7)(8)
Robert T. Wiseman	—		—		—	0.00%
Doreen A. Wright	15,000		45,356		60,356	0.03%
Kevin C. Yost	7,879		—		7,879	0.00%
Executive Officers and Directors as a Group, including 5 executive officers not named in the table	5,104,924		7,112,107		11,933,554	6.17%

(1)	As of March 1, 2013, and including options exercisable and restricted stock units vesting within the next 60 days. All unvested options and restricted stock units granted by the Compensation Committee from 2010 to 2012 immediately vest if an employee with 10 years of service reaches the age of 55 and retires. Pursuant to this provision, if either Mr. Engles or Mr. Devine elects to retire, all of his respective outstanding equity awards granted between 2010 and 2012 would vest and become exercisable.

(2)	Percentages based on 186,315,212 shares of common stock issued and outstanding as of March 1, 2013, plus option shares of the particular person(s), which are exercisable within 60 days, and restricted stock units vesting within 60 days, if applicable.

(3)	Includes 2,088,429 shares pledged as security for bank loans and 805,330 shares pledged to a securities margin account, of which, 450,000 shares are held by a family limited partnership. Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make investment decisions relating to the shares, including the voting thereof, owned by the limited partnership. Mr. Engles disclaims beneficial ownership of all shares not directly owned by him.

(4)	Includes 199,802 shares held by irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 3,150 shares held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(6)	Includes 2,550 shares owned by Mr. Muse’s spouse and 2,000 owned by minor children sharing Mr. Muse’s household; Mr. Muse disclaims ownership of all such shares.

(7)	Includes 70,259 shares held by Mr. Turner’s spouse; Mr. Turner dislaims ownership of such shares.

(8)	Includes 6,526 options held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such options.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	10,377,365	5.57%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	15,604,275	8.38%

(1)	Based on 186,315,212 shares of common stock issued and outstanding as of March 1, 2013.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2013, by and on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity Management”), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Fidelity Management is a wholly-owned subsidiary of FMR and Mr. Johnson has reported controlling interest in FMR. FMR reported beneficial ownership with respect to 10,377,365 shares, distributed as follows: FMR (reporting sole voting power with respect to a total of 71,481 shares and sole dispositive power with respect to a total of 10,377,365 shares); Fidelity Management (reporting beneficial ownership of 10,306,460 shares, and reporting sole dispositive power of such shares by Mr. Johnson and FMR); Strategic Advisers, Inc., a wholly-owned subsidiary of FMR (reporting beneficial ownership of 13,040 shares); and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR (reporting beneficial ownership of 57,865 shares, and reporting sole dispositive power and sole power to direct the voting of such shares by Mr. Johnson and FMR).

(3)	Based on a Schedule 13G/A filed with the SEC on February 11, 2013, The Vanguard Group reported sole voting power with respect to 267,552 shares, sole dispositive power with respect to 15,346,523 shares and shared dispositive power with respect to 257,752 shares.

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating/Corporate Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a related party must be reported to our General Counsel and reviewed and approved by the Nominating/Corporate Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Nominating/Corporate Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Nominating/Corporate Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Nominating/Corporate Governance Committee for approval at the next Nominating/Corporate Governance Committee meeting, or where it is not practicable or desirable to wait until the next Nominating/Corporate Governance Committee meeting, to the Chair of the Nominating/Corporate Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Nominating/Corporate Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Nominating/Corporate Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Nominating/Corporate Governance Committee annually.

The Nominating/Corporate Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Nominating/Corporate Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. No related party transactions were considered by the Nominating/Corporate Governance Committee in 2012.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	15,535,723		$19.77	9,217,805	(1)(2)
Equity compensation plans not approved by security holders	300,908	(3)	$17.23	1,541,788	(4)(5)

Total	15,836,631	(6)	$19.73	10,759,593

(1)	Includes 2,017,148 shares reserved for issuance upon vesting of outstanding RSUs and restricted stock awards, including approximately 125,000 RSUs related to Morningstar employees, which were cancelled subsequent to December 31, 2012 in connection with the sale of our Morningstar division.

(2)	Subsequent to December 31, 2012, the Compensation Committee granted RSUs in connection with our annual long-term incentive award grant cycle. These grants were made under the 2007 Plan and accordingly reduced the remaining shares available for future grants under the 2007 Plan. Following these additional grants, and including stock option exercises, stock option and RSU cancellations, shares withheld for taxes on vested RSUs, and additional vestings of RSUs after the end of fiscal 2012, the following is a summary of our 2007 Plan as of March 1, 2013:

•	There are 14,855,760 shares of stock to be issued upon exercise of outstanding options, with a weighted average price of $19.9756 and a weighted average remaining term of 4.74 years.

•	There are 1,412,040 shares of stock to be issued upon vesting of outstanding RSUs and restricted stock awards.

•	The number of shares available for future grants under the 2007 Plan is 9,422,677, of which approximately 2,023,731 shares can be granted as RSUs or restricted stock awards.

(3)	Consists of stock options issued as “inducement grants,” as such term is defined by the NYSE. The stock options generally vest over three years and will expire on the tenth anniversary of the date of grant. The stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by stockholders.

(4)	Reflects 25,518 shares reserved for issuance upon vesting of outstanding RSUs.

(5)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spin-off of TreeHouse Foods, Inc. and the special dividend paid on April 2, 2007.

(6)	Includes approximately 700,000 options outstanding at December 31, 2012 related to Morningstar employees, which were cancelled subsequent to December 31, 2012 in connection with the sale of our Morningstar division.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2012 except for one report on Form 4 filed by Mr. Tanner that reported late two RSU grants.

Appendix A

FORM OF

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DEAN FOODS COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Dean Foods Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended by adding a second and third paragraph which read as follows:

“Effective upon the effective time of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each two to eight shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock, the exact ratio within the two to eight range to be determined by the board of directors of the Corporation prior to the Split Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the New York Stock Exchange immediately following the Split Effective Time.

Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Split Effective Time).”

2. This Certificate of Amendment shall be effective [            ], 2013 at [        ] [A.M/P.M.] Eastern Time.

A-1

Appendix B

DEAN FOODS COMPANY

2007 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x); and

(v)	the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means Dean Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means April 2, 2007, the date on which the Plan was approved by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

“Full Value Award” shall mean any award of Restricted Stock, Restricted Stock Units or Performance Shares and any Other-Stock Based Awards.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times. Notwithstanding the foregoing, except to the extent arising pursuant to an adjustment effected in accordance with Section 4(d) or 10(b), the Committee shall not have the authority to amend or otherwise modify any outstanding Option or SAR in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing or otherwise provide consideration for the cancellation or surrender of any Option or SAR that has an exercise price below the then Fair Market Value of a share of Stock.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 12,340,000 shares, plus the number of shares remaining available for issuance as of the Effective Date under both the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan. Such maximum number of shares shall be subject to adjustment in Section 4(d). For purposes of applying the limit set forth in this Section 4(a), any shares of Common Stock subject to Full Value Awards granted after the annual shareholders meeting held in May 2013 shall be counted as though the grant of 1.67 shares of Common Stock for every share of Common Stock subject thereto. Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) (i) upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and (ii) any shares of Stock that are cancelled or surrendered to satisfy a Participant’s applicable tax withholding obligations shall not again become available for issuance. To the extent that any Full Value Award granted under the Plan after the annual shareholders meeting held in May 2013 expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock, such recovery of such Award shall be treated for purposes of applying the maximum share limitation in Section 4(a) as a recovery of 1.67 shares of Common Stock for each share of Common Stock subject to such Full Value Award. In no event shall any shares surrendered by a Participant to exercise any Award or the repurchase of shares by the Company from any cash proceeds paid to exercise any Award increase the number of shares of Stock available for issuance under the Plan.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.

SECTION 5. PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above. No dividends or dividend equivalents will be paid on unearned Performance Shares or any unearned Performance Awards.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i)

Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards,

Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over five years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i)	Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 8. OTHER STOCK-BASED AWARDS

(a) Other Stock Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i)	In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)	Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the value that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or in part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i)	Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

SECTION 11. DEFERRALS AND SECTION 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.

SECTION 12. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on XXXXXX XX, 20XX.

Vote by Internet • Go to www.investorvote.com/DF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5, and AGAINST
Proposals 6, 7, 8 and 9.

1. Nominees for a 1-year term:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Gregg L. Engles	☐	☐	☐	02 - Tom C. Davis	☐	☐	☐	03 - Jim L. Turner	☐	☐	☐
04 - Robert T. Wiseman	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2.   Proposal to approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our issued common stock by a ratio of not less than 1-for-2 and not more than 1-for-8, such ratio to be determined by the Board and conditioned upon the Spin-Off of The WhiteWave Foods Company.

	☐	☐	☐	6. Stockholder proposal to limit accelerated vesting of equity awards pursuant to a change in control of our Company.	☐	☐	☐

				7. Stockholder proposal related to the retention of equity awards.	☐	☐	☐

3. Proposal to amend our 2007 Stock Incentive Plan.	☐	☐	☐	8. Stockholder proposal to adopt a policy relating to the dehorning of cattle by the Company’s suppliers.	☐	☐	☐

4. Proposal to approve, on an advisory basis, our executive compensation.	☐	☐	☐	9. Stockholder proposal related to an independent Chairman of the Board.	☐	☐	☐

5. Proposal to ratify Deloitte & Touche LLP as independent auditor.	☐	☐	☐	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder:

On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.

If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2013 Annual Meeting of Stockholders and the 2012 annual report online through the following address: www.deanfoods.com/proxymaterials.

If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.

Thank you for your attention to these matters.

Dean Foods Company

You can view the Dean Foods Company Proxy Statement and Annual Report on the Internet at: www.deanfoods.com/proxymaterials

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — DEAN FOODS COMPANY

ANNUAL MEETING OF STOCKHOLDERS – May [ — ], 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg A. Tanner and Rachel A. Gonzalez, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 28, 2013, at the Annual Meeting of Stockholders to be held on [ — ], May [ — ], 2013, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5, AND AGAINST PROPOSALS 6, 7, 8 AND 9.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+